As filed with the Securities and Exchange Commission on February 15, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ALEXANDER & BALDWIN HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Hawaii (State or other jurisdiction of incorporation or organization)	4400 (Primary Standard Industrial Classification Code Number)	45-4476521 (I.R.S. Employer Identification Number)

822 Bishop Street
Post Office Box 3440, Honolulu, Hawaii 96801
808-525-6611
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Alyson J. Nakamura
Secretary and Assistant General Counsel
Alexander & Baldwin Holdings, Inc.
822 Bishop Street
Honolulu, Hawaii 96813
(808) 525-6611
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of Correspondence to:

Marc S. Gerber
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C. 20005
Telephone: (202) 371-7000
Facsimile: (202) 661-8200

           Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

    Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

    Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)    ☐

    CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common stock, without par value	41,870,879	$47.025	$1,968,978,084.98	$225,644.89

(1)
Estimated solely for calculating the registration fee pursuant to Rule 457(f) and Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low prices of Alexander & Baldwin, Inc. common stock on the consolidated reporting system of the New York Stock Exchange on February 10, 2012.

           The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to section 8(a), may determine.

EXPLANATORY NOTE

        The proxy statement/prospectus that forms a part of this Registration Statement consists of (i) a proxy statement relating to the annual meeting of shareholders of Alexander & Baldwin, Inc. ("A&B", the "Company", "we", "us" and "our") and (ii) a prospectus relating to the common stock of Alexander & Baldwin Holdings, Inc. ("Holdings").

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 15, 2012

822 Bishop Street, Honolulu, Hawaii 96813

PROXY STATEMENT/PROSPECTUS

A HOLDING COMPANY MERGER IS PROPOSED—YOUR VOTE IS VERY IMPORTANT

To the Shareholders of Alexander & Baldwin, Inc.:

        You are invited to attend the 2012 Annual Meeting of Shareholders of Alexander & Baldwin, Inc. ("A&B" or the "Company"), to be held in the Bankers Club on the 30th Floor of the First Hawaiian Center, 999 Bishop Street, Honolulu, Hawaii, on                        ,             , 2012 at             a.m., Honolulu time.

        At the Annual Meeting, you will be asked to vote on a proposal, which we refer to as the "holding company merger proposal," to approve an agreement and plan of merger to create a holding company structure for A&B.

        Reorganizing into a holding company will help facilitate the previously announced plan to pursue the separation of A&B into two independent, publicly traded companies (one company comprising A&B's real estate and agriculture businesses and the other comprising A&B's transportation business). The reorganization will allow A&B to organize and segregate the assets of its different businesses in an efficient manner prior to the separation and will assist in facilitating the third party and governmental consents and approvals process. Through this planned separation, we are creating two strong public companies—A&B and Matson—to maximize long-term shareholder value.

        In addition, reorganizing into a holding company will help protect the long-term value of Matson by helping to ensure our continuing compliance with the U.S. maritime and vessel documentation laws applicable to our company, popularly referred to as the Jones Act. Under the Jones Act, only those vessels that are owned and controlled by U.S. citizens, manned by predominantly U.S. crews and built in and registered under the laws of the United States are allowed to engage in the transportation of merchandise and passengers for hire in U.S. territorial waters, referred to as the "Coastwise Trade." The Jones Act is a long-standing U.S. maritime policy that serves to foster a strong homeland defense. Cabotage laws, which restrict the right to ship cargo between domestic ports to only domestic vessels, are not unique to the U.S. and exist in more than 50 countries around the world.

        As described in this proxy statement/prospectus, shares of the new holding company common stock to be issued to A&B shareholders in the holding company merger will be subject to certain transfer and ownership restrictions, referred to as the "Maritime Restrictions," designed to prevent certain situations from occurring that could jeopardize our eligibility as a U.S. citizen under the Jones Act and, therefore, our ability to engage in Coastwise Trade. The Maritime Restrictions, which are similar to the restrictions in the governing documents of other publicly traded companies engaged in the Coastwise Trade, include a 22% limit on the maximum percentage of shares that may be owned by non-U.S. citizens. Any purported transfer that would result in more than 22% of the outstanding shares being owned by non-U.S. citizens will be void and ineffective. Also, such non-U.S. citizens will not be entitled to any voting, dividend or distribution rights with respect to such shares in excess of the maximum percentage and may be required to disgorge any profits, dividends or distributions received with respect to such excess shares. Other than the Maritime Restrictions, your rights as a shareholder of the new holding company will be substantially the same as your rights as a shareholder of A&B.

        In the holding company merger, your existing shares of A&B common stock will be automatically converted, on a one-for-one basis, into shares of the new holding company common stock. As a result, you will own the same number and percentage of shares of the new holding company common stock as you own of A&B common stock before the merger. The merger will be tax-free for A&B shareholders. We expect the shares of the new holding company common stock to trade on the New York Stock Exchange under A&B's current trading symbol, "ALEX." On February 13, 2012, the last trading day before announcement of the holding company merger proposal, the closing price per share of A&B common stock was $48.11.

        Our Board has carefully considered the agreement and plan of merger and believes that it is advisable and in the best interest of our shareholders, and unanimously recommends that you vote "FOR" the holding company merger proposal.

        Approval of the holding company merger proposal requires the affirmative vote of at least three-fourths of all of the issued and outstanding shares of A&B common stock. Shareholder approval is not required for the separation and you are not being asked to vote on the separation. The separation is not conditioned in any way on the holding company merger proposal. If a sufficient number of affirmative votes are not cast in favor of the holding company merger proposal, the Board intends to continue to pursue the separation. However, the separation remains subject to a number of contingencies and there can be no assurances that the separation will occur.

        At the Annual Meeting, in addition to the holding company merger proposal (Item 1 on the proxy card), you will be asked to vote on proposals to: (i) approve, if necessary, the adjournment of the Annual Meeting to solicit additional proxies in favor of the holding company merger proposal (Item 2 on the proxy card); (ii) elect ten directors (Item 3 on the proxy card); (iii) approve, in an advisory (non-binding) vote, the compensation of our named executive officers (Item 4 on the proxy card); and (iv) ratify the Audit Committee's appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2012 (Item 5 on the proxy card). In addition to voting on the matters described above, we will have the opportunity to discuss A&B's financial performance during 2011, and our future plans and expectations.

        Our Board unanimously recommends that you vote "FOR" the adjournment proposal, "FOR" all nominees for director, "FOR" the non-binding executive compensation proposal and "FOR" ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the ensuing year.

        Your vote is important—no matter how many or how few shares you may own. Whether or not you now plan to attend the Annual Meeting, please vote as soon as possible. You may vote via the Internet, by telephone or by signing, dating and mailing the enclosed proxy card. Specific instructions for shareholders of record who wish to use Internet or telephone voting procedures are included in the enclosed proxy statement/prospectus. Any shareholder attending the Annual Meeting may vote in person even if a proxy has been returned.

        The accompanying notice of meeting and this proxy statement/prospectus provide specific information about the Annual Meeting and explain the various proposals. Please read these materials carefully. In particular, you should consider the discussion of risk factors beginning on page 16 before voting on the holding company merger proposal.

        Thank you for your continued support of A&B.

Sincerely,
/s/ STANLEY M. KURIYAMA STANLEY M. KURIYAMA President and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

        This proxy statement/prospectus is dated                        , 2012 and is being first mailed to Alexander & Baldwin,  Inc. shareholders on or about                        , 2012.

822 Bishop Street, Honolulu, Hawaii 96813

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        The Annual Meeting of Shareholders of Alexander & Baldwin, Inc. will be held in the Bankers Club on the 30th Floor of the First Hawaiian Center, 999 Bishop Street, Honolulu, Hawaii, on                        ,                         , 2012 at             a.m., Honolulu time, to:

  1.
  Consider a proposal, which we refer to as the "holding company merger proposal," to approve an agreement and plan of merger that will create a holding company structure for the company in order to help facilitate the previously announced plan to pursue the separation of A&B into two independent, publicly traded companies and to help ensure our continued compliance with the Jones Act. This agreement is included in the accompanying proxy statement/prospectus as Annex I;

  2.
  Consider a proposal, which we refer to as the "adjournment proposal," to approve, if necessary, the adjournment of the Annual Meeting to solicit additional proxies in favor of the holding company merger proposal;

  3.
  Elect ten directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected;

  4.
  Conduct an advisory vote on executive compensation;

  5.
  Ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the ensuing year; and

  6.
  Transact such other business as properly may be brought before the meeting or any adjournment or postponement thereof.

        Our Board of Directors has determined that the proposed agreement and plan of merger is advisable and in the best interest of our shareholders, and unanimously recommends that shareholders vote "FOR" the holding company merger proposal. In addition, our Board unanimously recommends that shareholders vote "FOR" the adjournment proposal, "FOR" all nominees for director, "FOR" the non-binding executive compensation proposal and "FOR" ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the ensuing year. Your vote "FOR" the holding company merger proposal will also constitute a vote "FOR" the assumption by Holdings of the various A&B equity incentive compensation plans (including the existing share reserves under such plans), which were previously approved by shareholders, and all the outstanding equity awards under those plans.

        Shareholders as of the record date are entitled to assert dissenters' rights under Part XIV of Chapter 414 of the Hawaii Business Corporation Act with respect to the holding company merger proposal. A copy of Part XIV is attached as Annex IV to the accompanying proxy statement/prospectus.

        The Board of Directors has set the close of business on                  , 2012 as the record date for the meeting. Owners of Alexander & Baldwin,  Inc. stock at the close of business on that date are entitled to receive notice of and to vote at the meeting or any adjournment or postponement thereof. Shareholders will be asked at the meeting to present a valid photo identification. Shareholders holding stock in brokerage accounts must present a copy of a brokerage statement reflecting stock ownership as of the record date.

        IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY VOTE VIA THE INTERNET OR BY TELEPHONE, OR MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED.

By Order of the Board of Directors,
/s/ ALYSON J. NAKAMURA ALYSON J. NAKAMURA Corporate Secretary
, 2012

 ADDITIONAL INFORMATION

        This document, which is sometimes referred to as this proxy statement/prospectus, constitutes a proxy statement of Alexander & Baldwin, Inc. with respect to the solicitation of proxies by Alexander & Baldwin, Inc. for the annual meeting described within and a prospectus of Alexander & Baldwin Holdings, Inc. for the shares of common stock of Alexander & Baldwin Holdings, Inc. to be issued pursuant to the proposed agreement and plan of merger. As permitted under the rules of the Securities and Exchange Commission, or the SEC, this proxy statement/prospectus incorporates important business and financial information about us that is contained in documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. You may obtain copies of these documents, without charge, from the web site maintained by the SEC at www.sec.gov, as well as other sources. See "Where You Can Find Additional Information" beginning on page 84. You may also obtain copies of these documents, without charge, from Alexander & Baldwin, Inc. by writing or calling:

Alexander & Baldwin, Inc.
822 Bishop Street
Post Office Box 3440
Honolulu, Hawaii 96801
808-525-6611

        You also may obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from the proxy solicitor for the merger at the following addresses and telephone number:

Morrow & Co., LLC
470 West Avenue
Stamford, Connecticut 06902
Banks and Brokerage Firms, Please Call: (203) 658-9400
Holders Call Toll Free: (888) 813-7566

        To receive timely delivery of requested documents in advance of the annual meeting, you should make your request no later than                  , 2012.

        You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus is a part to vote on the proposals being presented at the annual meeting. No one has been authorized to provide you with information that is different from what is contained in this document or in the incorporated documents.

        This proxy statement/prospectus is dated                  , 2012. You should not assume the information contained in this proxy statement/prospectus is accurate as of any date other than this date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of the Alexander & Baldwin Holdings, Inc. common stock pursuant to the proposed agreement and plan of merger implies that information is accurate as of any other date.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who may attend the Annual Meeting?

        All shareholders are invited to attend the Annual Meeting. If you are the beneficial owner of shares held in the name of your broker, bank or other nominee, you must bring proof of ownership (e.g., a current broker's statement) in order to be admitted to the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

        You are entitled to receive notice of, and to vote at, the Annual Meeting if you own shares of A&B common stock at the close of business on                  , 2012, the record date for the Annual Meeting. At the close of business on the record date, there were          shares of A&B common stock issued and outstanding.

What matters will be voted on at the Annual Meeting?

        There are five proposals scheduled to be considered and voted on at the Annual Meeting:

  •
  Approval of an agreement and plan of merger that will create a new holding company structure in order to facilitate the previously announced plan to pursue the separation of A&B into two independent, publicly traded companies and to help ensure our continued compliance with the Jones Act (the holding company merger proposal);

  •
  Approval, if necessary, of the adjournment of the Annual Meeting to solicit additional proxies in favor of the holding company merger proposal (the adjournment proposal);

  •
  Election of ten directors;

  •
  Advisory vote on executive compensation; and

  •
  Ratification of appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2012.

Shareholders also will be asked to consider and vote at the Annual Meeting on any other matter that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting. At this time, the Board is unaware of any matters, other than those set forth above, that may properly come before the Annual Meeting.

What are the Board's voting recommendations?

        The Board recommends that you vote as follows:

  •
  "FOR" the holding company merger proposal;

  •
  "FOR" the adjournment proposal;

  •
  "FOR" each of the ten nominees for director;

  •
  "FOR" the approval, on an advisory basis, of our executive compensation; and

  •
  "FOR" the ratification of the appointment of our independent registered public accounting firm.

How do I vote by proxy before the Annual Meeting?

        If you are a shareholder of record, you may submit a proxy by telephone, via the Internet or by mail.

  •
  Submitting a Proxy by Telephone: You can submit a proxy for your shares by telephone until 11:59 p.m. Eastern Standard Time (6:59 p.m. Honolulu Time), on                  , 2012, by calling

    1-866-540-5760. Telephone proxy submission is available 24 hours a day. Easy-to-follow voice prompts allow you to submit a proxy for your shares and confirm that your instructions have been properly recorded. Our telephone proxy submission procedures are designed to authenticate shareholders by using individual control numbers.

  •
  Submitting a Proxy Via the Internet: You can submit a proxy via the Internet until 11:59 p.m. Eastern Standard Time (6:59 p.m. Honolulu Time), on                  , 2012, by accessing the website listed on your proxy card, http://www.proxyvoting.com/alex, and following the instructions you will find on the website. Internet proxy submission is available 24 hours a day. As with telephone proxy submission, you will be given the opportunity to confirm that your instructions have been properly recorded.

  •
  Submitting a Proxy by Mail: If you choose to submit a proxy by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

By casting your vote in any of the three ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions. You may also attend the Annual Meeting and vote in person.

        If you are a "street name" holder, you must provide instructions on voting to your broker, bank, trust or other nominee holder.

What is the difference between a "shareholder of record" and a "street name" holder?

        These terms describe how your shares are held. If your shares are registered directly in your name with our independent transfer agent and registrar, Computershare Shareowner Services LLC, you are a "shareholder of record." If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a "street name" holder and you are considered the "beneficial owner" of the shares. As the beneficial owner of shares, you have the right to direct your broker, trustee or nominee how to vote your shares, and you will receive separate instructions from your broker, bank or other holder of record describing how to vote your shares.

How many proxy cards will I receive?

        You will receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts and custodial accounts) or in multiple accounts. If your shares are held in "street name," you will receive your proxy card or other voting information from your broker, bank, trust or other nominee, and you will return your proxy card or cards to such broker, bank, trust or other nominee. You should complete and sign each proxy card you receive.

Can I vote my shares in person at the Annual Meeting?

        Yes. If you decide to join us in person at the Annual Meeting and you are a "shareholder of record," you may vote your shares in person at the Annual Meeting. If you hold your shares as a "street name" holder, you must obtain a proxy from your broker, bank, trust or other nominee, giving you the right to vote the shares at the Annual Meeting.

Can I change my vote after I have submitted a proxy?

        You may revoke your proxy at any time before it is exercised by:

  •
  delivering to the Company Secretary a written notice of revocation, dated later than the proxy, before the vote is taken at the Annual Meeting;

  •
  delivering to the Company Secretary an executed proxy bearing a later date, before the vote is taken at the Annual Meeting;

  •
  submitting a proxy on a later date by telephone or via the Internet (only your last telephone or Internet proxy will be counted), before 11:59 p.m. Eastern Standard Time (6:59 p.m. Honolulu Time), on                  , 2012; or

  •
  attending the Annual Meeting and voting in person (your attendance at the Annual Meeting, in and of itself, will not revoke the proxy).

        Any written notice of revocation, or later dated proxy, should be delivered to:

Alyson J. Nakamura
Secretary and Assistant General Counsel
Alexander & Baldwin, Inc.
822 Bishop Street
Honolulu, Hawaii 96813
(808) 525-6611

        Alternatively, you may hand deliver a written revocation notice, or a later dated proxy, to the Company Secretary at the Annual Meeting before we begin voting.

        If your shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change your vote.

What constitutes a quorum for the Annual Meeting?

        In order to take action on the proposals at the Annual Meeting, a quorum, consisting of a majority of the issued and outstanding shares entitled to vote as of the record date, must be present in person or by proxy. Abstentions and broker non-votes will be counted as shares that are present for purposes of determining quorum.

What are the voting requirements for each of the proposals?

        The affirmative vote of at least three-fourths of all the issued and outstanding shares of common stock is required to approve the holding company merger proposal. Provided a quorum is present, the affirmative vote of a majority of the shares of common stock present or represented at the Annual Meeting, and entitled to vote thereat, is required to approve the adjournment proposal. Provided a quorum is present, the affirmative vote of a majority of the shares of common stock present or represented at the Annual Meeting is required to approve the election of each director nominee, the advisory vote on executive compensation and the ratification of the appointment of the Company's independent registered public accounting firm.

What is a broker "non-vote"?

        A broker non-vote occurs when a broker or other nominee who holds shares for a beneficial owner is unable to vote those shares for the beneficial owner because the broker or other nominee does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner of the shares. Brokers will have discretionary voting power to vote shares for which no voting instructions have been provided by the beneficial owner only with respect to the proposal to ratify the appointment of the Company's independent registered public accounting firm. Brokers will not have such discretionary voting power to vote shares with respect to the holding company merger proposal, the adjournment proposal, the election of directors or the advisory vote on executive compensation.

 How will abstentions and broker non-votes affect the votes?

        Abstentions will have the same effect as a vote "AGAINST" the holding company merger proposal, the adjournment proposal, the advisory vote on executive compensation and the ratification of the appointment of the independent registered public accounting firm. Broker non-votes will have the same effect as a vote to withhold authority in the election of directors and will have the same effect as a vote "AGAINST" the holding company merger proposal and the advisory vote on executive compensation. Broker non-votes will have no effect on the outcome of the vote on the adjournment proposal.

How will my shares be voted if I give my proxy but do not specify how my shares should be voted?

        If you provide specific voting instructions, your shares will be voted at the Annual Meeting in accordance with your instructions. If you hold shares in your name and sign and return a proxy card without giving specific voting instructions, your shares will be voted "FOR" each of the proposals in accordance with the Board's recommendations.

Who will count the votes?

        At the Annual Meeting, votes will be counted by an election inspector from Computershare Shareowner Services LLC. Such representative will be present at the Annual Meeting to process the votes cast by our shareholders, make a report of inspection, count the votes cast by our shareholders and certify as to the number of votes cast on each proposal.

Who will conduct the proxy solicitation and how much will it cost?

        We are soliciting proxies from shareholders on behalf of our Board and will pay for all costs incurred by it in connection with the solicitation. In addition to solicitation by mail, the directors, officers and employees of A&B and its subsidiaries may solicit proxies from shareholders in person or by telephone, facsimile or email without additional compensation other than reimbursement for their actual expenses.

        We have retained Morrow & Co., a proxy solicitation firm, to assist us in the solicitation of proxies for the Annual Meeting. A&B will pay Morrow & Co. a fee of approximately $25,000 and reimburse the firm for reasonable out-of-pocket expenses.

        Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and we will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with the forwarding of solicitation materials to the beneficial owners of our stock.

Where can I find the voting results of the annual meeting?

        We will announce preliminary voting results at the Annual Meeting and publish final results on a Form 8-K filed with the SEC within four business days after the Annual Meeting.

        If you have any questions about voting your shares or attending the Annual Meeting, please call our Corporate Secretary at (808) 525-8450 or Morrow & Co. at (203) 658-9400 or (888) 813-7566.

QUESTIONS AND ANSWERS ABOUT THE HOLDING COMPANY MERGER PROPOSAL

What is the holding company merger proposal?

        We are asking you to approve the creation of a new holding company structure for A&B to help facilitate the previously announced plan to pursue the separation of A&B into two independent, publicly traded companies (one company comprising A&B's real estate and agriculture businesses and the other comprising A&B's transportation business) and to help ensure our continued compliance with the Jones Act.

        The proposal is for shareholders to approve an agreement and plan of merger (the "Merger Agreement") by and among (i) A&B, (ii) Alexander & Baldwin Holdings, Inc., a Hawaii corporation and a direct, wholly owned subsidiary of A&B, which we refer to herein as "Holdings" and (iii) A&B Merger Corporation, a Hawaii corporation and a direct, wholly owned subsidiary of Holdings, which we refer to herein as "Merger Sub." Holdings and Merger Sub are newly formed entities organized by A&B for the purpose of participating in the Merger (as defined below).

        As a result of the Merger, Holdings will replace A&B as the Hawaii-based, publicly held corporation through which our operations are conducted. Pursuant to the Merger Agreement, Merger Sub will merge with and into A&B, with A&B continuing as the surviving corporation, and each outstanding share of A&B common stock will be automatically converted into one share of Holdings common stock (the "Merger"). Following consummation of the Merger, (i) A&B will be a direct, wholly owned subsidiary of Holdings, (ii) Holdings, as the new holding company, will (through its subsidiaries) conduct all of the operations conducted by A&B immediately prior to the Merger and (iii) you will own the same ownership percentage of Holdings as you owned of A&B immediately prior to the Merger.

        A copy of the Merger Agreement is attached as Annex I to this proxy statement/prospectus. You are encouraged to read the Merger Agreement carefully.

Why are you creating a holding company structure for A&B?

        On December 1, 2011, we announced that our Board had unanimously approved a plan to pursue the separation of A&B into two independent, publicly-traded companies (the "Separation"). The holding company structure created by the Merger will help facilitate the Separation by allowing A&B to organize and segregate the assets of its different businesses in an efficient manner prior to the Separation and by facilitating the third party and governmental consents and approvals process.

        In addition, the holding company reorganization will help protect the long-term value of A&B's transportation business by helping preserve A&B's status as a U.S. citizen under certain U.S. maritime and vessel documentation laws (popularly referred to as the Jones Act) by, among other things, limiting the percentage of outstanding shares of common stock in the holding company that may be owned (of record or beneficially) or controlled in the aggregate by non-U.S. citizens (as defined by the Jones Act) to a maximum permitted percentage of 22%. Under the Jones Act, only those vessels that are owned and controlled by U.S. citizens, manned by predominantly U.S. crews and built in and registered under the laws of the United States are allowed to engage in the transportation of merchandise and passengers for hire in U.S. territorial waters, referred to as the "Coastwise Trade." The Jones Act is a long-standing U.S. maritime policy that serves to foster a strong homeland defense. Cabotage laws, which restrict the right to ship cargo between domestic ports to only domestic vessels, are not unique to the U.S. and exist in more than 50 countries around the world.

        For more information, see "The Holding Company Merger Proposal—Reasons for the Merger," beginning on page 21.

 If the shareholders do not approve the holding company merger proposal, does A&B intend to continue to pursue the Separation?

        Yes. The Separation is not conditioned in any way on the holding company merger proposal. If a sufficient number of affirmative votes are not cast in favor of the holding company merger proposal, we intend to continue to pursue the Separation. However, there can be no assurances that the Separation will be completed as it remains subject a number of contingencies, including final approval by our Board.

Am I being asked to vote on the Separation?

        No. Shareholder approval of the Separation is not required and you are not being asked to vote on the Separation. You are only being asked to approve the holding company merger proposal as a means to facilitate the Separation.

Will the management or the businesses of A&B change as a result of the Merger?

        No. The management and businesses of our Company will not change as a result of the Merger.

What will the name of the public company be following the Merger?

        The name of the public company following the Merger will be "Alexander & Baldwin Holdings, Inc." If the Separation is consummated, we expect that Holdings' name will be changed to "Matson, Inc."

Will the company's CUSIP number change as a result of the Merger?

        Yes. Following the Merger, Holdings' CUSIP number will be            .

What will happen to my A&B stock as a result of the Merger?

        In the Merger, your shares of A&B common stock will automatically be converted into the same number of shares of common stock of Holdings. As a result, you will become a shareholder of Holdings and will own the same number and percentage of shares of Holdings common stock that you owned of A&B common stock immediately prior to the Merger. We expect that Holdings common stock will be listed on the New York Stock Exchange ("NYSE") under A&B's current trading symbol, "ALEX."

Will I have to turn in my stock certificates?

        No. You do not have to turn in your stock certificates. We will not require you to exchange your stock certificates as a result of the Merger. After the Merger, your A&B common stock certificates will represent the same number of shares of Holdings common stock as they represented of A&B common stock prior to the Merger.

        Within a reasonable period of time following consummation of the Merger, Holdings will mail you a letter of transmittal, in customary form, and instructions for use in effecting the surrender of your A&B stock certificates, if you so choose, in exchange for Holdings stock certificates or non-certificated shares of Holdings common stock in book-entry form.

How will being a shareholder of Holdings be different from being a shareholder of A&B?

        Your rights as a shareholder of Holdings will be substantially the same as your rights as a shareholder of A&B, including rights as to voting and dividends, except that your shares of Holdings common stock will be subject to certain transfer and ownership restrictions (the "Maritime

Restrictions") designed to prevent certain situations from occurring that could jeopardize our eligibility as a U.S. citizen under the Jones Act and, therefore, our ability to engage in the Coastwise Trade. The Maritime Restrictions include a 22% limit on the maximum percentage of shares that may be owned by non-U.S. citizens. Any purported transfer that would result in more than 22% of the outstanding shares being owned by non-U.S. citizens will be void and ineffective. In the event such transfers are unable to be voided, shares in excess of the maximum percentage are subject to automatic sale by a trustee appointed by Holdings or, if such sale is ineffective, redemption by Holdings. In any event, such non-U.S. citizens will not be entitled to any voting, dividend or distribution rights with respect to such excess shares and may be required to disgorge any profits, dividends or distributions received with respect to such excess shares. If the Merger is completed, the Maritime Restrictions will be binding on your shares of Holdings common stock even if you do not vote for the holding company merger proposal.

        For more information, see "The Holding Company Merger Proposal—Comparative Rights of Holders of Holdings Common Stock and A&B Common Stock" and "Description of Holdings Capital Stock."

Will the Merger affect my U.S. federal income taxes?

        The Merger is intended to be a tax-free transaction under U.S. federal income tax laws. We expect that you will not recognize any gain or loss for U.S. federal income tax purposes upon receipt of Holdings common stock in exchange for your shares of A&B common stock. However, the tax consequences to you will depend on your own situation. You are urged to consult your own tax advisors concerning the specific tax consequences of the Merger to you, including any state, local or foreign tax consequences of the reorganization.

        For more information, see "The Holding Company Merger Proposal—Material U.S. Federal Income Tax Consequences."

How will the Merger be treated for accounting purposes?

        For accounting purposes, the Merger will be treated as a merger of entities under common control. Accordingly, the consolidated financial position and results of operations of A&B will be included in the consolidated financial statements of Holdings on the same basis as currently presented.

What vote is required to approve the holding company merger proposal?

        The required vote is the affirmative vote of at least three-fourths of all issued and outstanding shares of A&B common stock. Therefore, if you abstain or otherwise do not vote on the holding company merger proposal, it will have the same result as a vote "AGAINST" the holding company merger proposal.

What percentage of the outstanding shares do directors and executive officers hold?

        On                  , 2012, directors, executive officers and their affiliates beneficially owned approximately      % of our outstanding shares of common stock. To that extent, their interest in the holding company merger proposal is the same as the interest of our shareholders generally.

If the shareholders approve the holding company merger proposal, when will the Merger occur?

        We plan to complete the Merger on or about                  , 2012, provided that our shareholders approve the holding company merger proposal at the Annual Meeting and that all other conditions to completion of the Merger, as set forth in the Merger Agreement, have been satisfied or waived on or prior to such date. However, there can be no assurance that the Merger will be consummated even if the shareholders approve the holding company merger proposal. Our Board can terminate the Merger Agreement at any time prior to consummation of the Merger if it determines that, for any reason, the completion of the Merger would be inadvisable or not in the best interest of A&B or its shareholders.

Do I have dissenters' (or appraisal) rights in connection with the Merger?

        Yes. You are entitled to dissenters' rights under Section 414-342 of the Hawaii Business Corporation Act.

        For more information, see "The Holding Company Merger Proposal—Dissenters' Rights."

How do I exercise my dissenters' rights?

        Prior to the Annual Meeting, you must deliver notice to A&B of your intent to demand payment for your A&B shares if the Merger is effectuated. You must not vote in favor of the holding company merger proposal or you will forfeit your dissenters' rights. If the Merger is approved by holders of the requisite number of A&B shares and ultimately consummated, no later than 10 days thereafter A&B will deliver a dissenters' notice to all dissenting shareholders, which will include additional information on the procedures for perfecting your dissenters' rights. If you perfect your dissenters' rights, your shares of A&B common stock will not be converted into shares of Holdings common stock in the Merger and A&B will be obligated to pay you the amount that A&B estimates to be the fair value of your A&B shares, plus accrued interest. If you are unsatisfied with A&B's estimate, you may object, and if you and A&B cannot settle on an estimate, the estimate will be determined by a court in Hawaii.

        For more information, see "The Holding Company Merger Proposal—Dissenters' Rights."

Whom do I contact if I have questions about the holding company merger proposal?

        You may contact us at:

    Alexander & Baldwin, Inc.
    P.O. Box 3440
    Honolulu, HI 96801-3440
    Attn: Suzy P. Hollinger—Director, Investor Relations
    Tel: (808) 525-8422
    Fax: (808) 525-6651

        or our proxy solicitor:

    Morrow & Co., LLC
    470 West Avenue
    Stamford, CT 06902
    Banks and Brokerage Firms, Please Call: (203) 658-9400
    Holders Call Toll Free: (888) 813-7566

QUESTIONS AND ANSWERS ABOUT THE MARITIME RESTRICTIONS

What is the purpose of the Maritime Restrictions?

        Under U.S. maritime and vessel documentation laws applicable to A&B, only those vessels that are owned and managed by U.S. citizens (as determined by such laws), manned by predominantly U.S. crews and built in and registered under the laws of the United States are allowed to engage in the Coastwise Trade. The Jones Act is a long-standing U.S. maritime policy that serves to foster a strong homeland defense. Cabotage laws, which restrict the right to ship cargo between domestic ports to only domestic vessels, are not unique to the U.S. and exist in more than 50 countries around the world.

        For the purposes of the applicable U.S. maritime and vessel documentation laws, a corporation is a U.S. citizen only if:

  •
  the corporation is organized under the laws of the United States or any state thereof;

  •
  the chairman of the board of directors and the chief executive officer, by whatever title, of the corporation are U.S. citizens;

  •
  directors representing no more than a minority of the number of directors of the corporation that is necessary to constitute a quorum of the board for the transaction of business are non-U.S. citizens; and

  •
  at least a majority or, in the case of an endorsement for operating a vessel in Coastwise Trade, 75% of the interest in the corporation is owned by, voted by or controlled by U.S. citizens free from any trust or fiduciary obligations in favor of, or any contract or understanding under which voting power or control may be exercised directly or indirectly on behalf of, non-U.S. citizens.

        The Maritime Restrictions are intended to protect the long-term value of our transportation business by ensuring that Holdings can maintain its status as a U.S. citizen, which it must do to continue to engage in the Coastwise Trade that includes its U.S. West Coast—Hawaii shipping activities. As such, the Board believes that including the Maritime Restrictions is prudent and in shareholders' long term best interests, despite the restrictions they place on the sale and/or transfer of stock in certain circumstances.

        The Maritime Restrictions, which are similar to the restrictions in the governing documents of other publicly traded companies engaged in the Coastwise Trade, are designed to assist Holdings in maintaining its status as a U.S. citizen under the applicable U.S. maritime and vessel documentation laws by, among other things:

  •
  limiting the aggregate ownership (record or beneficial) or control by non-U.S. citizens of shares of Holdings common stock to a maximum permitted percentage of 22% (any shares in excess of that percentage are referred to as "excess shares") and voiding any transfers of shares of Holdings common stock which would result in non-U.S. citizens owning (of record or beneficially) or controlling excess shares;

  •
  causing any excess shares (including any associated voting rights and rights to dividends and other distributions) to be automatically transferred to a trust for the exclusive benefit of a charitable beneficiary that is a U.S. citizen in the event of any of the following situations (each, a "restricted event"):

  •
  the restrictions voiding transfers to non-U.S. citizens would be ineffective for any reason;

  •
  a change in the status of an owner of shares of Holdings common stock from a U.S. citizen to a non-U.S. citizen would result in such person's shares becoming excess shares; or

  •
  the original issuance of shares of Holdings common stock by Holdings to a non-U.S. citizen (including the shares of Holdings common stock being issued in the Merger) would result in such shares constituting excess shares (the proposed recipient of excess shares in any of the foregoing restricted events, a "restricted person");

  •
  in the event of a restricted event, causing the trustee of the trust to which excess shares have been transferred to sell such excess shares and remit certain proceeds from such sale to the restricted person from whom the trust received such excess shares and to the charitable beneficiary of such trust, in accordance with the procedures set forth in Holdings' Amended and Restated Articles of Incorporation, a copy of which is attached as Annex II to this proxy statement/prospectus;

  •
  in the event such trust transfer provisions are ineffective for any reason, permitting Holdings to redeem any excess shares, to withhold the voting rights of such excess shares and to pay any dividends and distributions with respect to such excess shares to an escrow account in accordance with the procedures set forth in Holdings' Amended and Restated Articles of Incorporation;

  •
  permitting Holdings to establish and maintain a dual stock certificate system under which different forms of stock certificates representing outstanding shares of Holdings common stock are issued to U.S. citizens and non-U.S. citizens;

  •
  mandating that all shares of Holdings common stock include a legend as specified in Holdings' Amended and Restated Articles of Incorporation regarding the Maritime Restrictions (and notifying holders of uncertificated shares of the information contained in such legend); and

  •
  permitting Holdings to determine the citizenship of the owners or the proposed transferees of shares of Holdings common stock in order to comply with the Maritime Restrictions.

How will the Maritime Restrictions limit my ability to transfer or purchase shares of Holdings common stock?

        As described above, the Maritime Restrictions are designed to limit the aggregate ownership (record or beneficial) or control of shares of Holdings common stock by non-U.S. citizens to a maximum permitted percentage of 22%. To the extent that a purported transfer of shares of Holdings common stock by you to a non-U.S. citizen would result in the percentage of shares owned (of record or beneficially) or controlled by non-U.S. citizens to exceed the maximum permitted percentage, such transfer will be void and ineffective, and neither Holdings nor its transfer agent will register such purported transfer on the record books of Holdings or recognize the purported transferee as a shareholder of Holdings (except to the extent necessary to effect any remedy available to Holdings under Holdings' Amended and Restated Articles of Incorporation).

Will the Maritime Restrictions apply to me if I am a U.S. citizen?

        Yes. The Maritime Restrictions will apply to all owners of shares of Holdings common stock, regardless of such shareholder's citizenship or status, insofar as such owner seeks to transfer its shares of Holdings common stock to a non-U.S. citizen (or becomes a non-U.S. citizen).

Will the Maritime Restrictions apply to me if I vote against the adoption of the Merger Agreement?

        Yes. If the holders of at least three-fourths of the outstanding shares of A&B common stock approve the Merger Agreement and the Merger is completed, your shares of A&B common stock will automatically be converted into shares of Holdings common stock, which will be subject to the Maritime Restrictions, even if you vote against the adoption of the Merger Agreement.

 Can I sell my shares before consummation of the Merger without being subject to the Maritime Restrictions?

        Yes. Transfers of shares of A&B common stock prior to the completion of the Merger will not be subject to the Maritime Restrictions.

Will Holdings' Board of Directors be able to make exceptions for transfers that would otherwise be restricted?

        No. The Maritime Restrictions are intended to protect the long-term value to our Company of remaining eligible to engage in Coastwise Trade by assuring that Holdings complies with the U.S. ownership and other requirements of the applicable U.S. maritime and vessel documentation laws. Violations of U.S. maritime and vessel documentation laws could result in our ineligibility to engage in Coastwise Trade, the imposition of substantial penalties against us, which may include seizure or forfeiture of our vessels, and/or the inability to register our vessels in the United States, each of which could have a material adverse effect on our financial condition and results of operation.

Are there risks that I should consider in deciding how to vote on the holding company merger proposal?

        Yes. You should carefully read this proxy statement/prospectus, including the factors described in the section entitled "Risk Factors" beginning on page 16.

SUMMARY OF THE HOLDING COMPANY MERGER PROPOSAL

        This section highlights key aspects of the holding company merger proposal, including the Merger Agreement, that are described in greater detail elsewhere in this proxy statement/prospectus. It does not contain all of the information that may be important to you. To better understand the holding company merger proposal, and for a more complete description of the legal terms of the Merger Agreement, you should read this entire document carefully, including the Annexes, and the additional documents to which we refer you. You can find information with respect to these additional documents in "Where You Can Find Additional Information."

 The Principal Parties

Alexander & Baldwin, Inc.
822 Bishop Street
Post Office Box 3440
Honolulu, Hawaii 96801
Telephone: 808-525-6611

        A&B is a multi-industry corporation with its primary operations centered in Hawaii. It was founded in 1870 and incorporated in 1900. Ocean transportation operations, related shoreside operations in Hawaii, and intermodal, truck brokerage and logistics services are conducted by a wholly owned subsidiary, Matson Navigation Company, Inc. ("Matson"), and Matson's subsidiaries. Property development, leasing and agribusiness operations are conducted by A&B and other subsidiaries of A&B.

        A&B is a Hawaii corporation. Our headquarters are located at 822 Bishop Street, Honolulu, Hawaii 96813, and the telephone number at this location is 808-525-6611. Information about us is available on our website at www.alexanderbaldwin.com. The contents of our website are not incorporated by reference herein and are not deemed to be part of this proxy statement/prospectus.

Alexander & Baldwin Holdings, Inc.
822 Bishop Street
Post Office Box 3440
Honolulu, Hawaii 96801
Telephone: 808-525-6611

        Holdings, a Hawaii corporation, is a newly-formed, direct, wholly owned subsidiary of A&B. A&B formed Holdings for the purpose of participating in the transactions contemplated by the Merger Agreement. Prior to the Merger, Holdings will have no assets or operations other than those incident to its formation.

A&B Merger Corporation
822 Bishop Street
Post Office Box 3440
Honolulu, Hawaii 96801
Telephone: 808-525-6611

        Merger Sub, a Hawaii corporation, is a newly-formed, direct, wholly owned subsidiary of Holdings. A&B caused Merger Sub to be formed for the purpose of participating in the transactions contemplated by the Merger Agreement. Prior to the Merger, Merger Sub will have no assets or operations other than those incident to its formation.

 Reasons for the Merger (Page 21)

        The holding company structure created by the Merger will help facilitate the previously announced plan to pursue the separation of A&B into two independent, publicly-traded companies by allowing A&B to organize and segregate the assets of its different businesses in an efficient manner prior to the separation and by facilitating the third party and governmental consents and approvals process.

        In addition, the Merger will help preserve the long-term value of our transportation business by helping to ensure our continued compliance with the Jones Act. Shares of Holdings common stock to be issued to our shareholders in the Merger will be subject to the Maritime Restrictions, which are designed to prevent certain situations from occurring that could jeopardize our eligibility as a U.S. citizen under the Jones Act and, therefore, our ability to engage in Coastwise Trade.

Treatment of Common Stock in the Merger (Page 23)

        As a result of the Merger, each issued and outstanding share of common stock of A&B (other than shares held by shareholders that properly exercise dissenters' rights) will be converted automatically into one share of common stock of Holdings.

Treatment of A&B Equity Incentive Compensation Plans and Outstanding Awards in the Merger (Page 23)

        At the time of the Merger, Holdings will assume each of the following A&B equity incentive compensation plans (collectively, the "A&B Plans"): the A&B 2007 Incentive Compensation Plan, as amended, the A&B 1998 Stock Option/Stock Incentive Plan, as amended, the A&B 1998 Non-Employee Director Stock Option Plan and the Restricted Stock Bonus Plan. Holdings will also assume all options to purchase A&B common stock and all restricted stock and restricted stock unit awards covering shares of A&B common stock that are outstanding under the A&B Plans at the time of the Merger. Upon the Merger, the reserve of A&B common stock under each A&B Plan will automatically be converted on a one-share-for-one-share basis into shares of Holdings common stock, and the terms and conditions that are in effect immediately prior to the Merger under each outstanding equity award assumed by Holdings will continue in full force and effect after the Merger, except that the shares of common stock issuable under each such award will be shares of Holdings common stock.

Conditions to Completion of the Merger (Page 25)

        The completion of the Merger depends on the satisfaction or waiver of the following conditions:

  •
  absence of any stop order suspending the effectiveness of the registration statement, of which this proxy statement/prospectus forms a part, relating to the shares of Holdings common stock to be issued to A&B shareholders in the Merger;

  •
  approval of the Merger Agreement by the affirmative vote of at least three-fourths of all issued and outstanding shares of A&B common stock;

  •
  receipt of approval for listing on the NYSE of shares of Holdings common stock to be issued in the Merger;

  •
  absence of any order or proceeding that would prohibit or make illegal completion of the Merger;

  •
  receipt by A&B of a private letter ruling from the Internal Revenue Service, in form and substance reasonably satisfactory to A&B, indicating that holders of A&B common stock will not recognize gain or loss for United States federal income tax purposes as a result of the transactions contemplated by the Merger Agreement;

  •
  receipt by A&B of a legal opinion of Skadden, Arps, Slate, Meagher & Flom LLP indicating that the shareholders of A&B will not recognize gain or loss for United States federal income tax purposes as a result of the transactions contemplated by the Merger Agreement; and

  •
  receipt of all material approvals, licenses and certifications from, and notifications and filings to, governmental entities and non-governmental third parties required to be made or obtained in connection with the Merger.

Termination of Merger Agreement (Page 25)

        We may terminate the Merger Agreement at any time prior to consummation of the Merger, even after approval of the holding company merger proposal by our shareholders, if our Board determines that, for any reason, the completion of the Merger would be inadvisable or not in the best interest of A&B or its shareholders.

Material U.S. Federal Income Tax Consequences (Page 25)

        The Merger is intended to be a tax-free transaction under U.S. federal income tax laws. We expect that A&B shareholders will not recognize any gain or loss for U.S. federal income tax purposes upon receipt of Holdings common stock in exchange for shares of A&B common stock. However, the tax consequences to you will depend on your own situation. You are urged to consult your own tax advisors concerning the specific tax consequences of the Merger to you, including any state, local or foreign tax consequences of the Merger.

Dissenters' Rights (Page 27)

        Under Hawaii law, A&B's shareholders have dissenters' rights in connection with the Merger. A&B shares held by shareholders that properly exercise dissenters' rights under Hawaii law will not be converted into shares of Holdings common stock in the Merger and such dissenting shareholders will instead be entitled to receive payment of the fair value of such shares in accordance with Section 414-356 of the Hawaii Business Corporation Act unless such dissenting shareholder fails to perfect, withdraws or otherwise loses the right to dissent.

Markets and Market Prices (Page 28)

        Holdings common stock is not currently traded on any stock exchange. Following the Merger, we expect Holdings common stock to trade on the NYSE under A&B's current trading symbol, "ALEX." On February 13, 2012, the last trading day before the announcement of the holding company merger proposal, the closing price per A&B share was $48.11.

Board of Directors and Executive Officers of Holdings Following the Merger (Page 28)

        A&B expects that Holdings' executive officers and directors following the Merger will be the same as those of A&B immediately prior to the Merger.

Comparative Rights of Holders of Holdings Common Stock and A&B Common Stock (Page 28)

        Holdings' organizational documents are substantially similar in all material respects to A&B's organizational documents, other than the differences noted in "The Merger Proposal—Comparative Rights of Holders of Holdings Common Stock and A&B Common Stock," including, among others, that shares of Holdings' common stock will be subject to the Maritime Restrictions.

CERTAIN FINANCIAL INFORMATION

        We have not included pro forma financial comparative per share information concerning A&B that gives effect to the holding company merger proposal because, immediately after the completion of the Merger, the consolidated financial statements of Holdings will be the same as A&B's consolidated financial statements immediately prior to the Merger, and the Merger will result in the conversion of each share of A&B common stock (other than shares held by the shareholders that properly exercise dissenters' rights) into one share of Holdings common stock. In addition, we have not provided financial statements of Holdings because, prior to the Merger, it will have no assets, liabilities or operations other than incident to its formation.

RISK FACTORS

        In addition to the other information in this proxy statement/prospectus, you should carefully consider the following risk factors in determining whether or not to vote for approval of the holding company merger proposal. You should carefully consider the additional risks described in A&B's annual, quarterly and current reports, including those identified in A&B's annual report on Form 10-K for the year ended December 31, 2010. For more information, see "Where You Can Find Additional Information." This section includes or refers to certain forward-looking statements. You should refer to the explanation of the qualifications and limitations on these forward-looking statements in "Special Note About Forward-Looking Information."

Our Board may choose to defer or abandon the Merger.

        Completion of the Merger may be deferred or abandoned, at any time prior to consummation, by action of our Board, whether before or after the Annual Meeting. Assuming that the holding company merger proposal is approved at the Annual Meeting, we currently expect the Merger to take place on or about            , 2012. However, the Board may defer completion of the Merger or may terminate the Merger Agreement and abandon the Merger should it determine, for any reason, that the Merger would not be in the best interests of A&B or its shareholders. In the event of such termination and abandonment, the Merger Agreement will become void and none of A&B, Holdings or Merger Sub shall have any liability with respect to such termination and abandonment.

Even if shareholders approve the holding company merger proposal and the Merger is ultimately consummated, there can be no assurances that the Separation will be consummated.

        We expect the Merger to help facilitate the Separation by allowing A&B to organize and segregate the assets of its different businesses in an efficient manner prior to the Separation and by facilitating the third party and governmental consents and approvals process. However, whether or not the holding company merger proposal is approved and the Merger is ultimately consummated, there can be no assurances that the Separation will be completed. The Separation remains subject to a number of contingencies, including final approval by our Board.

As a holding company, Holdings will depend on dividends from its operating subsidiaries to satisfy its obligations.

        After the completion of the Merger, Holdings will be a holding company with no business operations of its own. Its only significant assets will be the outstanding equity interests in A&B. As a result, it will rely on funds from A&B and any subsidiaries that it may form in the future to meet its obligations.

Our business could be adversely affected if the Merger Agreement is not adopted.

        Although we believe we currently are a U.S. citizen, we do not have restrictions in place that protect our ability to maintain our status as a U.S. citizen under the applicable U.S. maritime and vessel documentation laws. If the Merger Agreement is not adopted, we may not have the ability to prohibit or prevent non-U.S. citizens from owning in the aggregate 25% or more of our common stock or other situations from occurring that may cause us to lose our status as a U.S. citizen under the applicable U.S. maritime and vessel documentation laws. As a result, non-U.S. citizens could intentionally or inadvertently own in the aggregate more than 25% of our common stock, and we would no longer be considered a U.S. citizen under the applicable laws. Such an event could result in our ineligibility to engage in Coastwise Trade, the imposition of substantial penalties against us, including seizure or forfeiture of our vessels, and the inability to register our vessels in the United States, each of which could have a material adverse effect on our financial condition and results of operation.

The Maritime Restrictions may cause the market price of shares of Holdings common stock to be lower than the current market price of shares of A&B common stock.

        If the Merger is completed, you will receive shares of Holdings common stock that will be subject to the Maritime Restrictions described in this proxy statement/prospectus, which are designed to assist us in maintaining our status as a U.S. citizen under the Jones Act and protect the long-term value of our transportation business. These Maritime Restrictions currently do not apply to shares of A&B common stock. Other public companies that are subject to the Jones Act impose restrictions similar to the Maritime Restrictions on their shareholders. We do not believe that our common stock trades at a premium to these other public companies with Jones Act restrictions as a result of our current lack of such restrictions, but we cannot assure you that the market price of shares of Holdings common stock will be comparable to the market price of shares of A&B common stock and it is possible that the Maritime Restrictions will have an adverse effect on the market price of the shares of Holdings common stock.

The Maritime Restrictions may result in transfers to non-U.S. citizens being void and ineffective and, thus, may impede or limit your ability to transfer or purchase shares of Holdings common stock.

        To be eligible to document vessels in the United States and to operate those vessels in Coastwise Trade, at least 75% of the outstanding shares of each class or series of our capital stock must be owned by U.S. citizens within the meaning of the Jones Act. We believe we currently are a U.S. citizen. The Maritime Restrictions provide that if a transfer of shares of Holdings common stock by you to a non-U.S. citizen would result in non-U.S. citizens owning (of record or beneficially) or controlling, in the aggregate, more than a maximum permitted percentage of 22% of the outstanding shares of Holdings common stock (such shares in excess of the maximum permitted percentage, "excess shares"), then such purported transfer will be void and the purported transferee will not be recognized as the owner (of record or beneficially) of such excess shares. To the extent transfers of excess shares are voided, the liquidity or market value of your shares of Holdings common stock may be adversely impacted.

The Maritime Restrictions provide for the automatic transfer of excess shares to a trust for sale and may result in non-U.S. citizens suffering losses from the sale of excess shares.

        In the event (i) the restrictions voiding purported transfers described above would be ineffective, (ii) of a change in the citizenship of a shareholder or (iii) of the original issuance of shares of Holdings common stock to a non-U.S. citizen (each, a "restricted event") that would otherwise result in the number of shares of Holdings common stock owned (of record or beneficially) or controlled, in the aggregate, by non-U.S. citizens to exceed the maximum permitted percentage of 22%, the resulting excess shares will be automatically transferred to a trust.

        The trustee of the trust will be a U.S. citizen and the trustee (and not the proposed recipients of excess shares, or "restricted persons") will have all voting rights and rights to dividends or other distributions. The trustee will sell the excess shares to a U.S. citizen designated by the trustee, which may be Holdings.

        Upon the sale, the trustee will distribute the net proceeds of the sale and any dividends or other distributions received by the trust as follows:

  •
  The restricted person will receive (net of broker's commissions and other selling expenses, applicable taxes and other costs and expenses of the trust) the lesser of: (i) the price paid by the restricted person for the shares or, if the restricted person did not give value for the shares (e.g., a gift, devise or other similar transaction or change in citizenship status), the fair market value (determined in accordance with the formula set forth in Holdings' Amended and Restated

    Articles of Incorporation) of the shares on the date of the restricted event; and (ii) the price received by the trustee from the sale of the shares.

  •
  The charitable beneficiary will receive any net sale proceeds in excess of the amount payable to the restricted person, and any dividends or other distributions paid with respect to such excess shares.

        If the trustee sells the excess shares to Holdings, the sale price will be equal to the lesser of (i) fair market value of the excess shares on the date Holdings accepts the offer; and (ii) the price paid by the restricted person in connection with the restricted event (or, in the case of a gift, devise or other similar transaction or change in citizenship status, the fair market value on the date of the restricted event).

        As a result, a restricted person will not profit on its investment in the excess shares and is instead likely to sustain a loss with respect to such investment. In addition, Holdings has set the maximum permitted percentage at 22%, which is lower than the maximum percentage of 25% permitted by the Jones Act for Coastwise Trade. As a result, non-U.S. citizens may be deprived of shares of Holdings common stock at a time when their ownership did not jeopardize Holdings' status as a U.S. citizen under the Jones Act for Coastwise Trade.

The Maritime Restrictions permit Holdings to redeem shares of Holdings common stock, which may result in shareholders who are non-U.S. citizens being required to sell their excess shares of Holdings common stock at an undesirable time or price or on unfavorable terms.

        If the trust sale provisions would be ineffective to prevent the shares of Holdings common stock owned (of record or beneficially) or controlled, in the aggregate, by non-U.S. citizens from exceeding the maximum permitted percentage, Holdings will have the power (but not the obligation) to redeem all or any portion of such excess shares, unless such redemption is not permitted under applicable law.

        The redemption price of such excess shares will be an amount equal to: (i) the lesser of the fair market value of the excess shares on the redemption date and the price paid by the restricted person in connection with the restricted event (or, in the case of a gift, devise or other similar transaction or change in citizenship status, the fair market value on the date of the restricted event), minus (ii) any dividends or distributions received by such restricted person with respect to such excess shares.

        As a result, shareholders who are non-U.S. citizens may be required to sell their excess shares of Holdings common stock at an undesirable time or price, will not receive any return on their investment in such shares and are likely to sustain a loss on their investment. In addition, a shareholder may not immediately receive cash in the redemption as Holdings may, at its option, pay the redemption price in the form of a promissory note with a maturity of up to 10 years and bearing interest at a fixed rate equal to the yield on the U.S. Treasury Note of comparable maturity.

        In addition, until such excess shares are redeemed or no longer constitute excess shares, the restricted persons owning such shares will not be entitled to any voting rights with respect to such shares and Holdings will pay any dividends or distributions with respect to such shares into an escrow account.

Holdings' financial condition may be adversely affected by a redemption of excess shares or it may not have the funds or the ability to redeem any excess shares.

        Holdings may have to incur additional indebtedness, or use available cash (if any), to fund all or a portion of such redemption, in which case Holdings' financial condition may be adversely affected.

        In addition, Holdings may be unable to redeem excess shares because its operations may not have generated sufficient excess cash flow to fund such redemption or because certain agreements governing our outstanding indebtedness, which will be assumed by Holdings, contain covenants that may prevent Holdings from redeeming such excess shares. Consequently, there is no guarantee that Holdings will be able to obtain the funds necessary to affect such redemption on terms satisfactory to Holdings or at all.

If the Maritime Restrictions are ineffective, Holdings could be forced to suspend its Coastwise Trade activities, be subject to substantial penalties, which may include seizure or forfeiture of our vessels, and/or lose its ability to register its vessels in Coastwise Trade.

        If all of the citizenship-related safeguards in Holdings' Amended and Restated Articles of Incorporation fail at a time when non-U.S. citizens, in the aggregate, own, vote or control more than 25% of outstanding shares of Holdings common stock, Holdings would likely no longer be considered a U.S. citizen under the applicable U.S. maritime and vessel documentation laws for Coastwise Trade. Such an event could result in ineligibility of Holdings to engage in Coastwise Trade, the imposition of substantial penalties against Holdings, including seizure or forfeiture of our vessels, and/or the inability to register its vessels in the United States, each of which could have a material adverse effect on its financial condition and results of operation.

The maximum permitted percentage of 22% will change automatically in the event the maximum percentage permitted by the applicable U.S. maritime and vessel documentation laws changes.

        In the event that the U.S. maritime and vessel documentation laws are amended to change the maximum percentage of shares of capital stock that may be owned by, voted by or controlled by non-U.S. citizens, Holdings' Amended and Restated Articles of Incorporation provides that the maximum permitted percentage of 22% will automatically be changed to a percentage that is three percentage points lower than the percentage that would cause Holdings to violate the U.S. maritime and vessel documentation laws as amended. As a result, the shares of Holdings common stock held by a non-U.S. citizen may become excess shares, and be subject to the trust transfer and redemption provisions contained in Holdings' Amended and Restated Articles of Incorporation, without such non-U.S. citizens taking any action.

SPECIAL NOTE ABOUT FORWARD-LOOKING INFORMATION

        Certain statements in this proxy statement/prospectus, and in documents incorporated by reference in this proxy statement/prospectus, contain "forward-looking" information, as defined in Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which represent our management's beliefs and assumptions concerning future events. When used in this proxy statement/prospectus and in documents incorporated herein by reference, forward-looking statements include, without limitation, statements regarding financial forecasts or projections, and our expectations, beliefs, intentions or future strategies that are signified by the words "expects", "anticipates", "believes", "intends", "plans", "may", "estimates", "predicts", "potential", "should", "will", "would", "will be", "will continue", "will likely result" or the negative of these terms or other comparable terminology. These forward-looking statements are subject to risks, uncertainties and assumptions that could cause our actual results and the timing of certain events to differ materially from those expressed in the forward-looking statements.

        You should understand that many important factors, in addition to those discussed or incorporated by reference in this proxy statement/prospectus, could cause our results to differ materially from those expressed in the forward-looking statements. Potential factors that could affect our results include those described in this proxy statement/prospectus under "Risk Factors," and those identified in our Annual Report on Form 10-K for the year ended December 31, 2010 and in the other documents incorporated by reference. In light of these risks and uncertainties, the forward-looking results discussed or incorporated by reference in this proxy statement/prospectus might not occur.

 THE HOLDING COMPANY MERGER PROPOSAL

        This section of the proxy statement/prospectus describes the holding company merger proposal. Although we believe that the description in this section covers the material terms of the holding company merger proposal, this summary may not contain all of the information that is important to you. The summary of the material provisions of the Merger Agreement provided below is qualified in its entirety by reference to the Merger Agreement, which we have attached as Annex I to this proxy statement/prospectus and which we incorporate by reference into this proxy statement/prospectus. You should carefully read the entire proxy statement/prospectus and the Merger Agreement for a more complete understanding of the holding company merger proposal. Your approval of the holding company merger proposal will constitute your approval of the Merger Agreement, the Merger, Holdings' Amended and Restated Articles of Incorporation, which we have attached as Annex II to this proxy statement/prospectus ("Holdings' Charter"), and Holdings' Amended and Restated Bylaws, which we have attached as Annex III to this proxy statement/prospectus ("Holdings' Bylaws").

 Reasons for the Merger

        On December 1, 2011, we announced that our Board had unanimously approved a plan to pursue the separation of A&B into two independent, publicly traded companies (one company comprising A&B's real estate and agriculture businesses and the other comprising A&B's transportation business) (the "Separation"). We have evaluated various alternative methods to segregate the assets of our different businesses and, ultimately, to effectuate the Separation. As a large number of parcels of real estate are owned at the parent company level (i.e., owned by A&B directly), we have determined that it would be desirable, prior to the Separation, to reorganize into a holding company structure through the Merger. The holding company structure created by the Merger will allow A&B to organize and segregate the assets of its different businesses in an efficient manner in advance of the Separation and will facilitate the third party and governmental consents and approvals process. The Separation is not conditioned in any way on the holding company merger proposal. If a sufficient number of affirmative votes are not cast in favor of the holding company merger proposal, the Board intends to continue to pursue the Separation.

        In addition, reorganizing into a holding company will help protect the long-term value of A&B's transportation business by helping to ensure our continuing compliance with the Jones Act. Under the Jones Act, only those vessels that are owned and controlled by U.S. citizens, manned by predominantly U.S. crews and built in and registered under the laws of the United States are allowed to engage in the Coastwise Trade. The Jones Act is a long-standing U.S. maritime policy that serves to foster a strong homeland defense. Cabotage laws, which restrict the right to ship cargo between domestic ports to only domestic vessels, are not unique to the U.S. and exist in more than 50 countries around the world.

        As described in this proxy statement/prospectus, shares of Holdings common stock to be issued to our shareholders in the Merger will be subject to the Maritime Restrictions, which are designed to prevent certain situations from occurring that could jeopardize our eligibility as a U.S. citizen under the Jones Act and, therefore, our ability to engage in Coastwise Trade. The Maritime Restrictions include a 22% limit on the maximum percentage of shares that may be owned by non-U.S. citizens. Any purported transfer that would result in more than 22% of the outstanding shares being owned by non-U.S. citizens will be void and ineffective. In the event such transfers are unable to be voided, shares in excess of the maximum percentage are subject to automatic sale by a trustee appointed by Holdings or, if such sale is ineffective, redemption by Holdings. In any event, such non-U.S. citizens will not be entitled to any voting, dividend or distribution rights with respect to such excess shares and may be required to disgorge any profits, dividends or distributions received with respect to such excess shares.

 Recommendation of our Board

        After careful consideration, our Board concluded that the Merger is advisable and in the best interests of A&B and its shareholders and approved the Merger Agreement. The Board recommends a vote "FOR" the approval of the holding company merger proposal.

 Merger Procedure

        A&B currently owns all of the issued and outstanding common stock of Holdings and Holdings currently owns all of the issued and outstanding common stock of Merger Sub. Following the approval of the Merger Agreement by A&B shareholders and the satisfaction or waiver of the other conditions to the Merger specified in the Merger Agreement (which are described below), Merger Sub will merge with and into A&B, with A&B continuing as the surviving corporation, and the separate corporate existence of Merger Sub will cease. As a result of the Merger:

  •
  Each outstanding share of A&B common stock (other than shares held by shareholders that properly exercise dissenters' rights) will automatically be converted into one share of Holdings common stock and current shareholders of A&B will become shareholders of Holdings;

  •
  A&B will become a direct, wholly owned subsidiary of Holdings; and

  •
  Holdings, as the new holding company, will (through its subsidiaries) conduct all of the operations currently conducted by A&B.

Pre-Merger and Post-Merger Structure

        Below is the current structure of A&B, as well as the structure of Holdings immediately following the Merger.

Current Structure

 Post-Merger Structure

*
Promptly following the Merger, Alexander & Baldwin, Inc. will be converted into a Hawaii limited liability company called "Alexander & Baldwin, LLC."

Treatment of Common Stock in the Merger

        Each share of A&B common stock (other than shares held by shareholders that properly exercise dissenters' rights) will automatically be converted into one share of Holdings common stock. Therefore, after the completion of the Merger, you will own the same number and percentage of shares of Holdings common stock as you own of A&B common stock immediately prior to the Merger.

Treatment of A&B Equity Incentive Compensation Plans and Outstanding Awards in the Merger

        Pursuant to the terms of the Merger Agreement, A&B will assign to Holdings, and Holding will assume, and agree to perform, all obligations of A&B pursuant to the A&B Plans and each outstanding award granted thereunder. Accordingly, Holdings will assume each of the A&B Plans, including (i) all unexercised and unexpired options to purchase A&B common stock and all restricted stock and restricted stock unit awards covering shares of A&B common stock that are outstanding under the A&B Plans at the time of the Merger and (ii) the remaining unallocated reserve of A&B common stock issuable under each such A&B Plan. Upon the Merger, the reserve of A&B common stock under each A&B Plan, whether allocated to outstanding equity awards under such plan or unallocated at that time, will automatically be converted on a one-share-for-one-share basis into shares of Holdings common stock, and the terms and conditions that are in effect immediately prior to the Merger under each outstanding equity award assumed by Holdings will continue in full force and effect after the Merger, including (without limitation) the vesting schedule and applicable issuance dates, the per share exercise price, the expiration date and other applicable termination provisions, except that the shares of common stock issuable under each such award will be shares of Holdings common stock.

 Issuances of Holdings Common Stock Under the A&B Plans

        The approval of the holding company merger proposal by the holders of A&B common stock will also constitute approval of the assumption by Holdings of the A&B Plans (including the existing share reserves under such plans), which were previously approved by shareholders, and all the outstanding awards under such plans and all future issuances of shares of Holdings common stock in lieu of shares of A&B common stock under each of the A&B Plans, as each will be amended in connection with the Merger without further shareholder action.

Corporate Name Following the Merger

        The name of the public company following the Merger will be "Alexander & Baldwin Holdings, Inc." If the Separation is consummated, we expect that Holdings' name will be changed to "Matson, Inc."

No Surrender of Stock Certificates Required

        In the Merger, your shares of A&B common stock will be converted automatically into shares of Holdings common stock. Your certificates of A&B common stock, if any, will represent, after the Merger, an equal number of shares of Holdings common stock, and no action with regard to stock certificates will be required on your part. If your shares are held in book-entry form (i.e., uncertificated), a book entry will be made in the shareholder records of Holdings to evidence the issuance to you of the number of shares of Holdings common stock into which your shares of A&B common stock have been converted.

        If you hold certificates representing outstanding shares of A&B common stock (each, an "A&B Certificate") immediately prior to the consummation of the Merger, within a reasonable period of time following the effective time of the Merger (taking into consideration the Separation and the Name Change (as defined below)), Holdings will mail, or will cause to be mailed, to you (i) a letter of transmittal, in customary form, that will require you to specify (A) whether you are a U.S. Citizen or Non-U.S. Citizen (as each term is defined in Holdings' Charter) and (B) all other information as may be required by Holdings in accordance with Holdings' Charter and (ii) instructions for use in effecting the surrender of your A&B Certificates, if you so choose, in exchange for a certificate (each, a "Holdings Certificate"), or uncertificated shares in book-entry form, representing the number of shares of Holdings common stock into which the shares of A&B common stock represented by your A&B Certificates have been converted.

        Each Holdings Certificate will contain the legend required by Holdings' Charter (the "Maritime Restrictions Legend"). Promptly following the Effective Time, Holdings will send, or cause to be sent, to each holder of uncertificated shares of Holdings common stock in book-entry form a written notice containing the information set forth in the Maritime Restrictions Legend. The Maritime Restrictions Legend shall be substantially in the form attached as Annex A to the Merger Agreement, with such changes thereto as the Board of Directors of Holdings shall approve prior to the effective time of the Merger.

        A&B and Holdings expect that, in connection with the consummation of the Separation, Holdings' name will be changed to "Matson, Inc." (the "Name Change") and that, to the extent the Separation is consummated within a reasonable time following the effective time of the Merger, the exchange of stock certificates provided for in the Merger Agreement and described above will result in the issuance of Holdings Certificates reflecting the Name Change.

 Conditions to Completion of the Merger

        We will complete the Merger only if each of the following conditions is satisfied or waived:

  •
  absence of any stop order suspending the effectiveness of the registration statement, of which this proxy statement/prospectus forms a part, relating to the shares of Holdings common stock to be issued in the Merger;

  •
  approval of the Merger Agreement by the affirmative vote of at least three-fourths of all issued and outstanding shares of A&B common stock;

  •
  receipt of approval for listing on the NYSE of shares of Holdings common stock to be issued in the Merger;

  •
  absence of any order or proceeding that would prohibit or make illegal completion of the Merger;

  •
  receipt by A&B of a private letter ruling from the Internal Revenue Service, in form and substance reasonably satisfactory to A&B, indicating that holders of A&B common stock will not recognize gain or loss for United States federal income tax purposes as a result of the transactions contemplated by the Merger Agreement;

  •
  receipt by A&B of a legal opinion of Skadden, Arps, Slate, Meagher & Flom LLP indicating that the shareholders of A&B will not recognize gain or loss for United States federal income tax purposes as a result of the transactions contemplated by the Merger Agreement; and

  •
  receipt of all material approvals, licenses and certifications from, and notifications and filings to, governmental entities and non-governmental third parties required to be made or obtained in connection with the Merger.

Effectiveness of Merger

        The Merger will become effective on the date we file the Articles of Merger with the Director of Commerce and Consumer Affairs of the State of Hawaii or a later date that we specify therein. We expect that we will specify in the Articles of Merger that the Merger will be effective on or about            , 2012.

Termination of Merger Agreement

        The Merger Agreement may be terminated at any time prior to the completion of the Merger (even after approval by our shareholders) by action of the Board if it determines that, for any reason, the completion of the transactions provided for therein would be inadvisable or not in the best interest of our Company or our shareholders.

Amendment of Merger Agreement

        The Merger Agreement may, to the extent permitted by Chapter 414 of the Hawaii Revised Statutes (the "HRS"), titled the Hawaii Business Corporation Act (the "HBCA"), be supplemented, amended or modified at any time prior to the completion of the Merger (even after approval by our shareholders), by the mutual consent of the parties thereto.

Material U.S. Federal Income Tax Consequences

        The following discussion summarizes the material U.S. federal income tax consequences of the Merger, together with the LLC conversion described in the next sentence, to U.S. holders of A&B common stock. Promptly following the consummation of the Merger, A&B will convert into a Hawaii limited liability company under applicable Hawaii law. We refer to this below as the "LLC conversion."

        The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the "Code"), current and proposed Treasury regulations and judicial and administrative decisions and rulings as of the date of this proxy statement/prospectus, all of which are subject to change (possibly with retroactive effect) and all of which are subject to differing interpretation. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or to persons subject to special treatment under U.S. federal income tax laws. In particular, this discussion deals only with shareholders that hold A&B common stock as capital assets within the meaning of the Code (generally, assets held for investment). In addition, this discussion does not address the tax treatment of special classes of shareholders, such as banks, insurance companies, cooperatives, tax-exempt organizations, financial institutions, broker-dealers, persons holding shares of A&B common stock as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction, U.S. expatriates, persons subject to the alternative minimum tax and persons who acquired shares of A&B common stock in compensatory transactions. If you are not a U.S. holder (as defined below), this discussion does not apply to you.

        As used in this summary, a "U.S. holder" is:

  •
  an individual U.S. citizen or resident alien;

  •
  a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized under the laws of the United States or any state thereof or in the District of Columbia;

  •
  an estate that is subject to U.S. federal income tax on its income regardless of its source; or

  •
  a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

        If a partnership (including, for this purpose, any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of A&B common stock, the U.S. federal income tax consequences to a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder of A&B common stock that is a partnership, and the partners in such partnership, are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the Merger.

        ALL HOLDERS OF A&B COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEIR PARTICULAR SITUATION, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS.

        In connection with the filing of the registration statement of which this proxy statement/prospectus forms a part, Skadden, Arps, Slate, Meagher & Flom LLP, counsel to A&B, has delivered an opinion to A&B (which is filed as Exhibit 8.1 to the registration statement) to the effect that for U.S. federal income tax purposes, the Merger, together with the LLC conversion, will qualify as a "reorganization" within the meaning of section 368(a) of the Code and A&B and Holdings will each be a "party to the reorganization" within the meaning of section 368(b) of the Code. Accordingly, as part of a reorganization to which A&B and Holdings will each be a party, the Merger will have the following U.S. federal income tax consequences:

  •
  No gain or loss will be recognized by A&B or Holdings as a result of the Merger;

  •
  You will not recognize any gain or loss upon your receipt of Holdings common stock solely in exchange for your A&B common stock;

  •
  The aggregate tax basis of the shares of Holdings common stock that you receive in exchange for your A&B common stock in the Merger will be the same as the aggregate tax basis of your A&B common stock; and

  •
  The holding period for shares of Holdings common stock that you receive in the Merger will include the holding period of your A&B common stock.

        A&B shareholders are entitled to dissenters' rights in connection with the Merger, subject to properly perfecting such rights. See "—Dissenters' Rights" below. If you receive cash pursuant to your exercise of dissenters' rights, you will recognize gain or loss, measured by the difference between the amount of cash you receive and the tax basis in your shares of A&B common stock. A holder of A&B common stock who exercises dissenters' rights is urged to consult his or her tax advisor.

        The foregoing discussion is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences or any other consequences of the Merger. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address state, local, foreign or non-income tax consequences or tax return reporting requirements. Accordingly, you are strongly urged to consult your own tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences to you of the reorganization.

 Anticipated Accounting Treatment

        For accounting purposes, our reorganization into a holding company structure will be treated as a merger of entities under common control. Accordingly, the financial position and results of operations of A&B will be included in the consolidated financial statements of Holdings on the same basis as currently presented.

Authorized Capital Stock

        A&B's Restated Articles of Association, as amended ("A&B's Charter"), authorize the issuance of 150,000,000 shares of common stock, without par value. Holdings' Charter, which will govern the rights of our shareholders after the Merger, authorizes the issuance of 150,000,000 shares of common stock, without par value. Upon completion of the Merger, the number of shares of Holdings common stock that will be outstanding will be equal to the number of shares of A&B common stock (excluding shares held by shareholders that properly exercise dissenters' rights) outstanding immediately prior to the Merger. The number of shares authorized for issuance under A&B's Plans as of December 31, 2011 was 4,888,027. No other shares are presently reserved for any other purpose.

Dissenters' Rights

        If the Merger is consummated, shareholders of A&B will have certain rights under Section 414-342 of the HBCA to dissent and to receive payment in cash of the fair value of their shares of A&B common stock.

        Prior to the annual meeting, shareholders who wish to exercise dissenters' rights must deliver notice to A&B of their intent to demand payment for their A&B shares if the Merger is effectuated. Such shareholders must not vote in favor of the holding company merger proposal or they will forfeit their dissenters' rights. If the Merger is approved by the requisite number of A&B shareholders and ultimately consummated, no later than 10 days thereafter A&B will deliver a dissenters' notice to all dissenting shareholders, which will include additional information on the procedures for perfecting their dissenters' rights.

        Shareholders who perfect such rights by complying with the procedures set forth in Sections 414-352 and 414-354 of the HBCA will be paid A&B's estimate of the fair value of the dissenting shareholder's shares. Section 414-341 of the HBCA defines "fair value" as the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

        Pursuant to Section 414-359 of the HBCA, if the dissenter is not satisfied with A&B's payment or offer of payment, the dissenter may estimate the fair value of his or her shares and demand payment of the dissenter's estimate. If a demand for payment under Section 414-359 of the HBCA remains unsettled, A&B must commence a proceeding in a Hawaii circuit court pursuant to Section 414-371 of the HBCA and petition the court to determine the fair value of the shares and accrued interest, or pay each dissenter whose demand remains unsettled the amount of the demand. In determining the fair value of the shares, the court may appoint appraisers to receive evidence and recommend a decision on the question of fair value. Each dissenter made a party to the proceeding would be entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by A&B.

        A copy of Part XIV of the HBCA, which contains the sections described above, is provided in Annex IV to this proxy statement/prospectus.

Markets and Market Prices

        Holdings common stock is not currently traded on any stock exchange. The completion of the Merger is conditioned on the approval for listing of the shares of Holdings common stock issuable in the Merger (and any other shares to be reserved for issuance in connection with the Merger) on the NYSE. Following the Merger, we expect Holdings common stock to trade on the NYSE under A&B's current ticket symbol, "ALEX." On February 13, 2012, the last trading day before the announcement of the holding company merger proposal, the closing price per A&B share was $48.11.

De-listing and De-registration of A&B Common Stock

        Following the Merger, A&B's common stock will no longer be quoted on the NYSE and will no longer be registered under the Exchange Act. In addition, A&B will cease to be a reporting company under the Exchange Act.

Board of Directors and Executive Officers of Holdings Following the Merger

        We expect that the directors and executive officers of Holdings following the Merger will be the same as those of A&B immediately prior to the Merger.

Comparative Rights of Holders of Holdings Common Stock and A&B Common Stock

        After consummation of the Merger, former A&B shareholders will hold shares of Holdings common stock and the rights of such holders will be governed by the HBCA, Holdings' Charter and Holdings' Bylaws (together "Holdings' Organizational Documents"). Other than the differences noted below, Holdings' Organizational Documents are substantially similar in all material respects to A&B's Charter and A&B's Revised Bylaws, as amended ("A&B's Bylaws" and together with A&B's Charter, "A&B's Organizational Documents"), respectively.

  Shareholder Voting

        Under A&B's Bylaws, except as otherwise provided by law or by A&B's Organizational Documents, shareholder action requires the affirmative vote of a majority of the shares of stock present or represented at any meeting of the shareholders at which a quorum is present. As a result, abstentions have the same effect as a vote against a matter.

        Under Holdings' Bylaws, except as provided in Holdings' Charter or the HBCA, if a quorum exists at a meeting of the shareholders, action on a matter (other than election of directors) is approved if the votes cast favoring the action exceed the votes cast opposing the action. As a result, abstentions are disregarded and have no effect on the vote.

  Election of Directors

        Under A&B's Bylaws, directors are annually elected by the affirmative vote of holders of a majority of the shares present or represented at a meeting at which quorum is present.

        Section 414-149(a) of the HBCA provides that, unless otherwise provided in a corporation's articles of incorporation, directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which quorum is present. As Holdings' Charter does not provide for a different voting requirement, members of the Board of Directors of Holdings are annually elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which quorum is present.

  Removal of Directors

        A&B's Bylaws provide that directors may only be removed for cause by a majority vote of the shareholders.

        Holdings' Bylaws provide that directors may be removed with or without cause by a majority vote of the shareholders.

  Vacancies on the Board of Directors

        A&B's Bylaws provide that any vacancy on the Board of Directors shall be filled by resolution adopted by a majority of the directors then in office. Under A&B Bylaws, shareholder may not fill a vacancy on the Board of Directors.

        Under Holdings' Bylaws, a vacancy on the Board of Directors may be filled by: (i) shareholders; (ii) the Board of Directors; or (iii) the affirmative vote of a majority of all the directors remaining in office if the directors remaining in office constitute fewer than a quorum of the Board of Directors.

  Action by Written Consent of the Shareholders

        A&B's Bylaws provide that shareholders may only take action at a meeting of the shareholders.

        Holdings' Bylaws provide that shareholders may take action at a meeting of the shareholders or, as provided in Section 414-124 of the HBCA, by unanimous written consent in lieu of a meeting.

  Rights to Call Special Meetings of the Shareholders

        A&B's Bylaws provide that a special meeting of the shareholders may only be called by the Chairman of the Board, the President or a majority of the directors then in office, or under certain limited circumstances described in Section 416-73 of the HRS (which section has since been repealed).

        Holdings' Bylaws provide that a special meeting of shareholders may be called by (i) the Chairman of the Board, if appointed, the President or a majority of the directors then in office or (ii) the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting if such holders sign, date and deliver to the Company Secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held. The right of shareholders to call a special meeting is subject to certain procedural and informational requirements that are intended to facilitate Holdings and shareholders receiving basic information about the special meeting and to ensure, among other things, that the special meeting is not duplicative of matters that were or, in the near term, could be covered at an annual meeting.

  Jones Act-Related Provisions

        As described below, Holdings' Organizational Documents include certain restrictions not included in A&B's Organizational Documents which are intended to ensure our continuing compliance with the Jones Act.

        Board and Management Restrictions.    Holdings' Bylaws require that: (i) Holdings' Chairman of the Board and chief executive officer, by whatever title, be U.S. citizens; (ii) not more than a minority of the minimum number of directors of the Board of Directors necessary to constitute a quorum of the Board of Directors (or such other portion as the Board of Directors may determine to be necessary to comply with the applicable U.S. maritime and vessel documentation laws) be non-U.S. citizens; and (iii) not more than a minority of the minimum number of directors of any committee of the Board of Directors necessary to constitute a quorum of such committee (or such other portion as the Board of Directors may determine to be necessary to comply with the applicable U.S. maritime and vessel documentation laws) be non-U.S. citizens.

        Maritime Restrictions.    Holdings' Charter subjects the shares of Holdings common stock to the Maritime Restrictions. The following summary of the Maritime Restrictions is qualified in its entirety by reference to the full text of Holdings' Charter set forth in Annex II to this proxy statement/prospectus. We urge shareholders to carefully read Holdings' Charter in its entirety.

  1.
  General

        In order to protect Holdings' ability to register vessels in the U.S. under the applicable U.S. maritime and vessel documentation laws and operate those vessels in Coastwise Trade, Holdings' Charter limits the aggregate ownership (record or beneficial) or control of shares of Holdings common stock by non-U.S. citizens (as such term is determined by the applicable U.S. maritime and vessel documentation laws for purposes of Coastwise Trade) to 22% of the total issued and outstanding shares. We refer to such percentage limitation on foreign ownership of shares of Holdings common stock as the "Maximum Permitted Percentage" and any such shares owned by non-U.S. citizens in excess of the Maximum Permitted Percentage as "Excess Shares." To the extent the applicable U.S. maritime and vessel documentation laws are amended to change the legal foreign ownership maximum percentage, Holdings' Charter provides that the Maximum Permitted Percentage will automatically be changed to a percentage that is three percentage points lower than the legal foreign ownership maximum percentage, as amended. In the event Holdings is subject to any other U.S. federal law that restricts the ownership of shares of Holdings common stock by non-U.S. citizens, Holdings' Board of Directors will have discretion to impose ownership restrictions and other provisions that are substantially consistent with such applicable law on the shares of Holdings common stock (as long as such restrictions and other provisions are no more restrictive than the Maritime Restrictions). In addition, Holdings' Charter provides that a person will not be deemed to be a "record owner," "beneficial owner" or "controller" of shares of Holdings common stock if the Board of Directors of Holdings determines, in good faith, that such person is not an owner of such shares in accordance with and for the purposes of the applicable U.S. maritime and vessel documentation laws.

  2.
  Restriction on Transfers of Excess Shares

        Holdings' Charter provides that any purported transfer of any shares of Holdings common stock that would result in the aggregate ownership of shares of Holdings common stock by non-U.S. citizens in excess of the Maximum Permitted Percentage will be void and ineffective, and neither Holdings nor its transfer agent will register any such purported transfer on the stock transfer records of Holdings or recognize any such purported transferee as a shareholder of Holdings for any purpose (including for purposes of voting, dividends and distributions), except to the extent necessary to effect the remedies available to Holdings under Holdings' Charter (as described under "—3. Additional Remedies for Exceeding the Maximum Permitted Percentage" and "—4. Redemption of Excess Shares" below).

  3.
  Additional Remedies for Exceeding the Maximum Permitted Percentage

        In the event such restrictions voiding purported transfers would be ineffective for any reason, Holdings' Charter provides that if any transfer (a "Proposed Transfer") to a transferee (a "Proposed

Transferee") would otherwise result in the ownership by non-U.S. citizens of an aggregate number of shares of Holdings common stock in excess of the Maximum Permitted Percentage, such Excess Shares will automatically be transferred to a trust for the exclusive benefit of one or more charitable beneficiaries that are U.S. citizens. The Proposed Transferee will not acquire any rights in the Excess Shares transferred into the trust.

        Holdings' Charter also provides that the above trust transfer provisions apply to (i) any change in the status (a "Status Change") of an owner of shares of Holdings common stock from a U.S. citizen to a non-U.S. citizen (a "Disqualified Person") that results in non-U.S. citizens, in the aggregate, owning shares of Holdings common stock in excess of the Maximum Permitted Percentage and (ii) any issuance of shares of Holdings common stock (including the shares of Holdings common stock being issued in the Merger) (a "Deemed Original Issuance" and, together with a Proposed Transfer and a Status Change, each, a "Restricted Event") to a non-U.S. citizen (a "Disqualified Recipient" and, together with a Proposed Transferee and Disqualified Person, a "Restricted Person") that would result in non-U.S. citizens, in the aggregate, owning shares of Holdings common stock in excess of the Maximum Permitted Percentage.

        The automatic transfer will be deemed to be effective as of immediately before the consummation of the Restricted Event. Shares of Holdings common stock held in the trust will remain issued and outstanding shares. Any Restricted Person will not profit from ownership of any shares of Holdings common stock held in the trust, will have no rights to dividends or distributions and will have no rights to vote or other rights attributable to the shares of Holdings common stock held in the trust. The trustee of the trust, who will be a U.S. citizen chosen by Holdings and unaffiliated with Holdings or any owner of such Excess Shares, will have all voting rights and rights to dividends or other distributions with respect to Excess Shares held in the trust. The trustee of the trust may rescind as void any vote given by a holder with respect to Excess Shares and revoke any proxy given by such holder with respect to Excess Shares and recast such vote or resubmit such proxy for the benefit of the charitable beneficiary of such trust, unless prohibited from doing so by applicable law or Holdings has already taken corporate action in respect of which such vote was cast or proxy was given. These rights will be exercised by the trustee of the trust for the exclusive benefit of the charitable beneficiary of such trust. In each case, any dividend or distribution authorized and paid by Holdings to a Restricted Person with respect to such Restricted Person's Excess Shares after the automatic transfer of such Excess Shares into a trust must be paid by the Restricted Person to the trustee. Any dividend or distribution authorized with respect to any Excess Shares after the automatic transfer of such Excess Shares into the trust but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for distribution to the charitable beneficiary. The amount of any such dividends or distribution received by a Restricted Person with respect to Excess Shares and not paid to the trustee may be withheld by the trustee from the proceeds of the sale of such Excess Shares remitted to such Restricted Person (as further described below).

        Within 20 days of receiving notice from Holdings that shares of Holdings common stock have been transferred to the trust, the trustee will sell the shares to a U.S. citizen designated by the trustee (or to Holdings in accordance with the procedures described below). Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the proceeds of the sale (net of broker's commissions and other selling expenses, applicable taxes and other costs and expenses of the trust) to the Restricted Person and to the charitable beneficiary as follows:

  •
  In the case of Excess Shares transferred into the trust as a result of a Proposed Transfer, the Proposed Transferee will receive the lesser of (i) the price paid by the Proposed Transferee for the shares or, if the Proposed Transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the fair market value (determined in accordance with the formula set forth in Holdings' Charter)

    of the shares on the date of the Proposed Transfer (the "Proposed Transfer Price") and (ii) the price received by the trustee from the sale of the shares.

  •
  In the case of Excess Shares transferred into the trust as a result of a Status Change, the Disqualified Recipient will receive the lesser of (i) the fair market value (determined in accordance with the formula set forth in Holdings' Charter) of the shares on the date of the Status Change (the "Status Change Price") and (ii) the price received by the trustee from the sale of the shares.

  •
  In the case of Excess Shares transferred into the trust as a result of a Deemed Original Issuance (including any shares of Holdings common stock being issued in the Merger), the Disqualified Recipient will receive the lesser of (i) the price paid by the Disqualified Recipient for the shares or, if the Disqualified Recipient did not give value for the shares in connection with the Deemed Original Issuance, the fair market value (determined in accordance with the formula set forth in Holdings' Charter) of the shares on the date of the Deemed Original Issuance (the "Deemed Original Issuance Price") and (ii) the price received by the trustee from the sale of the shares.

        Any net sale proceeds in excess of the amount payable to the Restricted Person will be promptly paid to the charitable beneficiary. If such shares are sold by the Restricted Person prior to Holdings' discovery that shares should have been transferred to the trust, then (i) the shares will be deemed to have been sold on behalf of the trust and (ii) to the extent that the Restricted Person received an amount for the shares that exceeds the amount such Restricted Person was entitled to receive, the excess will be paid to the trustee upon demand.

        In addition, shares of Holdings common stock held in the trust will be deemed to have been offered for sale to Holdings at a price per share equal to the lesser of (i) the fair market value (determined in accordance with the formula set forth in Holdings' Charter) on the date Holdings accepts the offer and (ii) the Proposed Transfer Price, the Status Change Price or the Deemed Original Issuance Price, as the case may be, of such Excess Shares. Holdings will have the right to accept the offer until the trustee has sold the shares. Upon a sale to Holdings, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute to the Restricted Person the portion of the net proceeds from the sale due to the Restricted Person and pay the remainder, if any, to the charitable beneficiary of the trust.

  4.
  Redemption of Excess Shares

        To the extent that the above trust transfer provisions would be ineffective for any reason, Holdings' Charter provides that, to prevent the percentage of aggregate shares of Holdings common stock owned by non-U.S. citizens from exceeding the Maximum Permitted Percentage, Holdings, by action of its Board of Directors, in its sole discretion, will have the power (but not the obligation) to redeem all or any portion of such Excess Shares, unless such redemption is not permitted under applicable law.

        Until such Excess Shares are redeemed, the Restricted Persons owning such shares will not be entitled to any voting rights with respect to such shares and Holdings will pay any dividends or distributions with respect to such shares into an escrow account. Full voting, distribution and dividend rights will be restored to such Excess Shares (and any dividends or distributions paid into an escrow account will be paid to holders of record of such shares), promptly after the time and to the extent the Board of Directors determines that such shares no longer constitute Excess Shares, unless such shares have already been redeemed by Holdings.

        If the Board of Directors of Holdings determines to redeem Excess Shares, the redemption price of such Excess Shares will be an amount equal to (i) the lesser of (A) the fair market value (determined in accordance with the formula set forth in Holdings' Charter) on the redemption date and (B) the Proposed Transfer Price, the Status Change Price or the Deemed Original Issuance Price, as the case may be, of such Excess Shares, minus (ii) any dividends or distributions received by such

Restricted Person with respect to such Excess Shares prior to and including the redemption date instead of being paid into the escrow account. The Board of Directors of Holdings may, in its discretion, pay the redemption price in cash or by the issuance of interest-bearing promissory notes with a maturity of up to 10 years and bearing a fixed rate equal to the yield on the U.S. Treasury Note of comparable maturity. Upon redemption, any dividends or distributions that have been paid into an escrow account with respect to such redeemed shares will be paid by the escrow agent for such account to a charitable organization that is a U.S. citizen designated by Holdings, net of any taxes and other costs and expenses of the escrow agent.

  5.
  Permitted Actions by the Board of Directors Relating to the Maritime Restrictions

        In addition to the foregoing restrictions, so that Holdings may assure compliance with the applicable U.S. maritime and vessel documentation laws, Holdings' Charter authorizes its Board of Directors to effect any and all measures necessary or desirable (consistent with the provisions thereof) to fulfill the purpose of and to implement the Maritime Restrictions, including:

  •
  obtaining, as a condition precedent to the transfer of shares of Holdings common stock, a citizenship certification and any other documentation Holdings or its transfer agent deems advisable from the transferee of such shares (and persons on whose behalf shares of Holdings common stock are to be held);

  •
  determining the citizenship of any owner of shares of Holdings common stock and, in making such determination, relying upon the stock transfer records of Holdings, the citizenship certificates and other documentation given by owners or their transferees and such other written statements and affidavits and such other proof as Holdings may deem reasonable;

  •
  developing issuance, transfer, redemption, escrow and legend notice provisions and procedures regarding certificated and uncertificated shares of Holdings common stock;

  •
  establishing and maintaining a dual stock certificate system under which different forms of certificates are issued to U.S. citizens and non-U.S. citizens; and

  •
  mandating that all shares of Holdings common stock issued by Holdings include the legend specified in Holdings' Charter (or other appropriate legend reflecting the Maritime Restrictions) or, in the case of uncertificated shares, mandating that the record holder thereof be sent a written notice containing the information in the applicable legend within a reasonable time after the issuance or transfer thereof.

  6.
  Maritime Restrictions Severable

        The Maritime Restrictions are intended to be severable. If any one or more of the Maritime Restrictions is held to be invalid, illegal or unenforceable, Holdings' Charter provides that the validity, legality or enforceability of any other provision will not be affected.

  7.
  National Securities Exchange

        In order for Holdings to comply with any conditions to listing the shares of Holdings common stock that may be specified by any applicable national securities exchange or automated inter-dealer quotation service, Holdings' Charter also provides that nothing therein, such as the provisions voiding transfers to non-U.S. citizens, will preclude the settlement of any transaction entered into through any such applicable national securities exchange or automated inter-dealer quotation service if such preclusion is prohibited by such exchange or quotation service.

DESCRIPTION OF HOLDINGS CAPITAL STOCK

        Holdings is incorporated in the State of Hawaii. The rights of shareholders of Holdings will generally be governed by Hawaii law and Holdings' Organizational Documents. As described under the caption "The Holding Company Merger Proposal—Comparative Rights of Holders of Holdings Common Stock and A&B Common Stock" on page 28, other than the Maritime Restrictions, the rights of shareholders of Holdings are substantially similar in all material respects to the rights of A&B shareholders. The following is a summary of the material provisions of the Holdings Organizational Documents. This summary is not complete and is qualified by reference to Hawaii law and the full text of Holdings' Charter, a copy of which is attached as Annex II to this proxy statement/prospectus, and Holdings' Bylaws, a copy of which is attached as Annex III to this proxy statement/prospectus.

General

        Upon the completion of the Merger, the authorized capital of Holdings will be 150,000,000 shares of common stock, without par value. Holdings does not have any authorized preferred stock or any other class of capital stock other than common stock. All of the shares issued and outstanding upon completion of the Merger will be fully paid and nonassessable.

        Upon completion of the Merger, the number of shares of Holdings common stock that will be outstanding will be equal to the number of shares of A&B common stock (excluding shares held by shareholders that properly exercise dissenters' rights) outstanding immediately prior to the Merger.

Common Stock

        Dividends and Distributions.    The holders of outstanding shares of Holdings common stock will be entitled to ratably receive dividends and other distributions out of assets legally available at times and in amounts as the Board of Directors of Holdings may determine from time to time. The dividend and distribution rights of the shares of Holdings common stock are subject to the Maritime Restrictions as described under "The Holding Company Merger Proposal—Comparative Rights of Holders of Holdings Common Stock and A&B Common Stock—Jones Act-Related Provisions."

        Liquidation Rights.    If Holdings is liquidated, dissolved or wound up, voluntarily or involuntarily, holders of Holdings' common stock are entitled to share ratably in all assets of Holdings available for distribution to Holdings' shareholders, subject to the Maritime Restrictions described under "The Holding Company Merger Proposal—Comparative Rights of Holders of Holdings Common Stock and A&B Common Stock—Jones Act-Related Provisions."

        Voting Rights.    Holders of Holdings common stock are entitled to one vote per share on all matters to be voted upon by shareholders. The voting rights are subject to the Maritime Restrictions as described under "The Holding Company Merger Proposal—Comparative Rights of Holders of Holdings Common Stock and A&B Common Stock—Jones Act-Related Provisions." There are no cumulative voting rights. Shareholders entitled to vote at a meeting of shareholders may vote by proxy.

        Other.    There are no preemption, redemption, sinking fund or conversion rights applicable to the Holdings common stock except with respect to the Maritime Restrictions, as described under "The Holding Company Merger Proposal—Comparative Rights of Holders of Holdings Common Stock and A&B Common Stock—Jones Act-Related Provisions," and except as described under "Description of Holdings Capital Stock—Anti-Takeover Effects Under Holdings' Organizational Documents and Certain Hawaii Laws—Certain Provisions of the HBCA and Other Hawaii Statutes—Control Share Acquisitions."

 Action by Written Consent of the Shareholders

        Holdings' Bylaws provide that shareholders may take action at a meeting of the shareholders or, as provided in Section 414-124 of the HBCA, by unanimous written consent in lieu of a meeting.

Rights to Call Special Meetings of the Shareholders

        Holdings' Bylaws provide that a special meeting of shareholders may be called by (i) the Chairman of the Board, if appointed, the President or a majority of the directors then in office or (ii) the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting if such holders sign, date and deliver to the corporation's secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held. The right of shareholders to call a special meeting is subject to certain procedural and informational requirements that are intended to facilitate Holdings and shareholders receiving basic information about the special meeting and to ensure, among other things, that the special meeting is not duplicative of matters that were or, in the near term, could be covered at an annual meeting.

Jones Act-Related Provisions

        Holdings' Organizational Documents include certain restrictions which are intended to ensure our continuing compliance with the Jones Act. For more information, see "The Holding Company Merger Proposal—Comparative Rights of Holders of Holdings Common Stock and A&B Common Stock—Jones Act-Related Provisions."

Transfer Agent

        We expect that the transfer agent for Holdings common stock will be Computershare Shareowner Services LLC, PO Box 358015, Pittsburgh, PA 15252-8015, 1-800-454-0477.

NYSE Listing

        We expect that Holdings common stock will be listed on the NYSE under the trading symbol "ALEX."

Indemnification

        The indemnity provisions of Holdings' Charter require Holdings to indemnify its directors and officers to the fullest extent permitted by law. Section 414-242 of the HBCA provides that a corporation may indemnify a director, who is a party to a proceeding in his/her capacity as a director of the corporation, against liability incurred in the proceeding if:

  •
  the individual conducted himself or herself in good faith and the individual reasonably believed (i) in the case of conduct in the individual's official capacity, that the individual's conduct was in the best interests of the corporation, and (ii) in all other cases, that the individual's conduct was at least not opposed to the best interests of the corporation; and

  •
  in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful; or

  •
  the individual engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation.

        To the extent that a director is wholly successful in the defense of any proceeding to which the director was a party in his/her capacity as director of the corporation, the corporation is required by Section 414-243 of the HBCA to indemnify such director for reasonable expenses incurred thereby.

        Under Section 414-244 of the HBCA, a corporation, before final disposition of a proceeding, may advance funds to pay for or reimburse the reasonable expenses incurred by a director, who is a party to a proceeding in his/her capacity as a director of the corporation, if the director delivers certain written affirmations and certain undertakings. Under certain circumstances, under Section 414-245 of the HBCA a director may apply for and obtain indemnification or an advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction.

        Furthermore, under Section 414-246 of the HBCA, indemnification may be made only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because a director has met the applicable standard, with such determination to be made:

  •
  by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding or who do not have a familial, financial, professional or employment relationship with the director whose indemnification is the subject of the decision being made, which relationship would reasonably be expected to influence the director's judgment when voting on the decision being made;

  •
  by special legal counsel; or

  •
  by a majority vote of the shareholders.

        Under Section 414-247 of the HBCA, a corporation may indemnify and advance expenses to an officer, who is a party to a proceeding because the officer is an officer of the corporation:

  •
  to the same extent as a director; and

  •
  if the person is an officer, but not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding, or liability arising out of conduct that constitutes (i) receipt by the officer of a financial benefit to which the officer is not entitled, (ii) an intentional infliction of harm on the corporation or the shareholders; or (iii) an intentional violation of criminal law.

        The above-described provision applies to an officer who is also a director if the basis on which the officer is made a party to the proceeding is an act or omission solely as an officer. Furthermore, an officer of a corporation who is not a director is entitled to mandatory indemnification under Section 414-243 of the HBCA and may apply to a court under Section 414-245 of the HBCA for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance for expenses.

Limitations on Directors' Liability

        Holdings' Charter limits the liability of Holdings' directors in any action brought by shareholders for monetary damages to the fullest extent permitted by the HBCA, which permits a corporation to eliminate directors' liability in such actions except for:

  •
  the amount of a financial benefit received by a director to which the director is not entitled;

  •
  an intentional infliction of harm on the corporation or the shareholders;

  •
  payment of a dividend or other distribution in violation of Section 414-223 of the HBCA; or

  •
  an intentional violation of criminal law.

 Anti-Takeover Effects under Holdings' Organizational Documents and Certain Hawaii Laws

  Certain Provisions of Holdings' Organizational Documents

        Certain provisions of Holdings' Organizational Documents may delay or make more difficult unsolicited acquisitions or changes of control of Holdings. These provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change in control of Holdings, although these proposals, if made, might be considered desirable by a majority of our shareholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current management without the concurrence of the Board of Directors. These provisions include:

  •
  the availability of authorized but unissued shares of stock for issuance from time to time at the discretion of the Board of Directors;

  •
  all shareholder actions must be effected at a duly called meeting of shareholders or, as provided in Section 414-124 of the HBCA, by unanimous written consent; and

  •
  requirements for advance notice for raising business or making nominations at shareholders meetings.

        In addition, the Maritime Restrictions may have anti-takeover effects because they will restrict the ability of non-U.S. citizens to own, in the aggregate, more than 22% of the outstanding shares of Holdings common stock. The Maritime Restrictions are not in response to any effort to accumulate shares of A&B common stock or to obtain control of A&B prior to the Merger. The Board of Directors of A&B considers the Maritime Restrictions to be reasonable and in the best interests of A&B and its shareholders because the Maritime Restrictions reduce the risk that the our Company will not be a U.S. citizen under the U.S. maritime and vessel documentation laws applicable to registering vessels in the United States and operating those vessels in Coastwise Trade. In the opinion of the Board of Directors of A&B, the fundamental importance to our shareholders of maintaining eligibility under these laws is a more significant consideration than the indirect "anti-takeover" effect resulting from the Maritime Restrictions.

  Certain Provisions of the Hawaii Business Corporation Act and Other Hawaii Statutes

        As a Hawaii corporation, Holdings is governed by the HBCA and more broadly the HRS. Under specified circumstances, the following provisions of the HRS may delay, prevent or make more difficult unsolicited acquisitions or changes of control of Holdings. These provisions also may have the effect of preventing changes in the management of Holdings. It is possible that these provisions could make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interest.

        Control Share Acquisitions.    Under Chapter 414E of the HRS, a person or group who proposes to make a "control share acquisition" in an "issuing public corporation" must obtain approval of the acquisition, in the manner specified in Chapter 414E of the HRS, by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote, exclusive of the shares beneficially owned by the acquiring person, and must consummate the proposed control share acquisition within 180 days after shareholder approval. If a control share acquisition is made without the requisite shareholder approval, unless the acquisition was approved by the Board, the statute provides that the shares acquired may not be voted for a period of one year from the date of acquisition, the shares will be nontransferable on the corporation's books for one year after acquisition and the corporation, during the one-year period, has the right to call the shares for redemption either at the price at which the shares were acquired or at book value per share as of the last day of the fiscal quarter ended prior to the date of the call for redemption.

        Under Chapter 414E of the HRS, "control share acquisition" means, subject to specified exceptions, the acquisition of shares of an issuing public corporation resulting in beneficial ownership of the acquiring person exceeding any of the following thresholds:

  •
  At least ten percent but less than twenty percent;

  •
  At least twenty percent but less than thirty percent;

  •
  At least thirty percent but less than forty percent;

  •
  At least forty percent but less than a majority; or

  •
  At least a majority.

        An "issuing public corporation" means a corporation incorporated in Hawaii which has (i) 100 or more shareholders and (ii) its principal place of business or its principal office in Hawaii, or that has substantial assets located in Hawaii.

        Consideration of Effects on Other Constituents.    Section 414-221 of the HBCA also provides that a director, in discharging his or her duties, may consider, in the director's discretion:

  •
  the interests of the corporation's employees, customers, suppliers, and creditors;

  •
  the economy of the State of Hawaii and the United States;

  •
  community and societal considerations, including, without limitation, the impact of any action upon the communities in or near which the corporation has offices or operations; and

  •
  the long-term as well as short-term interests of the corporation and its shareholders, including, without limitation, the possibility that these interests may be best served by the continued independence of the corporation.

        Corporate Take-Overs.    Chapter 417E of the HRS, the Hawaii Corporate Take-Overs Act (the "HCTA"), generally applies to take-over offers made to residents of the State of Hawaii in cases where the offeror would become the beneficial owner of more than 10% of any class of equity securities of a target company, or where an offeror that already owns more than 10% of any class of equity securities of the target company would increase its beneficial ownership by more than 5%. Under the HCTA, no offeror may acquire from any Hawaii resident equity securities of a target company at any time within two years following the last purchase of securities pursuant to a take-over offer with respect to the same class of securities, including but not limited to acquisitions made by purchase, exchange, merger, consolidation, partial or complete liquidation, redemption, reverse stock split, recapitalization, reorganization, or any other similar transaction, unless the holders of the equity securities are afforded, at the time of the acquisition, a reasonable opportunity to dispose of the securities to the offeror upon substantially equivalent terms as those provided in the earlier take-over offer. The HCTA requires that any person making a covered take-over offer file a registration statement with the Hawaii Commissioner of Securities.

        A "take-over offer" is an offer to acquire any equity securities of a target company from a Hawaii resident pursuant to a tender offer or request or invitation for tenders.

        A "target company" is an issuer of publicly traded equity securities that is organized under the laws of Hawaii or has at least 20% of its equity securities beneficially held by Hawaii residents and has substantial assets in Hawaii.

        The HCTA does not apply if the offer has been approved in writing by the board of directors of the target company, if the offeror is the issuer of the securities, if the offeror does not acquire more than 2% of any class of equity securities of the issuer during the preceding 12 month period, or if the offer involves an exchange of securities that is registered under (or exempt from) the HCTA.

 THE ADJOURNMENT PROPOSAL

General

        If there are not sufficient votes at the time of the Annual Meeting to approve the holding company merger proposal, A&B's Chairman may propose to adjourn the Annual Meeting to a later date or dates in order to permit the solicitation of additional proxies. Under Hawaii law and the provisions of A&B's Bylaws, no notice of adjournment need be given to you other than the announcement of the adjournment at the Annual Meeting.

        In order to permit proxies that have been received by A&B at the time of the Annual Meeting to be voted for an adjournment, if necessary, A&B has submitted the adjournment proposal to you as a separate matter for your consideration.

        In the adjournment proposal, A&B is asking you to authorize the holder of any proxy solicited by the Board of Directors to vote in favor of adjourning the Annual Meeting and any later adjournments. If A&B's shareholders approve the adjournment proposal, A&B could adjourn the Annual Meeting, and any adjourned session of the Annual Meeting, to use the additional time to solicit additional proxies in favor of the holding company merger proposal, including the solicitation of proxies from shareholders that have previously voted against the holding company merger proposal. As a result, even if proxies representing a sufficient number of votes against the holding company merger proposal have been received, A&B could adjourn the Annual Meeting without a vote on the holding company merger proposal and seek to convince the holders of those shares of common stock to change their votes to votes in favor of the holding company merger proposal.

        The Board of Directors believes that if the number of shares of common stock present or represented at the Annual Meeting and voting in favor of the holding company merger proposal is insufficient to approve the holding company merger proposal, it is in the best interests of the shareholders to enable the Board of Directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the holding company merger proposal.

Required Vote

        The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting, and entitled to vote thereat, is required to approve the adjournment proposal. Abstentions and broker non-votes will be counted for purposes of establishing a quorum. Abstentions will be treated as a vote "AGAINST" the adjournment proposal. Broker non-votes will have no effect on the outcome of the vote on the adjournment proposal.

        The Board of Directors recommends that shareholders vote "FOR" the approval of the adjournment proposal.

ELECTION OF DIRECTORS

        Directors will be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.

        Director Nominees and Qualification of Directors.     The nominees of the Board of Directors are the ten persons named below, all of whom currently are members of the Board of Directors. The Board of Directors believes that all nominees will be able to serve. However, if any nominee should decline or become unable to serve for any reason, shares represented by the accompanying proxy will be voted for the replacement person nominated by the Board of Directors.

        The following table provides the name, age (as of March 31, 2012), principal occupation of each person nominated by the A&B Board, their business experience during at least the last five years, the year each first was elected or appointed a director and qualifications of each director. Our Board members have a diverse range of perspectives and are knowledgeable about our businesses. Each director contributes in establishing a board climate of trust and respect, where deliberations are open and constructive. In selecting nominees, the Board has considered these factors and has reviewed the qualifications of each nominated director, which includes the factors reflected below:

W. Blake Baird Age: 51 Director Since: 2006

•
Chairman of the Board and Chief Executive Officer, Terreno Realty Corporation, San Francisco, California "Terreno") (real estate investment trust) since February 2010;
•
Managing Partner and Co-Founder of Terreno Capital Partners LLC (real estate investment) from September 2007 to February 2010;
•
President of AMB Property Corporation ("AMB") (real estate investment trust) from January 2000 to December 2006;
•
Director of AMB from May 2001 to December 2006.

Director Qualifications

As Chairman of the Board and Chief Executive Officer of Terreno, a publicly traded real estate investment trust, and as a former President and director of AMB, a large, publicly traded real estate investment trust, Mr. Baird brings to the Board experience in real estate, one of A&B's main businesses, as well as experience in managing complex business organizations. This experience has provided Mr. Baird with financial expertise and he has been designated by the Board of Directors as an Audit Committee Financial Expert.

Michael J. Chun Age: 68 Director Since: 1990

•
President and Headmaster of The Kamehameha Schools Kapalama Campus, Honolulu, Hawaii (educational institution) since June 1988;
•
Director of Bank of Hawaii Corporation since April 2004.

Director Qualifications

As President and Headmaster of the Kamehameha Schools Kapalama Campus, a major educational institution and community endowment in Hawaii, Dr. Chun contributes insights about Hawaii and A&B's operating markets through his involvement in the Hawaii business community and local community organizations. He also has public company board experience, both with A&B since 1990 and with Bank of Hawaii Corporation and its banking subsidiary, Bank of Hawaii, Hawaii's second largest financial institution.

W. Allen Doane Age: 64 Director Since: 1998

•
Director of A&B;
•
Chairman of the Board of A&B from April 2006 through December 2009;
•
Chief Executive Officer of A&B from October 1998 through December 2009;
•
President of A&B from October 1998 through September 2008;
•
Director of A&B's subsidiary, Matson Navigation Company, Inc. ("Matson") since October 1998, Chairman of the Board of Matson from April 2006 through September 2008 and from July 2002 to January 2004;
•
Vice Chairman of the Board of Matson from January 2004 to April 2006 and from December 1998 to July 2002;
•
Director of BancWest Corporation ("BancWest") from April 2004 through July 2006;
•
Director of First Hawaiian Bank ("FHB"), banking subsidiary of BancWest since August 1999.

Director Qualifications

As a member of A&B's senior management team for almost two decades, Mr. Doane, who was Chief Executive Officer and Chairman of the Board of A&B until his retirement from those positions in 2009, brings to the Board an in-depth knowledge of all aspects of the Company's transportation, real estate, and agribusiness operations. Mr. Doane has board experience, including his service on the board of FHB, Hawaii's largest financial institution, and is knowledgeable about Hawaii and A&B's operating markets through his involvement in the Hawaii business community and local community organizations.

Walter A. Dods, Jr. Age: 70 Director Since: 1989

•
Non-Executive Chairman of the Board of A&B since January 2010;
•
Lead Independent Director of A&B from April 2006 through December 2009;
•
Director of Hawaiian Telcom Holdco, Inc. (formerly known as Hawaiian TelCom Communications, Inc.) ("Hawaiian TelCom") Honolulu, Hawaii (telecommunications) since December 2010;
•
Non-Executive Chairman of the Board of Hawaiian TelCom from May 2008 to October 2010;
•
Non-Executive Chairman of the Board of FHB, a subsidiary of BancWest (formerly known as First Hawaiian, Inc. prior to a 1998 merger) (banking) from January 2005 through December 2008;
•
Non-Executive Chairman of the Board of BancWest from January 2005 through December 2007; Chairman of the Board and Chief Executive Officer of BancWest and FHB, from September 1989 through December 2004; Director of BancWest since March 1993;
•
Director of BancWest's banking subsidiaries, FHB since December 1979 and Bank of the West since November 1998;
•
Director of Maui Land & Pineapple Company, Inc. from October 2004 through May 2010.

Director Qualifications

As Chairman of the Board of A&B, and throughout his career as Chairman of the Board and Chief Executive Officer of BancWest, a national financial institution, and Chairman of the Board of Hawaiian TelCom, a local telecommunications provider, Mr. Dods brings to the Board experience in managing complex business organizations. He also has banking and financial expertise and has been designated by the Board of Directors as an Audit Committee Financial Expert. He is knowledgeable about Hawaii and A&B's operating markets through his involvement in the Hawaii business community and local community organizations.

Thomas B. Fargo Age: 63 Director Since: 2011

•
Non-Executive Chairman of the Board, Huntington Ingalls Industries (military shipbuilder) since March 2011;
•
Operating Executive Board Member, J.F. Lehman & Company (private equity firm) from 2008 to March 2011;
•
Owner, Fargo Associates, LLC (defense and homeland/national security consultancy) since 2005;
•
Chief Executive Officer, Hawaii Superferry, Inc. (interisland ferry) 2008-2009;
•
President, Trex Enterprises Corporation (defense research and development firm) 2005 - 2008;
•
Commander, U.S. Pacific Command, 2002-2005;
•
Director, Hawaiian Electric Industries, Inc. ("HEI") and Hawaiian Electric Company, Inc. ("HECO"), a subsidiary of HEI, since March 2005;
•
Director of Northrop Grumman Corporation from 2005 to March 2011;
•
Director of Hawaiian Holdings, Inc. 2005-2008.

Director Qualifications

In his various executive and leadership roles, Admiral Fargo brings to the Board experience in maritime and military operations and in managing complex business organizations. He is knowledgeable about Hawaii and A&B's operating markets through his involvement in the Hawaii business community and local community organizations. He also has public company board experience via his service on a number of publicly traded companies, including Huntington Ingalls Industries, where he is Chairman of the Board, and HEI.

Charles G. King Age: 66 Director Since: 1989

•
President and Dealer Principal, King Auto Center, Lihue, Kauai, Hawaii (automobile dealership) since October 1995;
•
Dealer Principal, King Infiniti of Honolulu (automobile dealership) since April 2004.

Director Qualifications

As the head of King Auto Center and King Infiniti of Honolulu, automotive dealerships located on Kauai and Oahu, respectively, Mr. King is an experienced businessman with executive and leadership skills, and is the recipient of a number of business leadership awards. He contributes insights about Hawaii and A&B's operating markets, particularly on Kauai, where A&B has significant business interests. He is knowledgeable about Hawaii and A&B's operating markets through his involvement in the Hawaii business community and local community organizations.

Stanley M. Kuriyama Age: 58 Director Since: 2010

•
Chief Executive Officer of A&B since January 2010;
•
President of A&B since October 2008;
•
President and Chief Executive Officer, A&B Land Group from July 2005 through September 2008;
•
Chief Executive Officer and Vice Chairman of A&B's subsidiary, A&B Properties, Inc., from December 1999 through September 2008;
•
Director and Chairman of the Board of Matson since September 2009.

Director Qualifications

As a member of A&B's senior management team for two decades, Mr. Kuriyama, who is Chief Executive Officer of A&B, brings to the Board an in-depth knowledge of all aspects of the Company's real estate, transportation and agribusiness operations. He is knowledgeable about Hawaii and A&B's operating markets through his involvement in the Hawaii business community and local community organizations.

Constance H. Lau Age: 60 Director Since: 2004

•
President, Chief Executive Officer and Director of HEI, Honolulu, Hawaii (electric utility/banking) since May 2006;
•
Chairman of the Boards and Director of American Savings Bank, F.S.B. ("ASB") and HECO, subsidiaries of HEI, since May 2006;
•
Chief Executive Officer of ASB from June 2001 to November 2010;
•
President of ASB from June 2001 to February 2008.

Director Qualifications

As President, Chief Executive Officer and a director of HEI, a large, publicly-traded Hawaii corporation, and as Chairman of the Board of HEI's banking and utility subsidiaries, Ms. Lau brings to the Board experience in managing complex business organizations and in banking and finance. Ms. Lau has been designated by the Board of Directors as an Audit Committee Financial Expert. She also is knowledgeable about Hawaii and A&B's operating markets through her involvement in the Hawaii business community and local community organizations.

Douglas M. Pasquale Age: 57 Director Since: 2005

•
Director of Ventas, Inc. ("Ventas"), Newport Beach, California (healthcare real estate investment trust) since July 2011;
•
Senior Advisor to the Chief Executive Officer of Ventas from July 2011 through December 2011;
•
Chairman of the Board of Nationwide Health Properties, Inc. ("NHP"), Newport Beach, California (healthcare real estate investment trust) from May 2009 to July 2011; President and Chief Executive Officer of NHP from April 2004 to July 2011;
•
Director of NHP since November 2003;
•
Executive Vice President and Chief Operating Officer of NHP from November 2003 to April 2004;
•
Chairman of the Board and Chief Executive Officer of ARV Assisted Living, Inc. from December 1999 to September 2003;
•
President and Chief Executive Officer of Atria Senior Living Group from April 2003 to September 2003;
•
Director of Terreno since February 2010;
•
Director of Sunstone Hotel Investors, Inc. since November 2011.

Director Qualifications

As a director of Ventas, a publicly traded healthcare real estate investment trust, a director of Ventas and in his former role as President, Chief Executive Officer and Chairman of the Board of Nationwide Health Properties, Inc. prior to its merger in July 2011 with Ventas, Mr. Pasquale contributes experience in real estate, one of A&B's main businesses, as well as experience in managing a complex business organization. This experience has provided Mr. Pasquale with financial expertise and he has been designated by the Board of Directors as an Audit Committee Financial Expert. He also serves as lead independent director for Terreno and serves as a director of Sunstone Hotel Investors, Inc.

Jeffrey N. Watanabe Age: 69 Director Since: 2003

•
Non-Executive Chairman of the Board of HEI since May 2006;
•
Director of HEI since April 1987;
•
Director of HECO from February 1999 to July 2006 and from February 2008 to present, and American Savings Bank, F.S.B. since May 1988, each a subsidiary of HEI;
•
Retired Founder, Watanabe Ing LLP ("WI"), Honolulu, Hawaii (attorneys at law) since July 2007; Partner, WI, from 1971 to June 2007.

Director Qualifications

As Chairman of the Board of HEI and former managing partner of a Honolulu law firm, of which he is a retired co-founder, Mr. Watanabe brings to the Board insights into corporate governance matters and leadership skills. In addition, he has both public and private company board experience, and is knowledgeable about Hawaii and A&B's operating markets through his involvement in the Hawaii business community and local community organizations.

        The Company's Bylaws provide that no person (other than a person nominated by the Board) will be eligible to be elected a director at an annual meeting of shareholders unless the Chairman of the Board, the President, or the Corporate Secretary has received, not less than 120 days nor more than 150 days before the anniversary date of the prior annual meeting, a written shareholder's notice in proper form that the person's name be placed in nomination. If the annual meeting is not called for a date which is within 25 days of the anniversary date of the prior annual meeting, a shareholder's notice must be given not later than 10 days after the date on which notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. To be in proper written form, a shareholder's notice must include information about each nominee and the shareholder making the nomination. The notice also must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

        Separate procedures have been established for shareholders to submit director candidates for consideration by the Nominating and Corporate Governance Committee. These procedures are described below under "Certain Information Concerning the Board of Directors—Nominating Committee Processes."

CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

Director Independence

        The Board has reviewed each of its current directors (the nominees named above) and has determined that all such persons, with the exception of Mr. Kuriyama, who is an executive officer of A&B, and Mr. Doane, who is a former executive officer of A&B, are independent under NYSE rules. In making its independence determinations, the Board considered the transactions, relationships or arrangements in "Certain Information Regarding Directors and Executive Officers—Certain Relationships and Transactions" below, as well as the following: Dr. Chun—a leasing relationship with, and an option to purchase property from, Kamehameha Schools, an entity with which Dr. Chun is employed, and A&B's banking relationships with Bank of Hawaii, an entity of which Dr. Chun is a director; Mr. Dods—A&B's banking relationships with First Hawaiian Bank, an entity of which Mr. Dods is a director; and Mr. Watanabe—A&B's banking relationships with American Savings Bank, an entity of which Mr. Watanabe is a director and Admiral Fargo is a director of the parent of American Savings Bank, and electricity sales by a division of A&B to a subsidiary of HEI, an entity of which Mr. Watanabe is Non-Executive Chairman of the Board and Admiral Fargo is a director.

Board Leadership Structure

        The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership, and that given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary as circumstances warrant. The Board currently has a separate Chairman of the Board and Chief Executive Officer ("CEO"). In separating these two positions, the Board recognizes that an independent Chairman can be beneficial in establishing a system of corporate checks and balances, and that managing the board can be a time-intensive responsibility. This leadership structure allows the CEO to focus on operating and managing the Company. The Board has determined that its leadership structure is appropriate for A&B at this time.

The Board's Role in Risk Oversight

        The Board has oversight of the risk management process, which it administers in part through the Audit Committee. One of the Audit Committee's responsibilities involves discussing policies regarding risk assessment and risk management. Risk oversight plays a role in all major board decisions and the evaluation of risk is a key part of the decision-making process. For example, the identification of risks and the development of sensitivity analyses are key requirements for capital requests that are presented to the Board.

        This risk management process occurs throughout all levels of the organization, but is also facilitated through a formal process in which a risk management working group and a risk management steering committee (comprised of senior management) meet regularly to identify and address significant risks. Risk management is reflected in the Company's compliance, auditing and risk management functions, and its risk-based approach to strategic and operating decision-making. Management reviews its risk management activities with the full Board of Directors on a regular basis. In 2011, the Board received various reports on risk-related matters, including presentations by senior management to the Board that covered an overview of the risk management program and the inclusion of risk management perspectives from each of A&B's business segments in the companywide strategic plan. The Board believes that its current leadership structure is conducive to the risk oversight process.

 Pay Risk Assessment

        The Compensation Committee has a formal review process to regularly consider and discuss the compensation policies, plans and structure for all of the Company's employees, including the Company's executive group, to ascertain whether any of the compensation programs and practices create risks or motivate unreasonably risky behavior that are reasonably likely to have a material adverse effect on the Company. Management worked with the Compensation Committee to review all Company incentive plans and related policies and practices, and the overall structure and positioning of total pay, pay mix, the risk management process and related internal controls.

        Management and the Compensation Committee concluded that A&B's employee compensation programs represent an appropriate balance of fixed and variable pay, cash and equity, short-term and long-term compensation, financial and non-financial performance, and enterprise risk oversight. It was noted that various policies are in place to mitigate compensation-related risks, including:

  •
  minimum stock ownership guidelines,

  •
  vesting periods on equity,

  •
  capped incentive payments (for performance-based plans),

  •
  use of multiple performance metrics,

  •
  use of multiple organizational performance levels,

  •
  reasonable payout curves tied to performance goals (e.g., 50% at threshold, 100% at target, 200% maximum payout at extraordinary, with linear interpolation between each goal),

  •
  review of goal-setting by the Compensation Committee to ensure that goals are reasonable,

  •
  mix of pay that is consistent with competitive practices for organizations similar in size,

  •
  insider trading and hedging prohibitions,

  •
  a compensation clawback policy, and

  •
  oversight by a Compensation Committee composed of independent directors.

        The Company concluded that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Board of Directors and Committees of the Board

        The Board of Directors held eleven meetings during 2011. In conjunction with six of these meetings, the non-management directors of A&B met in formally-scheduled executive sessions, led by the Chairman of the Board. In 2011, all directors were present at more than 75% of the meetings of the A&B Board of Directors and Committees of the Board on which they serve, and eight directors were present at 100 percent of such meetings. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which is governed by a charter, which is available on the corporate governance page of A&B's website at www.alexanderbaldwin.com.

        Audit Committee:    The current members of the Audit Committee are:

  •
  Mr. Pasquale, Chairman,

  •
  Mr. Baird,

  •
  Mr. Dods,

  •
  Admiral Fargo, and

  •
  Ms. Lau.

        Each member is an independent director under the applicable NYSE listing standards and SEC rules. In addition, the Board has determined that Messrs. Baird, Dods and Pasquale and Ms. Lau are "audit committee financial experts" under SEC rules. The duties and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board of Directors, and are summarized in the Audit Committee Report, which appears in this proxy statement/prospectus. The Audit Committee met a total of five times during 2011.

        Compensation Committee:    The current members of the Compensation Committee are:

  •
  Mr. King, Chairman,

  •
  Mr. Baird,

  •
  Dr. Chun, and

  •
  Mr. Watanabe.

        Each member is an independent director under the applicable NYSE listing standards. The Compensation Committee has general responsibility for management and other salaried employee compensation and benefits, including incentive compensation and stock incentive plans, and for making recommendations on director compensation to the Board. The Compensation Committee may form subcommittees and delegate such authority as the Compensation Committee deems appropriate, subject to any restrictions by law or listing standard. For further information on the processes and procedures for consideration of executive compensation, see "Executive Compensation—Compensation Discussion and Analysis" section below. The Compensation Committee met a total of four times during 2011.

        Nominating and Corporate Governance Committee:     The current members of the Nominating and Corporate Governance Committee (the "Nominating Committee") are:

  •
  Mr. Dods, Chairman,

  •
  Dr. Chun,

  •
  Mr. King,

  •
  Mr. Pasquale, and

  •
  Mr. Watanabe.

        Each member is an independent director under the applicable NYSE listing standards. The functions of the Nominating Committee include recommending to the Board individuals qualified to serve as directors; recommending to the Board the size and composition of committees of the Board and monitoring the functioning of the committees; advising on Board composition and procedures; reviewing corporate governance issues; overseeing the annual evaluation of the Board; and ensuring that an evaluation of management is occurring. The Nominating Committee met a total of four times during 2011.

Nominating Committee Processes

        The Nominating Committee identifies potential nominees by asking current directors to notify the Nominating Committee of qualified persons who might be available to serve on the Board. The Nominating Committee also engages firms that specialize in identifying director candidates.

        The Nominating Committee will consider director candidates recommended by shareholders. In considering such candidates, the Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Nominating

Committee, a shareholder must submit a written recommendation that includes the name of the shareholder, evidence of the shareholder's ownership of A&B stock (including the number of shares owned and the length of time of ownership), the name of the candidate, the candidate's qualifications to be a director and the candidate's consent for such consideration.

        The shareholder recommendation and information described above must be sent to the Corporate Secretary at 822 Bishop Street, Honolulu, Hawaii, 96813 and must be received not less than 120 days before the anniversary of the date on which A&B's Proxy Statement was released to shareholders in connection with the previous year's annual meeting.

        The Nominating Committee believes that the minimum qualifications for serving as a director are high ethical standards, a commitment to shareholders, a genuine interest in A&B and a willingness and ability to devote adequate time to a director's duties. The Nominating Committee also may consider other factors it deems to be in the best interests of A&B and its shareholders, such as business experience, financial expertise and group decision-making skills. While the Nominating Committee does not have a written diversity policy, it considers diversity of knowledge, skills, professional experience, education, expertise, and representation in industries relevant to the Company, as important factors in its evaluation of candidates.

        Once a potential candidate has been identified by the Nominating Committee, the Nominating Committee reviews information regarding the person to determine whether the person should be considered further. If appropriate, the Nominating Committee may request information from the candidate, review the person's accomplishments, qualifications and references, and conduct interviews with the candidate. The Nominating Committee's evaluation process does not vary based on whether or not a candidate is recommended by a shareholder.

        In November 2011, Admiral Thomas Fargo (Ret.), who was recommended to the Nominating Committee by a non-management director, was appointed to the Board of Directors.

Corporate Governance Guidelines

        The Board of Directors has adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities and to promote the more effective functioning of the Board and its committees. The guidelines provide details on matters such as:

  •
  Goals and responsibilities of the Board,

  •
  Selection of directors, including the Chairman of the Board,

  •
  Board membership criteria and director retirement age,

  •
  Stock ownership guidelines,

  •
  Director independence, and executive sessions of non-management directors,

  •
  Board self-evaluation,

  •
  Board compensation,

  •
  Board access to management and outside advisors,

  •
  Board orientation and continuing education, and

  •
  Leadership development, including annual evaluations of the CEO and management succession plans.

        The full text of the A&B Corporate Governance Guidelines is available on the corporate governance page of A&B's corporate website at www.alexanderbaldwin.com.

 Compensation of Directors

        The following table summarizes the compensation paid by A&B to directors for services rendered during 2011.

2011 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)		All Other Compensation ($)(4)		Total ($)
(a)	(b)	(c)	(f)		(g)		(h)
W. Blake Baird	78,750	100,039	N/A				178,789
Michael J. Chun	78,250	100,039	0	(5)	1,250		180,039
W. Allen Doane	64,750	100,039	N/A		3,000		167,789
Walter A. Dods, Jr.	145,800	168,049	0	(6)	2,000		315,849
Thomas B. Fargo	5,200	0	N/A				5,200
Charles G. King	88,250	100,039	0	(7)	1,000		189,289
Constance H. Lau	73,750	100,039	N/A				173,789
Douglas M. Pasquale	93,000	100,039	N/A				193,039
Maryanna G. Shaw	24,033	0	0	(8)	330,068	(8)	354,101
Jeffrey N. Watanabe	78,250	100,039	N/A		250		178,539

(1)
Represents the aggregate grant-date fair value of restricted stock unit awards granted in 2011. Each director (other than Admiral Fargo, who was appointed to the Board in November 2011, and Maryanna Shaw who retired on April 26, 2011) was granted approximately $100,000 in restricted stock units (the dollar amount is slightly higher than $100,000 due to the rounding of shares to a whole number, as provided under the terms of the 2007 Incentive Compensation Plan). Mr. Dods was provided with an additional grant of approximately $68,010 in consideration for his role as Chairman of the Board. At the end of 2011, Mr. Doane had 14,399 restricted stock units, Mr. Dods had 7,594 restricted stock units, Mr. King had 9,623 restricted stock units and Dr. Chun had 8,360 restricted stock units; Admiral Fargo had no restricted stock units; and all other directors listed above each had 4,956 restricted stock units, with the exception of Ms. Shaw whose vesting was accelerated upon her retirement pursuant to terms of the 2007 Incentive Compensation Plan.

(2)
Options have not been granted since 2007. The aggregate number of stock option awards outstanding at the end of 2011 for each director is as follows: Mr. Baird and Admiral Fargo—0 shares; Mr. Doane—580,298 shares; Dr. Chun, Messrs. Dods and King—30,000 shares each; Ms. Lau—24,000 shares; Mr. Pasquale and Ms. Shaw—16,000 shares each; and Mr. Watanabe—27,000 shares.

(3)
All amounts are attributable to the aggregate change in the actuarial present value of the director's accumulated benefit under a defined benefit pension plan.

(4)
Except as set forth in Note 8, represents charitable contributions under the matching gifts program described on page 51.

(5)
The change in pension value was a decrease of $10,565.

(6)
The change in pension value was a decrease of $10,692.

(7)
The change in pension value was a decrease of $3,433.

(8)
The change in pension value was a decrease of $305,548. Ms. Shaw received a lump sum payment of $330,068 on April 26, 2011 under the Company's retirement plan for directors.

        Under A&B's retirement policy for directors, Ms. Shaw retired from the Board of Directors on April 26, 2011. Admiral Fargo was appointed as a director of A&B on November 30, 2011. In 2011, non-employee directors received a flat annual cash retainer of $62,200 for board service. For any telephonic or in-person meetings in excess of seven A&B and Matson board meetings, a per meeting fee of $750 and $600, respectively, was paid. All Audit Committee members received an annual cash retainer of $9,000, all Compensation Committee members received an annual cash retainer of $7,500, and all Nominating and Corporate Governance Committee members received an annual cash retainer of $6,000. For any telephonic or in-person meetings in excess of six meetings for the Audit Committee, five meetings for the Compensation Committee, and four meetings for the Nominating and Corporate Governance Committee, a fee of $750 per meeting was paid. Mr. King received an additional annual retainer fee of $10,000 for serving as Chair of the Compensation Committee and Mr. Pasquale received an additional annual retainer fee of $14,000 for serving as Chair of the Audit Committee. Mr. Dods received a total cash retainer fee of $145,800 for serving as non-executive Chairman of the Board. He did not receive any meeting or committee fees. Directors who are employees of A&B or its subsidiaries did not receive compensation for serving as directors. Non-employee directors may defer half or all of their annual cash retainer and meeting fees until retirement or until a later date they may select; no directors have deferred any of these fees.

        Under the terms of the 2007 Incentive Compensation Plan (the "2007 Plan"), an automatic grant of approximately $100,000 in restricted stock units is given to each director who is elected or reelected as a non-employee director of A&B at each Annual Meeting of Shareholders. These awards vest in equal increments over three years. Non-employee directors may defer all or a portion of their vested shares until cessation of board service, the fifth anniversary of the award date, or whichever is earlier. Two directors have elected to make such a deferral in 2011. In 2011, an additional annual grant of $68,010 in restricted stock units was awarded to Walter A. Dods, Jr., as non-executive Chairman of the Board.

        Under A&B's retirement plan for directors, which has been frozen since 2004, a director with five or more years of service will receive a lump-sum payment upon retirement or attainment of age 65, whichever is later, that is actuarially equivalent to a payment stream for the life of the director consisting of 50 percent of the amount of the annual retainer fee in effect at the time of his or her departure from the Board, plus 10 percent of that amount for each year of service as a director over five years (up to an additional 50 percent). Effective December 31, 2004, these retirement benefits were frozen based on a director's service and retainer on that date and no further benefits accrue.

        Directors have business travel accident coverage of $200,000 for themselves and $50,000 for their spouses while accompanying directors on A&B business. They also may participate in the Company's matching gifts program for employees, in which the Company matches contributions to qualified cultural and educational organizations up to a maximum of $3,000 annually.

Director Share Ownership Guidelines

        The Board has a Share Ownership Guideline Policy that encourages each non-employee director to own A&B common stock (including restricted stock units) with a value of five times the amount of the current cash retainer of $62,200, within five years of becoming a director. All non-employee directors have met the established guidelines, with the exception of Admiral Fargo, who joined the Board in November 2011.

Communications with Directors

        Shareholders and other interested parties may contact any of the directors by mailing correspondence "c/o A&B Law Department" to A&B's headquarters at 822 Bishop Street, Honolulu, Hawaii 96813. The Law Department will forward such correspondence to the appropriate director(s).

However, the Law Department reserves the right not to forward any offensive or otherwise inappropriate materials.

        In addition, A&B's directors are strongly encouraged to attend the Annual Meeting of Shareholders. All of the directors that were nominated for election attended the 2011 Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN SHAREHOLDERS

        The following table lists the names and addresses of the only shareholders known by A&B on February 14, 2012 to have owned beneficially more than five percent of A&B's common stock outstanding, the number of shares they beneficially own, and the percentage of outstanding shares such ownership represents, based upon the most recent reports filed with the SEC. Except as indicated in the footnotes, such shareholders have sole voting and dispositive power over shares they beneficially own.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class
Pershing Square Capital Management L.P. 888 Seventh Avenue, 42nd Floor New York, NY 10019	3,561,943	(a)	8.5%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	3,024,946	(b)	7.3%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,488,864	(c)	6.0%

The London Company 1801 Bayberry Court, Suite 301 Richmond, VA 23226	2,111,790	(d)	5.1%

(a)
As reported in Amendment No. 2 to Schedule 13D dated December 13, 2011 (the "Pershing 13D") filed with the SEC. According to the Pershing 13D, Pershing Square Capital Management L.P. and its affiliates have shared voting power and shared dispositive power over all 3,561,943 shares, and does not have sole voting or sole dispositive power over any shares.

(b)
As reported in Amendment No. 2 to the Schedule 13G dated February 10, 2012 (the "Dimensional Fund 13G") filed with the SEC. According to the Dimensional Fund 13G, Dimensional Fund Advisors LP has sole voting power over 2,951,236 shares and sole dispositive power over all 3,024,946 shares (subject to the provision of Note 1 of the Dimensional Fund 13G), and does not have shared voting or shared dispositive power over any shares.

(c)
As reported in Amendment No. 2 to Schedule 13G dated January 20, 2012 (the "BlackRock 13G") filed with the SEC. According to the BlackRock 13G, BlackRock, Inc. has sole voting power and sole dispositive power over all 2,488,864 shares, and does not have shared voting or shared dispositive power over any shares.

(d)
As reported in Schedule 13G dated January 10, 2012 (the "London Company 13G") filed with the SEC. According to the London Company 13G, London Company has sole voting power and sole dispositive power over 2,076,407 shares, has shared dispositive power over 35,383 shares and no shared voting power over any shares.

 CERTAIN INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

Security Ownership of Directors and Executive Officers

        The following table shows the number of shares of A&B common stock beneficially owned as of February     , 2012 by each director and nominee, by each executive officer named in the "Executive Compensation—Summary Compensation Table" below, and by directors, nominees and executive officers as a group and, if at least one-tenth of one percent, the percentage of outstanding shares such ownership represents. Except as indicated in the footnotes, directors, nominees and executive officers have sole voting and dispositive power over shares they beneficially own.

Name or Number in Group	Number of Shares Owned (a)(b)	Stock Options(c)	Total	Percent of Class
W. Blake Baird	9,785	—	9,785	—
Michael J. Chun	13,083	30,000	43,083	0.1
W. Allen Doane	111,920	580,298	692,218	1.6
Walter A. Dods, Jr.	62,816	30,000	92,816	0.2
Thomas B. Fargo	—	—	—	—
Charles G. King	13,868	30,000	43,868	0.1
Constance H. Lau	8,135	24,000	32,135	0.1
Douglas M. Pasquale	12,385	16,000	28,385	0.1
Jeffrey N. Watanabe	8,625	27,000	35,625	0.1
Stanley M. Kuriyama	123,179	259,078	382,257	0.9
Joel M. Wine	—	—	—	—
Christopher J. Benjamin	50,656	130,349	181,005	0.4
Matthew J. Cox	26,620	99,023	125,643	0.3
Norbert M. Buelsing	48,089	46,259	94,348	0.2
Nelson N. S. Chun	31,612	68,141	99,753	0.2
Paul K. Ito	10,077	25,538	35,615	0.1
19 Directors, Nominees and Executive Officers as a Group	560,026	1,435,900	1,995,926	4.6

(a)
Amounts do not include shares beneficially owned in a fiduciary capacity by trust companies or the trust departments of banks of which A&B directors are trustees or directors, including as follows: BancWest Corporation—99,628 shares, Bank of Hawaii—                 shares, and the William Garfield King Educational Trust, of which Mr. King is a trustee—400 shares. Amounts include 20,000 shares held in a trust by the spouse of Mr. Benjamin.

(b)
Amounts include shares as to which directors, nominees and executive officers have (i) shared voting and dispositive power, as follows: Mr. Baird—9,785 shares, Dr. Michael Chun—8,179 shares, Mr. Dods—2,000 shares, Ms. Lau—700 shares, Mr. Pasquale—12,385 shares, and directors, nominees and executive officers as a group—44,699 shares and (ii) sole voting power only: directors, nominees and executive officers as a group—210 shares.

(c)
Amounts reflect shares deemed to be owned beneficially by directors, nominees and executive officers because they may be acquired prior to April 15, 2012 through the exercise of stock options. Amounts do not include 168,371 restricted stock units that have been granted to the directors and executive officers as a group that may not be acquired prior to April 15, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires A&B's directors and executive officers, and persons who own more than 10 percent of A&B's common stock, to file reports of ownership and changes in ownership with the SEC. A&B believes that, during fiscal 2011, its directors and executive officers filed all reports required to be filed under Section 16(a) on a timely basis.

 Certain Relationships and Transactions

        A&B has adopted a written policy under which the Audit Committee must pre-approve all related person transactions that are disclosable under SEC Regulation S-K, Item 404(a). Prior to entering into a transaction with A&B, directors and executive officers (and their family members) must make full disclosure of all facts and circumstances to the Law Department. The Law Department then determines whether such transaction requires the approval of the Audit Committee. The Audit Committee considers all of the relevant facts available, including (if applicable) but not limited to: the benefits to the Company; the impact on a director's independence in the event the person in question is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. The Audit Committee will approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders.

        The Audit Committee has established written procedures to address situations when approvals need to be sought between meetings. Whenever possible, proposed related person transactions will be included as an agenda item at the next scheduled Audit Committee meeting for review and approval. However, if it appears that a proposed related person transaction will occur prior to the next scheduled Audit Committee meeting, approval will be sought from Audit Committee members between meetings. Approval by a majority of the Audit Committee members will be sufficient to approve the related person transaction. If a related person transaction is approved in this manner, the action will be reported at the next Audit Committee meeting.

        Constance H. Lau, a director of A&B, is President, Chief Executive Officer and Director of HEI, as well as Chairman of the Board of American Savings Bank, F.S.B., a subsidiary of HEI. A&B and its subsidiaries have a number of relationships with American Savings Bank incurred in the ordinary course of business, including:

        American Savings Bank (i) has a 9.86 percent participation in A&B's $230,000,000 revolving credit and term loan agreement, of which, in 2011, the largest aggregate amount of principal outstanding was $149,000,000; $128,000,000 and $946,481 were paid in principal and interest, respectively; and $116,000,000 was outstanding on February 7, 2012, with interest payable on a sliding scale at rates between 0.9 percent to 1.75 percent (based on A&B's debt to earnings before interest expense, depreciation, amortization and taxes, or "EBITDA") plus LIBOR, (ii) has a 9.86 percent participation in Matson's $125,000,000 revolving credit and term loan agreement, of which, in 2011, the largest aggregate amount of principal outstanding was $74,000,000; and $176,500,000 and $257,287 were paid in principal and interest, respectively; and $57,000,000 was outstanding on February 7, 2012, with interest payable on a sliding scale at rates between 0.9 percent to 1.75 percent (based on A&B's EBITDA) plus LIBOR, (iii) is a commercial tenant in three properties owned by A&B subsidiaries, under leases with terms that expire in December 2017, May 2016 and December 2012, with aggregate gross rents in 2011 of $202,874, and aggregate net rent from and after January 1, 2012 of $460,379 and (iv) is a holdover licensee in property owned by an A&B subsidiary, with a month-to-month license for a net monthly rent of $1,800.

        In 2011, an A&B division sold electricity that it had produced to Maui Electric Company, Inc., an HEI subsidiary, in the amount of approximately $13,922,000.

        Ms. Lau's spouse is the President and Chief Executive Officer of Finance Enterprises, Ltd. ("Finance Enterprises"), a Hawaii-based financial institution. Subsidiaries of Finance Enterprises have two commercial leases with a subsidiary of A&B, with terms expiring in August 2015 and November 2012, with aggregate gross rents in 2011 of $181,547, and aggregate net rents from and after January 1, 2012 of $300,430.

        The brother of Matthew J. Cox, President of Matson, is an officer in a company from which Matson leases transportation equipment. The aggregate amount paid under the leases in 2011 was $2,027,383. The remaining aggregate rental obligations expire October 2012 and total $113,535.

Code of Ethics

        A&B has adopted a Code of Ethics that applies to the CEO, Chief Financial Officer ("CFO") and Controller. A copy of the Code of Ethics is posted on the corporate governance page of A&B's corporate website, www.alexanderbaldwin.com. A&B intends to disclose any changes in or waivers from its Code of Ethics by posting such information on its website.

Code of Conduct

        A&B has adopted a Code of Conduct, which is applicable to all directors, officers and employees, and is posted on the corporate governance page of A&B's corporate website.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        The Compensation Discussion and Analysis ("CD&A") addresses A&B's compensation practices for 2011 for the seven executive officers named in the Summary Compensation Table on page 71 (collectively, the "Named Executive Officers" or "NEOs"). The NEOs are:

  •
  Stanley M. Kuriyama, President & Chief Executive Officer, Alexander & Baldwin, Inc.;

  •
  Christopher J. Benjamin, President, A&B Land Group and President, A&B Properties, Inc.;

  •
  Joel M. Wine, Senior Vice President, Chief Financial Officer, Treasurer, Alexander & Baldwin, Inc.;

  •
  Matthew J. Cox, President, Matson Navigation Company, Inc.;

  •
  Norbert M. Buelsing, President (Retired), A&B Properties, Inc.;

  •
  Nelson N. S. Chun, Senior Vice President and Chief Legal Officer, Alexander & Baldwin, Inc.; and

  •
  Paul K. Ito, Vice President, Controller and Assistant Treasurer.

        Mr. Benjamin served as Chief Financial Officer until September 1, 2011, at which time Mr. Wine was appointed to that position. As part of the Company's executive transition plan, Mr. Buelsing ceased service as President of A&B Properties, Inc. effective September 1, 2011; he retired from the Company effective January 31, 2012.

Executive Summary

        Pay Philosophy.    The following is an overview of the Company's pay philosophy:

  •
  A&B firmly believes in pay-for-performance and, thus, ties the majority of the NEO's compensation to performance to ensure alignment with the interests of the Company's shareholders. In 2011, 71 percent of the CEO's target total direct compensation was variable and performance-based. For the other NEOs, on average, 63 percent of total direct compensation was variable and performance-based.

  •
  All elements of compensation are generally targeted at the 50th percentile of survey data of pay.

  •
  All NEOs participate in the same health and welfare benefit plans, on substantially similar terms, as other salaried U.S.-based employees.

        Financial Performance in 2011.    In 2011, the Company's overall performance was below the previous year and the 2011 operating plan. Net income decreased from $92.1 million, or $2.22 per share, in 2010 to $34.2 million, or $0.81 per share, in 2011. Total revenue increased to $1.7 billion in 2011 compared to $1.6 billion in 2010. The weak Transpacific freight rate environment and high fuel prices significantly impacted the performance of the Company's China CLX1 service. Additionally, during the year, the Company elected to discontinue its second China-Long Beach service in August, which accounted for significant losses. The Agribusiness operations performed well, driving significant earnings with continued improvement in sugar yields and factory performance, and favorable sugar prices. Leasing performance improved in 2011, driven in part by higher U.S. mainland occupancy. Real Estate sales were lower in 2011, and included losses from joint ventures.

        Pay for Performance.    The Company's below threshold performance in 2011 was reflected in elements of compensation earned by executives in 2011.

  •
  Base Salary:  The Compensation Committee approved modest merit increases in 2011 to the NEOs, which was reflective of performance in 2010. Increases were based on individual performance, market data from compensation surveys, and the relationship of existing salary levels to comparable market data. The NEOs' salaries were from below the 25th to the 60th percentiles of competitive market rates.

  •
  Target Total Cash:  NEO target total cash compensation levels were from below the 25th to the 50th percentiles. The annual incentive amounts earned reflect Company performance at below the threshold level against consolidated pre-tax income and ROIC targets for 2011 for six of the seven NEOs, including the CEO. NEO awards are based on a combination of Company, business unit and individual goal achievements.

  •
  Total Direct Compensation:  The Committee provided target total direct compensation award opportunity for the NEOs from below the 25th percentile (for the CEO, who requested and was granted a significantly lowered long-term incentive award level versus market) to the 60th percentile. Long-term incentive award opportunity grants for each NEO ranged from below the 25th to the 75th percentiles.

  •
  2011 Performance-based Restricted Stock Units:  Based upon the Company's below-threshold performance, the minimum level of performance was not met and the NEOs did not earn any performance-based units that were part of the 2011 LTI grants.

  •
  Say-on-Frequency and Say-on-Pay Votes in 2011.  At the 2011 Annual Meeting of Shareholders, shareholders were presented with an advisory vote with respect to the frequency of the advisory vote on executive compensation. Of the annual, biennial, and triennial alternatives, the Company recommended the annual voting alternative, and a majority of voting shares cast also favored an annual vote. The Board has therefore determined that annual advisory votes will be held in the future.

  •
  The shareholders were also presented with an advisory vote on the compensation of the NEOs, as described in the Compensation, Discussion and Analysis, the compensation tables and the narrative disclosure contained in the proxy statement issued with respect to the meeting. Shareholder votes with respect to this resolution were: 32,240,721 for, 507,256 against and 838,267 abstaining. The Compensation Committee took these results into consideration and concluded it should focus on continuous improvements in the executive pay programs, as it has in previous years.

        Improvement in Pay Practices.    The Compensation Committee evaluates its executive compensation practices and modifies or adopts programs or practices to provide an appropriate balance of risk and reward, as well as to adhere to good governance practices. The following compensation policies were adopted in 2011 and 2012:

  •
  Adopted a clawback policy, effective January 1, 2011, that applies to all senior management.

  •
  Adopted a policy prohibiting hedging and other speculative transactions involving Company stock, effective February 16, 2011.

  •
  Improved clarity and analysis of the executive pay programs in this Compensation Discussion and Analysis section for the benefit of shareholders.

        Promote Good and Avoid Bad Pay Practices.    In addition to modifications made to pay practices in 2011 and 2012, the Company continues to monitor its existing pay practices, as highlighted below, to ensure that it adopts the best practices to the extent that they are best aligned to the business goals and strategy of the Company as well as shareholder interests.

Promote Good Pay Practices	Avoid Bad Pay Practices

•

Change in control agreements ("Change in Control Agreements") that include double triggers requiring both a change in control event and termination of employment before any payments can be made.

•

Multiple performance metrics to determine incentive payments.

•

Minimum stock ownership guidelines for senior executives.

•

Minimum vesting periods of three years on all equity awards.

•

No employment contracts.

•

No overly generous pay package for the CEO.

•

No guaranteed bonus payments to senior executives.

•

No large bonus payouts without justifiable performance linkage.

•

No egregious pension payouts and no SERP (supplemental executive retirement plan) payouts and no active SERP program.

•

No excessive perquisites.

•

No excessive severance or change in control provisions.

•

No tax reimbursements.

•

No dividend or dividend equivalents paid on unvested performance shares or units.

•

No speculative transactions by executives using Company stock in hedging activities.

•

No unreasonable internal pay disparity.

•

No repricing or replacing of underwater stock options, without prior shareholder approval.

•

No backdating of options.

Compensation Overview

        Compensation Philosophy and Objectives.    The Company seeks to align its objectives with shareholder interests through a compensation program that attracts, motivates and retains qualified and effective executives, and rewards performance and results. To achieve this, the Company uses the following pay elements (described further under "—Pay Elements" below):

  •
  Salary,

  •
  Annual cash incentives,

  •
  Long-term equity incentives,

  •
  Health and welfare benefits,

  •
  Retirement benefits, and

  •
  Executive Severance Plan ("Severance Plan") and Change in Control Agreements.

        Target Compensation Percentiles.    In 2011, to achieve the Company's compensation philosophy, the Compensation Committee set target compensation percentile levels as follows:

  •
  Cash compensation (salary and annual incentives at target) at or about the 50th percentile of competitive survey data (described under "—The Role of Survey Data").

  •
  Total direct compensation (cash compensation and long-term equity incentives) at or about the 50th percentile.

  •
  Total compensation (total direct compensation, plus health and welfare benefits, retirement benefits and perquisites) at or about the 50th percentile.

        Actual compensation is dependent upon Company, business unit and individual performance.

        Combination of Pay Elements.    The Company's combination of pay elements is designed to place greater emphasis on performance-based compensation, while at the same time focusing on long-term talent retention and maintaining a balanced program to ensure an appropriate balance between pay and risk. The Compensation Committee believes that this is consistent with one of its key compensation objectives, which is to align management and shareholder interests. For 2011, the total direct compensation mix was generally within the same range as competitive practices for each element of pay. Mr. Kuriyama's mix of pay elements is less leveraged as compared to competitive practices due to his request to be paid more closely to the 25th percentile and receive a target long-term incentive award level of about one-half that of competitive practices. Mr. Kuriyama has expressed on numerous occasions his personal philosophy and desire for a lower ratio between CEO pay and other NEO pay compared to market practices.

Percentage of Target Total Direct Compensation Provided by Each Pay Element for 2011

	NEOs			Competitive
NEO	Salary	Annual Incentives	Long-Term Incentives	Salary	Annual Incentives	Long-Term Incentives
Mr. Kuriyama	29%	26%	45%	21%	20%	59%
Mr. Benjamin	32%	19%	49%	33%	25%	42%
Mr. Wine	35%	21%	44%	34%	21%	45%
Mr. Cox	32%	19%	49%	33%	24%	43%
Mr. Buelsing	39%	21%	40%	38%	25%	37%
Mr. Chun	41%	18%	41%	46%	24%	30%
Mr. Ito	44%	17%	39%	50%	18%	32%

        Review of Total Compensation.    In evaluating the mix of pay elements, the Compensation Committee reviews:

  •
  A summary of the value of all compensation elements provided to the executive during the year,

  •
  Competitive survey data,

  •
  Health and welfare benefits and retirement plan balances,

  •
  Prior compensation decisions for the past five years through tally sheets,

  •
  Economic environment,

  •
  Business unit strategic goals and performance expectations,

  •
  Expected and actual Company, business unit, and individual performance, and

  •
  Insight from the shareholder Say-on-Pay vote results.

        The Compensation Committee uses the above information to evaluate the following:

  •
  Alignment of the pay program to the Committee's commitment to pay for performance,

  •
  Consistency with competitive survey data,

  •
  Reasonableness and balance of pay elements as they relate to pay risk,

  •
  Year-to-year pay movement for each NEO to ensure it reflects variations in annual performance,

  •
  Internal pay equity based on individual performance, job level and competitive compensation data, and

  •
  The effect of potential payments, awards and plan design changes on the executive's total pay package.

        Internal Pay Equity.    The Compensation Committee considers internal pay equity as a factor in establishing compensation for executives. While the Compensation Committee has not established a specific policy regarding the ratio of total compensation of the CEO to that of the other executive officers, it does review compensation levels to ensure that appropriate equity exists. In 2011, it reviewed the ratio of the CEO's salary, total cash and total direct compensation relative to the average compensation for the other NEOs, as reflected in the table below. These ratios were also compared to survey data to determine whether compensation relationships are consistent with industry practices. The Company's target and actual ratios were within a reasonable range and positively reflect a narrower ratio between the CEO and other NEOs than that of companies of similar size in general industry. The CEO has expressed on numerous occasions his personal philosophy and desire for a lower ratio between CEO pay and other NEO pay compared to market practices.

2011 Ratio of Target and Actual CEO Pay to Other NEOs

	Salary	Total Cash Compensation	Total Direct Compensation
A&B Target	1.76	2.16	2.19
A&B Actual*	1.76	1.40	1.81
Survey Data (target)	2.30	2.80	4.07

*
Based on base salary as of December 31, 2011, actual annual incentives paid in 2012 for 2011 performance and grant date value of the long-term incentive grants made in January 2011.

 Pay Elements

        The Company provides the following pay elements to its executive officers in varying combinations to accomplish its compensation objectives.

        Salary:    Salary is intended to provide a competitive fixed rate of pay based upon an executive's responsibilities. Because the Company believes that salary is less impactful than performance-based compensation in achieving the overall objectives of the Company's executive compensation program, at target, under 29% - 44% of an NEO's total compensation is paid as salary. The Company's general philosophy is to provide salaries at the median of salaries paid to officers with comparable job responsibilities in general industry companies of similar size to the Company. Factors that are considered in determining salary include:

  •
  Job responsibilities and experience,

  •
  The executive's performance,

  •
  Competitive survey data,

  •
  Positioning within the executive's salary range,

  •
  Positioning in relation to the Company's pay philosophy,

  •
  Internal pay equity,

  •
  Projected salary increases in the general industry,

  •
  The value of the executive's total pay package at target for the year,

  •
  Proper balance of pay elements to discourage inappropriate risk behaviors,

  •
  Economic conditions, and

  •
  Company performance.

        Generally, the Board of Directors determines the CEO's annual salary change on the basis of the factors listed above. The Board has a formal performance review process for the CEO that includes four key categories: operating plan, growth initiatives, strategic initiatives, and core CEO responsibilities. None of the categories is formally weighted, and there is no overall rating score. Each Board member provides written observations and rates the CEO's performance against the criteria. The Board of Directors discusses the results of the assessment with the CEO, including the areas of greatest strength and areas where improvements could be made. The result of this process is considered in determining the CEO's actual salary. However, the Compensation Committee has also taken into account the CEO's desire to keep the ratio between CEO and other NEO pay lower than market practices when recommending adjustments to the Board.

        The CEO recommends annual salary changes for the other NEOs. Salary adjustments for NEOs are generally considered by the Compensation Committee in February of each year for implementation on April 1st. Base salary increases for NEOs in 2011 reflected merit increases based on performance and the factors listed above.

Salary Information for 2010 - 2011

NEO	Base Salary as of 12/31/10	Amount of Increase	Base Salary as of 12/31/11	Estimated Competitive Market Percentile
Mr. Kuriyama	$615,000	3%	$633,450	25th
Mr. Benjamin	$420,000	3%	$432,600	60th
Mr. Wine	N/A	N/A	$430,000	55th
Mr. Cox	$420,000	3%	$432,600	40th
Mr. Buelsing	$309,000	3%	$318,270	45th
Mr. Chun	$286,340	3%	$294,930	45th
Mr. Ito	$242,550	3%	$249,827	40th

        Annual Incentives:    Annual incentives for NEOs are provided through the Alexander & Baldwin, Inc. Performance Improvement Incentive Plan ("PIIP") to motivate executives and reward them if they achieve specific pre-established corporate, business unit and individual goals. These goals are established in February of each year based on the use of the metrics described below.

        Weighting of Goals.    The weighting of the corporate, business unit and individual goals depends on the executive's position and responsibilities. The intention is to place a significant portion of the awards on the financial results of the Company and business units, but balance that with important strategic and operating goals that have been established for the year through the individual portion. The 2011 weighting is as follows:

Weighting of 2011 PIIP Goals for NEOs

NEO	Unit	Corporate	Business Unit	Individual
Mr. Kuriyama	Corporate	70%	—	30%
Mr. Benjamin	Corporate/Agribusiness (1/1/11 - 8/31/11)	30%	40%	30%
Mr. Benjamin	Corporate/Land Group* (9/1/11 - 12/31/11)	20%	50%	30%
Mr. Wine	Corporate	70%	—	30%
Mr. Cox	Transportation	20%	50%	30%
Mr. Buelsing	Real Estate	20%	50%	30%
Mr. Chun	Corporate	70%	—	30%
Mr. Ito	Corporate	70%	—	30%

*
50% Properties/50% Agribusiness

        Determination of Annual Cash Incentive Award.    Each component—corporate, business unit and individual—is evaluated against the respective performance goals. There are three levels of award opportunities for each component: threshold, target and extraordinary. In 2011, the target award opportunity levels for NEOs ranged from 40 percent to 90 percent of salary, which is consistent with competitive targets. If a threshold goal is not achieved, there is no payout for that component. If threshold goals are achieved, a participant receives 50 percent of the target award opportunity set for that component. If target or extraordinary goals are achieved, a participant receives 100 or 200 percent, respectively, of the target award opportunity for that component. Awards are prorated for performance between the threshold, target and extraordinary levels, as applicable. No additional award is provided for performance above the extraordinary goal level. The maximum award in the aggregate is 200 percent of the NEO's target award opportunity.

        The CEO reviews the annual individual incentive award calculations for each individual and makes recommendations to the Compensation Committee regarding payouts. The Compensation Committee reviews and approves the awards and has discretion to modify recommended awards to take into consideration factors it believes appropriately reflect the performance of the Company, unit and individual. Such factors vary, but may include, for individuals, adjustments for an executive taking on temporary but significant additional responsibilities to his normal job role or, for the Company or a business unit, adjustments for extraordinary or unusual events.

        Working with Towers Watson-supplied reports and using data as described in the survey section on page 68, management and the Compensation Committee reviewed target award levels for the annual cash incentive awards and confirmed that each NEO is at or below the 50th percentile and that target total cash is at or below the 50th percentile for each of the NEOs.

        Company and Business Unit Performance.    The corporate component measure in 2011 was based on the operating plan approved by the Board of Directors and was weighted 65 percent on consolidated profit before income tax and 35 percent on return on invested capital ("ROIC"). ROIC is defined as after-tax income from operations, adjusted by unplanned pension, postretirement and non-qualified expenses, divided by the sum of average shareholders' equity and average debt for the preceding two years, as adjusted for unplanned changes in comprehensive income due to pension, postretirement and non-qualified plans.

        Performance goals for the Transportation and Real Estate units were weighted 65 percent on business unit profit before income tax and 35 percent on unit ROIC. The Agribusiness performance goal, such as for Hawaiian Commercial & Sugar Company ("HC&S"), was based 100 percent on profit before income tax. Profit before income tax was selected as a performance component because the Company believes it best reflects the results of business execution and profitability levels. ROIC was chosen as a performance component because it is a key measure in identifying how effectively the Company is investing its capital resources. The Company believes that both performance goals are aligned with shareholder interests.

        Annual incentive goals at threshold, target and extraordinary (maximum) are approved by the Compensation Committee in February of each year. The annual corporate and business unit targets reflected the Company's Board-approved operating plan. When establishing the operating plan, management and the Board of Directors consider the historical performance of the Company, external elements such as economic conditions and competitive factors, Company capabilities, performance objectives, and the Company's strategic plan.

        The target levels for corporate and business unit goals were set at the 2011 Board-approved operating plan amounts. If performance with respect to a corporate or business unit component is below the threshold level, there is no incentive payout made for that component. The maximum payout is capped at the extraordinary level.

        The Committee sets performance goal ranges around the target goal. In 2011, the performance range was set at 85 percent at threshold and 115 percent at extraordinary for profit before income tax and at 90 percent at threshold and at 120 percent for ROIC at the extraordinary level for the Company's consolidated performance. The top and bottom of the performance range was determined on the basis of the level of difficulty in achieving the objective as well as ensuring an enduring standard of performance is maintained. For the Transportation unit, the performance ranges were set at 85 percent at threshold and 111 percent at extraordinary for profit before income tax and at 85 percent at threshold and at 110 percent for ROIC at the extraordinary level. For the Real Estate unit, the performance ranges were set at 85 percent at threshold and 115 percent at extraordinary for profit before income tax and at 90 percent at threshold and at 125 percent for ROIC at the extraordinary level. For the Agribusiness unit, the performance range was set at an average of 59 percent at threshold and 141 percent at extraordinary for profit before income tax, which was the only measure, for the various businesses that the Agribusiness unit was comprised of (HC&S, Kauai Coffee, Kahului Trucking & Storage, and Kauai Commercial Company).

        For determination of award levels for 2011, the Company's operating performance was compared to the performance goals approved by the Compensation Committee in January/February 2011. Corporate goals and actual results were as follows:

Corporate Goal	Threshold	Target	Extraordinary	Actual
Profit Before Income Tax	$155,818,600	$183,316,000	$210,813,400	$62,920,200
ROIC	6.68%	7.42%	8.90%	3.12%

        Business unit goals and actual results were as follows:

Business Unit Goal	Threshold	Target	Extraordinary	Actual
Transportation Profit Before Income Tax	$106,844,500	$126,216,000	$140,154,900	$29,164,700
Transportation ROIC	10.74%	12.64%	13.90%	4.89%
Real Estate Profit Before Income Tax	$74,343,600	$87,463,000	$100,582,500	53,138,000
Real Estate ROIC	4.86%	5.40%	6.75%	3.00%
Agribusiness Profit Before Income Tax	$5,980,300	$10,065,000	$14,149,800	21,423,400

        Individual Performance.    In addition to corporate and business unit performance goals, each NEO had 30 percent of his 2011 award based on achieving individual goals, which are based on the NEO's position in the Company and the activities of the NEO's business unit. Individual goals are approved by the Compensation Committee each year. Performance against individual goals is assessed at threshold, target and extraordinary levels.

NEO	Individual Goals
Mr. Kuriyama	• Operating plan: profitability of shipping lines, continued turnaround in HC&S performance, key properties sales, and controlling operating and overhead costs
• Growth initiatives: geographic expansion in ocean transportation, expansion of real estate development pipeline, pursuit of other business acquisition opportunities in Hawaii
• Strategic initiatives: REIT evaluation, separation of real estate and transportation businesses, energy transition at HC&S, vessel replacements
• Core CEO responsibilities: board of directors communications and decision-making, strategic planning, compensation programs
Mr. Benjamin	• Evaluate HC&S renewable energy and other strategic options
• Evaluate and develop plans for HC&S water utilization
• Oversee the Company's strategic plan process
• Develop strategies and operational plans for the Land Group and transition to Land Group president
• Evaluate the option of separating Properties' assets into a REIT, including an assessment of the Transportation and Real Estate businesses as standalone companies
Mr. Wine (from Sept. 1, 2011 through Dec. 31, 2011)	• Provide leadership in evaluating corporate structural options
• Oversee the Company's strategic plan process
• Oversee the Company's 2012 operating plan process
• Facilitate a smooth transition and assumption of responsibilities from the former CFO
Mr. Cox	• Achieve Matson's cost reduction and operational initiatives
• Obtain planned level of profitability in the China service
• Achieve ocean transportation growth
• Analyze vessel and barge replacement needs
• Improve Matson Logistics Inc. earnings

NEO	Individual Goals
Mr. Buelsing (from Jan. 1, 2011 to Sept. 1, 2011)	• Increase profitability of the U.S. Mainland and Hawaii leasing portfolios
• Improve income property portfolio occupancy
• Achieve development sale margin, property sales and tax-deferred property exchange goals
• Achieve real estate growth initiatives
Mr. Chun	• Oversee and revise the Company's proxy disclosure process
• Oversee the Company's corporate compliance activities
• Manage significant corporate projects and initiatives
• Oversee compliance with SEC and other governmental regulations
Mr. Ito	• Participate in the strategic planning process, provide support for REIT evaluation, and lead the long-term capital budget analysis
• Oversee Financial Reporting and GAAP compliance
• Manage treasury related initiatives
• Lead process to evaluate the Company's requirements for financial IT systems

        Actual awards earned versus target averaged about 45.4% of the overall targeted goal payouts and were as follows:

NEO	Target Award	Actual Award for 2011	% of Base Salary	Corporate Performance	Business Unit Performance	Overall Individual Performance Rating
Mr. Kuriyama	$570,105	$171,032	27.0%	Below Threshold	N/A	At Target
Mr. Benjamin	$259,560	$299,467	69.2%	Below Threshold	*	Between Target and Extraordinary
Mr. Wine**	$86,000	$45,150	10.5%	Below Threshold	N/A	Slightly Below Extraordinary
Mr. Cox	$259,560	$70,081	16.2%	Below Threshold	Below Threshold	Between Threshold and Target
Mr. Buelsing	$175,049	$27,570	8.7%	Below Threshold	Below Threshold	Slightly Below Threshold
Mr. Chun	$132,719	$59,722	20.2%	Below Threshold	N/A	Between Target and Extraordinary
Mr. Ito	$99,931	$48,717	19.5%	Below Threshold	N/A	Between Target and Extraordinary

*
For January 1 through August 31, Business Unit goal was based on Agribusiness, Extraordinary; for the period September 1 through December 31, Business Unit goal was based 50% on Real Estate and 50% on Agribusiness, reflecting Mr. Benjamin's new responsibilities, Below Threshold and Extraordinary, respectively.

**
Prorated for September 1 through December 31, 2011.

        Equity-Based Compensation:    The equity portion of the total compensation program is designed to:

  •
  Align management and shareholder interests,

  •
  Provide an incentive to increase shareholder value over the longer-term, and

  •
  Provide a means to motivate and retain our NEOs.

        The Company grants stock options, time-based restricted stock units and performance-based restricted stock units to the NEOs. Because a financial gain from options is only possible if the price of the Company's stock has increased and because these options vest over a three-year period, these grants encourage actions that focus on increasing A&B's value, and should correspondingly be reflected in A&B's stock price, over an extended time frame. Time-based restricted stock unit grants are intended to focus behaviors on improving long-term stock price performance, increasing share ownership and strengthening retention of participants through a three-year vesting period. Performance-based restricted stock unit grants, which also vest over a three-year period, are intended to focus behaviors on achieving specific performance goals, as well as on achieving the same retention objectives as time-based restricted stock unit grants.

        The Company's total direct compensation (the combination of salary, target annual incentives and long-term incentive award opportunities) is targeted at or about the 50th percentile of the competitive survey data. For 2011, the Committee granted aggregate long-term incentive awards around the 40th percentile for the NEOs as a group and varied individual awards from below the 25th percentile for the CEO to the 75th percentile based on the individual's personal performance and contributions. Mr. Kuriyama's estimated competitive market percentile was below the 25th percentile due to his personal philosophy and desire for a lower ratio between CEO and other NEO pay, as previously indicated.

LTI and Total Direct Compensation Positioning for 2011

NEO	Base Salary as of 12/31/11	2011 LTI Grant	Target Total Direct Compensation 12/31/11 (Including Base Salary)	Estimated Competitive Market Percentile
Mr. Kuriyama	$633,450	$1,000,000	$2,203,555	Below 25th
Mr. Benjamin	$432,600	$650,000	$1,342,160	60th
Mr. Wine	$430,000	$550,000	$1,066,000	60th
Mr. Cox	$432,600	$650,000	$1,342,160	50th
Mr. Buelsing	$318,270	$325,000	$818,319	50th
Mr. Chun	$294,930	$300,000	$727,649	55th
Mr. Ito	$249,827	$225,000	$574,758	55th

        Equity-based grants are generally considered and granted annually in January by the Compensation Committee. Based on current market data provided by Towers Watson, the CEO makes recommendations for each executive officer to the Compensation Committee, which retains full discretion to set the grant amount. In determining the type and size of a grant to an executive officer, the Compensation Committee generally considers, among other things:

  •
  Company and individual performance,

  •
  The executive officer's current and expected future contributions to the Company,

  •
  Effect of a potential award on total compensation and pay philosophy,

  •
  Internal pay equity relationships,

  •
  Survey data,

  •
  Balance of total compensation components to ensure proper pay-related risk behaviors,

  •
  Economic environment, and

  •
  Size of recent grants.

        For 2011, 30 percent of the award value is in stock options, 30 percent is in time-based restricted stock units ("TBRSUs") and 40 percent is in performance-based restricted stock units ("PBRSUs"). The Compensation Committee believes this mix of grants aligns employee and shareholder interests through the use of restricted stock units, and ties a larger portion of equity compensation to achieving specific performance goals through grants of PBRSUs that are not earned if those goals are not met, thereby emphasizing pay-for-performance, and provides upside opportunity and enhanced employee retention through the use of stock options with vesting requirements.

        For the 2011 PBRSU grants that may be earned in January 2012, three levels of performance goals were established based on corporate profit before income tax and return on invested capital (ROIC) goals, as described in the previous "Company and Business Unit Performance" section: threshold, target and extraordinary. If the threshold level is not achieved, the grants are forfeited. Awards are prorated for performance between the threshold, target and extraordinary levels, as applicable. In 2011, the Company's corporate performance was below the threshold level, as discussed in the previous "Company and Business Unit Performance" section, and resulted in executives earning 0% of their performance-based shares for the 2011 performance period.

Corporate Goal	Threshold	Target	Extraordinary	Actual
Profit Before Income Tax	$155,818,600	$183,316,000	$210,813,400	$62,920,200
ROIC	6.68%	7.42%	8.90%	3.12%

NEO	PBRSUs (at target)	Actual PBRSUs Earned
Mr. Kuriyama	$400,002	—
Mr. Benjamin	$259,991	—
Mr. Cox	$259,991	—
Mr. Buelsing	$130,016	—
Mr. Chun	$119,980	—
Mr. Ito	$89,995	—

        Mr. Wine did not receive a PBRSU grant, as he joined the Company later in the year, in September 2011.

        In line with the Committee's intent to support a pay for performance philosophy, the January 2012 target equity award opportunity levels as determined by the Committee were at about the 50th percentile for Messrs. Cox and Wine; the 60th percentile for Mr. Benjamin and Mr. Ito; and the 75th percentile for Mr. Chun. Mr. Buelsing did not receive an award in 2012 due to his pending retirement. In light of the continued modest economic recovery expected in Hawaii and in line with the CEO's personal philosophy on the ratio of CEO pay to the pay levels of the other NEOs, Mr. Kuriyama requested that the Committee again cap his equity award grant below the 25th percentile and below last year's award.

        Retirement Plans:    The Company provides various retirement plans to assist its employees with retirement income savings and to attract and retain its employees. The Committee periodically reviews the value of benefits from the retirement plans in conjunction with all other forms of pay in making compensation decisions.

        A&B Retirement Plan for Salaried Employees and Retirement Plan for Employees of Matson:    The A&B Retirement Plan for Salaried Employees (the "A&B Retirement Plan") and the Retirement Plan for Employees of Matson (collectively, the "Qualified Retirement Plans"), which are tax-qualified defined benefit pension plans, provide retirement benefits to the Company's salaried non-bargaining unit employees. The Pension Benefits table of this Proxy Statement provides further information regarding the Qualified Retirement Plans.

        In November 2011, after a review of current and evolving industry and peer practices and employee total compensation and benefit packages, the Company froze the benefits that had accumulated under the Qualified Retirement Plans for those salaried non-bargaining unit employees who joined the Company before January 1, 2008 and transitioned to the same cash balance formula applicable to employees who joined the Company after January 1, 2008. Effective January 1, 2012, all salaried non-bargaining unit employees will accrue 5% of their eligible annual compensation under a cash-balance formula in the qualified defined benefit retirement plan.

        A&B Excess Benefits Plan:    This non-qualified benefits plan (the "Excess Benefits Plan") for executives is designed to meet the retirement plan objectives described above. It complements the Qualified Retirement Plans to provide benefits and contributions in an amount equal to what otherwise would have been provided using the Qualified Retirement Plans' formulas but for the limits imposed by tax law. Effective December 31, 2011, the Company also froze the benefits that had accumulated under the Excess Benefits Plan for the traditional defined benefit formula. In conjunction with the freeze of benefit accruals under the traditional defined benefit formula, an excess benefit for the cash-balance formula was implemented for eligible employees in January 2012. All NEOs participate in the Excess Benefits Plan, with the exception of Mr. Wine, who must first meet a one-year service requirement.

        A&B Individual Deferred Compensation and Profit Sharing Plan for Salaried Non-bargaining Employees:    This 401(k) plan (the "Profit Sharing Retirement Plan") is available to all salaried non-bargaining unit employees, and provides for a discretionary match of the compensation deferred by a participant during the fiscal year. The matching contribution for 2011 was three percent.

        Profit-Sharing Incentive Program:    In 2010 and 2011, the Company suspended the profit-sharing component of its qualified retirement savings plan and replaced it on a trial basis with a cash-based profit-sharing incentive program, continuing with an award of 0 - 3% of eligible base salary. For employees at A&B Corporate and Matson, their awards are based on A&B consolidated performance and Matson's business unit performance, respectively. For employees at Properties and HC&S, their awards are based 50% on their respective business unit's performance and 50% on A&B consolidated performance. The resulting payout percentages for 2011 performance were:

  •
  A&B Corporate: 0 percent

  •
  Matson: 0 percent

  •
  Properties: 0 percent

  •
  Agribusiness: 1.5 percent

        For the 2012 performance year, the Company has reverted to the profit-sharing component of its qualified retirement savings plan. This component provides for discretionary contributions to participants' retirement savings account of up to 3 percent of compensation based on the degree of achievement of income before taxes as established in the Company's annual Board-approved operating plan.

        No Perquisites:    The Company has no NEO perquisites, with the exception of Company-provided parking. The aggregate cost of providing perquisites to NEOs in 2011 was less than $3,000.

        Severance Plan and Change in Control Agreements:    The Company provides a Severance Plan to all NEOs and Change in Control Agreements to six of the seven NEOs, to retain talent during transitions due to a change in control or other covered event and to provide a competitive pay package. Change in Control Agreements promote the continuation of management to ensure a smooth transition. The

Compensation Committee designed the agreement to provide a competitively structured program, and yet be conservative overall in the amounts of potential award payouts. The Compensation Committee's decisions regarding other compensation elements are affected by the potential payouts under these arrangements, as the Committee considers how the terms of these arrangements and the other pay components interrelate. These agreements and the Severance Plan are described in further detail in the "—Other Potential Post-Employment Payments" section of this proxy statement/prospectus.

        Retiree Health and Medical Plan:    The Company provides NEOs with the same retiree medical and life insurance benefits as are provided in general to all salaried non-bargaining unit employees who joined the Company prior to January 1, 2008. These benefits aid in retaining long-term service employees and provide for health care costs in retirement. The Company limits its contribution towards the monthly premium, based on the employee's age and years of service. The benefits from this plan are reflected in the "—Other Potential Post-Employment Payments" section of this proxy statement/prospectus. The Plan was amended effective January 1, 2012 to allow for the continued eligibility under the Retiree Health and Welfare Plan for employees hired prior to January 1, 2008.

The Role of Survey Data

        The Company uses published survey data as a reference, but does not benchmark against specific companies within such surveys. The Company operates in a number of different industries and therefore does not have a direct peer or comparative group. In addition, there are no companies that are considered directly comparable in business mix, size and geographic relevance. Accordingly, the Company does not use data that is specific to any individual segment of the Company's business but instead, based on the recommendation of Towers Watson, uses data from six national and highly recognized published surveys representing a broad group of general industry companies similar in size to the Company to assess the Company's pay practices. The survey sources provide only one of the tools that the Committee uses to assess appropriate pay levels. Internal equity, Company performance, business unit performance, compensation philosophy, performance consistency, historical pay movement, pay mix, pay risk, economic environment and individual performance are also reviewed.

        The surveys used by Towers Watson in their base salary analysis, target total cash analysis and comparison of CEO pay to other NEOs include: Towers Watson 2011/2012 Top Management Compensation Survey, Hay General Market 2011 Executive Compensation Survey, 2011 Mercer U.S. Benchmark Database—Executive Compensation Survey, the Towers Watson U.S. CDB General Industry Executive Database 2011 Descriptive Statistics, the 2011 National Association for Real Estate Investment Trust (NAREIT) Compensation Survey and the Towers Watson 2011/2012 Report on Long-term Incentives, Policies and Practices. These surveys each represent between 300 to 2,400 companies, depending on the survey source. Towers Watson uses data subsets in each survey that represent companies of similar size with revenues between $500 million and $2.5 billion. These data subsets provide compensation information for 40 to 200 companies, depending on the survey.

        Because of differences in the methodologies, timing of the release of survey results, cost of surveys and the type of data covered, each of the six nationally published surveys are not considered for all pay components. For salary and annual cash incentives, Towers Watson 2011/2012 Top Management Compensation Survey, Hay General Market 2011 Executive Compensation Survey, 2011 Mercer U.S. Benchmark Database—Executive Compensation Survey, the Towers Watson U.S. CDB General Industry Executive Database 2011 Descriptive Statistics and the 2011 NAREIT Compensation Survey were used. For target long-term incentives and internal equity comparisons, Towers Watson 2011/2012 Report on Long-term Incentives, Policies and Practices and the Towers Watson U.S. CDB General Industry Executive Database 2011 Descriptive Statistics were used because they provided the most current information at the time the analysis was conducted.

 The Role of the Compensation Consultant

        The Compensation Committee has selected and directly retained Towers Watson, an independent executive compensation consulting firm, to assist the Committee in:

  •
  Evaluating salary and incentive compensation levels,

  •
  Reviewing and suggesting executive pay plan design modifications,

  •
  Understanding current trends and legislative reform initiatives in the area of executive compensation, and

  •
  Assessing appropriate outside Board of Director pay levels and structuring.

        The executive compensation consultant reports directly to the Committee and takes instructions from the Committee. The Committee Chair pre-approves all Towers Watson engagements, including the nature, scope and fees of assignments.

        Towers Watson takes the following safeguards to ensure that its services are objective:

  •
  The individuals providing consulting services to the Committee are not personally involved in other services Towers Watson may provide to the Company;

  •
  The individuals providing consulting services to the Committee are not directly compensated for the total revenues that Towers Watson generates from the Company;

  •
  Towers Watson's executive compensation consultant does not hold an equity stake in the Company;

  •
  Other services, if any, are provided under a separate contractual arrangement;

  •
  Towers Watson's executive compensation consultant is not Towers Watson's client relationship manager on services provided to the Company;

  •
  The Towers Watson consultant has direct access to all members of the Committee during and between meetings; and

  •
  Towers Watson consultants are required to adhere to a stringent code of conduct articulating their commitment to impartial advice.

The Role of Management

        Management assists the Compensation Committee in its role of determining executive compensation in a number of ways, including:

  •
  Providing management's perspective on compensation plan structure and implementation,

  •
  Identifying appropriate performance measures and establishing individual performance goals that are consistent with the Board-approved operating plans and the Company's strategic plan,

  •
  Providing the data used to measure performance against established goals, with the CEO providing perspective on individual executive performance and compensation amounts, and

  •
  Providing recommendations, based on information provided by Towers Watson, regarding pay levels for officers on the basis of plan formulas, salary structures and the CEO's assessment of individual officer performance.

Tax and Accounting Considerations

        In evaluating the compensation structure, the Compensation Committee considers tax and accounting treatment, balancing the effects on the individual and the Company. Section 162(m) of the

Internal Revenue Code limits the tax deductibility of certain executive compensation in excess of $1,000,000 for any fiscal year, except for certain "performance-based compensation." The Compensation Committee does not necessarily limit executive compensation to that amount, but considers it as one factor in its decision-making. The 2007 Plan has been structured to qualify for tax deductibility under Section 162(m), if certain conditions are met, though the Compensation Committee reserves the right to determine whether to make use of the performance-based compensation exception.

Stock Ownership Guidelines

        To enhance shareholder alignment and ensure commitment to value-enhancing longer-term decision-making, the Company has stock ownership guidelines. Executives are required to own a value of stock equal to the salary multiple below within a five-year period:

Position	Salary Multiple
CEO	5	X
Other NEOs	3	X

        All NEOs, with the exception of the CFO, who joined the Company in 2011, have met or exceeded the ownership guidelines.

Equity Granting Policy

        Equity awards are typically granted for current employees at the same time of year at the January Compensation Committee meeting, and the meeting is generally scheduled on the fourth Wednesday of the month. Equity grants for new hires or promoted employees are approved at regularly scheduled Compensation Committee meetings. The timing of these grants is made without regard to anticipated earnings or other major announcements by the Company. The exercise price for stock option grants under the 2007 Plan is the closing price on the date of grant, as specified by the 2007 Plan.

Policy Regarding Speculative Transactions and Hedging

        The Company has adopted a formal policy prohibiting directors, officers and employees from (i) entering into speculative transactions, such as trading in options, warrants, puts and calls or similar instruments, involving A&B stock, or (ii) hedging or monetization transactions, such as zero-cost collars and forward sale contracts, involving A&B stock.

Policy Regarding Recoupment of Certain Compensation

        The Company has adopted a formal "clawback" policy for senior management, including all NEOs. Pursuant to such policy, the Company will seek to recoup certain incentive compensation, including cash and equity bonuses based upon the achievement of financial performance metrics, from executives in the event that the Company is required to restate its financial statements.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the CD&A section of this proxy statement/prospectus with management and, based on these discussions and review, it has recommended to the Board of Directors that the CD&A disclosure be included in this proxy statement/prospectus.

        The foregoing report is submitted by Mr. King (Chairman), Mr. Baird, Dr. Chun and Mr. Watanabe.

Summary Compensation Table

        The following table summarizes the compensation paid by A&B to its Named Executive Officers in 2011, 2010 and 2009.

2011 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)		Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Stanley M. Kuriyama	2011	628,838	—	700,014	299,997	171,032	535,981	7,350	(8)	2,343,212
President and Chief Executive	2010	615,000		1,050,003	545,959	633,450	830,700	—		3,675,112
Officer of A&B	2009	400,000		629,910	160,140	56,700	455,739	15,689		1,718,178
Christopher J. Benjamin	2011	429,450	—	454,975	195,000	304,875	263,880	7,350	(8)	1,655,529
President of A&B Land Group;	2010	408,750		350,012	181,988	477,423	271,120	200		1,689,493
President of A&B Properties, Inc.(1)	2009	365,625		332,453	84,517	86,063	162,731	17,121		1,048,510
Joel M. Wine Senior Vice President, Chief Financial Officer and Treasurer of A&B(2)	2011	143,333	—	274,990	274,996	45,150		28,530	(8)	766,999
Matthew J. Cox	2011	429,256		454,975	195,000	70,081	230,587	16,619	(8)	1,396,518
President of Matson	2010	414,769		350,012	181,988	495,594	275,997	1,920		1,720,280
	2009	395,673		332,453	84,517	94,500	144,328	19,285		1,070,756
Norbert M. Buelsing	2011	315,953	—	227,528	97,496	27,570	319,403	7,092	(8)	995,042
President (Retired) of A&B	2010	306,750		227,508	118,292	168,390	282,459	—		1,103,399
Properties, Inc.(3)	2009	300,000		209,970	53,381	36,577	277,121	12,370		889,419
Nelson N. S. Chun	2011	292,782	—	209,976	90,003	59,722	185,084	7,350	(8)	844,917
Senior Vice President, Chief Legal Officer of A&B	2010	284,255		174,973	90,994	247,066	169,739	200		967,227
Paul K. Ito Vice President, Controller and Assistant Treasurer	2011	248,008		157,482	67,498	48,717	80,776	6,191	(8)	608,672

(1)
Mr. Benjamin was appointed President of A&B Land Group and President of A&B Properties, Inc., effective September 1, 2011. He had been Senior Vice President, Chief Financial Officer and Treasurer of A&B since 2006 and General Manager of HC&S since March 9, 2009.

(2)
Mr. Wine was appointed Senior Vice President, Chief Financial Officer and Treasurer of A&B, effective September 1, 2011.

(3)
As part of the Company's executive transition plan, Mr. Buelsing ceased service as President of A&B Properties, Inc. effective September 1, 2011; he retired from the Company effective January 31, 2012.

(4)
Represents the grant-date fair value of time-based restricted stock units and the grant-date fair value of performance-based restricted stock units (assuming the target level of performance is attained) for the fiscal year identified in column (b). If maximum performance goals applicable to performance-based restricted stock units granted in 2010 were to be achieved, the values in this column with respect to 2011 would be as follows: Mr. Kuriyama, $1,100,017; Mr. Benjamin, $714,966; Mr. Cox, $714,966; Mr. Buelsing, $357,544; and Mr. Chun, $329,956. For 2011, none of the performance-based restricted stock units, which represented 57% of the amount reflected in column (e), was earned.

(5)
Represents the grant-date fair value of options granted for the fiscal year identified in column (b) based on their Black-Scholes value on the date of grant. See Note 12 of the consolidated financial statements of the Company's 2011 Annual Report on Form 10-K regarding the assumptions underlying the valuation of equity awards.

(6)
Represents the NEO's award under the PIIP and the profit sharing incentive program for the fiscal year identified in column (b) payable in cash in February of the following year.

(7)
All amounts are attributable to the aggregate change in the actuarial present value of the NEO's accumulated benefit under all defined benefit and actuarial pension plans.

(8)
Includes: (i) amounts contributed by A&B to the Profit Sharing Retirement Plan ($7,350 for Messrs. Kuriyama, Benjamin, Chun and Cox, $7,092 for Mr. Buelsing and $6,191 for Mr. Ito), (ii) meeting fees of $7,349 for Mr. Cox, as a director of The Standard Club and (iii) consulting fees of $27,900 for Mr. Wine prior to his employment at A&B.

Grants of Plan-Based Awards

        The following table contains information concerning the equity and non-equity grants under A&B's incentive plans during 2011 to the NEOs.

2011 GRANTS OF PLAN-BASED AWARDS

								All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)		Grant Date Fair Value of Stock and Option Awards ($)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)					Exercise or Base Price of Option Awards ($/Sh)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Stanley M. Kuriyama	1/26/11	285,053	570,105	1,140,210	4,923	9,845	19,690	7,384	33,632	40.63	1,000,012
Christopher J. Benjamin	1/26/11	129,780	259,560	519,120	3,200	6,399	12,798	4,799	21,861	40.63	649,975
Joel M. Wine	9/1/11	43,000	86,000	172,000	—	—	—	6,574	30,968	41.83	549,986
Matthew J. Cox	1/26/11	129,780	259,560	519,120	3,200	6,399	12,798	4,799	21,861	40.63	649,975
Norbert M. Buelsing	1/26/11	87,525	175,049	350,098	1,600	3,200	6,400	2,400	10,930	40.63	325,024
Nelson N. S. Chun	1/26/11	66,360	132,719	265,438	1,477	2,953	5,906	2,215	10,090	40.63	299,979
Paul K. Ito	1/26/11	49,966	99,931	199,862	1,108	2,215	4,430	1,661	7,567	40.63	224,980

(1)
Amounts reflected in this section relate to estimated payouts under the PIIP. The value of the actual payouts is included in column (g) of the Summary Compensation Table.

(2)
Amounts in this section reflect performance-based restricted stock unit grants. Performance-based units were not earned based on below threshold performance in 2011. Mr. Wine did not receive an award of performance-based units because he joined the Company in September 2011.

(3)
Amounts in this section reflect time-based restricted stock unit grants.

(4)
Based upon the closing price of A&B common stock on the date of grant.

        The PIIP is based on corporate, business unit and individual goals, depending on the executive's job responsibilities. Performance measures, weighting of goals and target opportunities are discussed in the CD&A section of this proxy statement/prospectus.

        Under both the A&B 1998 Stock Option/Stock Incentive Plan (the "1998 Plan") and the 2007 Plan, the Company has issued stock options that vest in equal increments over three years and have a maximum term of 10 years. They continue to vest and are exercisable for three years after disability, normal retirement at 65 or approved early retirement at 55 (with five years of service). Vesting automatically accelerates in the event of death and the executive's personal representative has up to 12 months to exercise the stock options. Stock options automatically vest either (1) immediately prior to the specified effective date of a change in control and remain exercisable up to the consummation of the event unless assumed by the successor corporation under the 1998 Plan or (2) on the specified effective date of a change in control if the participant is involuntarily terminated or awards are not assumed or replaced by the successor company. Under both plans, if an employee is terminated due to misconduct or engages in conduct considered materially detrimental to the business, then the option terminates immediately. Under the 1998 Plan, if an employee who has been designated a Section 16 officer (which includes all NEOs) ceases to be employed for any other reason the option may be exercised within six months of termination to the degree vested at the time of termination. Under the 2007 Plan, if an employee ceases to be employed for any other reason the option may be exercised within three months of termination to the degree vested at the time of termination. Stock options cannot be repriced under either Plan without shareholder approval.

        Under the 2007 Plan, the Company has issued time-based restricted stock units that vest in equal increments over three years. Time-based restricted stock units that are unvested will automatically vest upon death or permanent disability. Time-based restricted stock units will partially vest on a prorated basis upon normal retirement at 65 or approved early retirement at 55 (with five years of service). Upon the effective date of any change in control, any unvested restricted share units automatically vest if the participant is involuntarily terminated or awards are not assumed or replaced by the successor company.

        In January 2008 and 2009, under the 2007 Plan, the Company issued performance-based restricted stock units that vest at the end of one year and the number of shares that vest is determined on the basis of achieving pre-established corporate profit before income tax goals set at target, threshold and extraordinary performance goal levels. Grants of performance-based restricted stock units made after January 2009 continue to have a one-year performance period, but vest in equal increments over three years, if earned during the performance period. Beginning in January 2008, grants include a ROIC measure weighted 35 percent, with pretax income goals weighted 65 percent. Actual performance at the target level results in earning 100 percent of the target award units. Actual performance at the threshold level results in earning 50 percent of the target award units. Actual performance below the threshold level results in no awards earned. Actual performance at the extraordinary level results in earning the maximum number of units equal to 200 percent of the target number of units. For actual performance between threshold, target and extraordinary, awards are determined on a prorated basis. If participants receiving a performance-based restricted stock grant terminate employment prior to vesting for any reason other than death, permanent disability, normal retirement or approved early retirement, their awards will not vest. If a participant terminates due to death, permanent disability, normal retirement or approved early retirement, his or her award will be prorated on the basis of the number of full or partial months employed and the amount paid at the end of the performance period. If there is a change in control, any unvested performance-based restricted share units automatically vest if the participant is involuntarily terminated or awards are not assumed or replaced by the successor company.

        Under the 2007 Plan, grantees receive dividends on the full amount of restricted stock units granted, regardless of vesting, at the same rate as is payable on the Company's common stock. However, for grants made on or after January 2010, payment of accrued dividend equivalents on performance-based restricted stock units awards will be made upon attainment of the applicable performance goals and will be paid retroactively and prospectively according to the number of actual shares earned.

Outstanding Equity Awards at Fiscal Year-End

        The following table contains information concerning the outstanding equity awards owned by the NEOs.

2011 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(15)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
Stanley M. Kuriyama	25,000			N/A	26.0050	1/21/2013	45,198	(13)	1,844,982	—
	30,400				33.5050	2/24/2014
	14,100				44.4450	1/25/2015
	12,600				52.5250	1/24/2016
	19,393				48.1900	1/23/2017
	33,830				45.3800	1/29/2018
	38,265	19,133	(1)		23.3300	1/27/2019
	27,573	55,148	(2)		33.0200	1/26/2020
	—	33,632	(3)		40.6300	1/25/2021
Christopher J. Benjamin	13,100			N/A	33.5050	2/24/2014	18,279	(14)	746,149	—	—
	9,900				44.4450	1/25/2015
	10,500				52.5250	1/24/2016
	15,514				48.1900	1/23/2017
	25,373				45.3800	1/29/2018
	20,195	10,098	(1)		23.3300	1/27/2019
	9,191	18,383	(4)		33.0200	1/26/2020
	—	21,861	(5)		40.6300	1/25/2021
Joel M. Wine	—	30,968	(6)		41.8300	8/31/2021	6,574	(15)	268,351	—
Matthew J. Cox	5,700			N/A	44.4450	1/25/2015	18,279	(14)	746,149	—	—
	8,400				52.5250	1/24/2016
	10,989				48.1900	1/23/2017
	17,972				45.3800	1/29/2018
	20,195	10,098	(1)		23.3300	1/27/2019
	9,191	18,383	(4)		33.0200	1/26/2020
	—	21,861	(5)		40.6300	1/25/2021
Norbert M. Buelsing	4,200			N/A	44.4450	1/25/2015	11,119	(16)	453,878	—	—
	3,700				52.5250	1/24/2016
	5,818				48.1900	1/23/2017
	10,572				45.3800	1/29/2018
	—	6,378	(1)		23.3300	1/27/2019
	5,974	11,949	(7)		33.0200	1/26/2020
	—	10,930	(8)		40.6300	1/25/2021
Nelson N.S. Chun	4,000			N/A	31.7650	11/25/2013	9,017	(17)	368,074	—	—
	7,500				33.5050	2/24/2014
	3,500				44.4450	1/25/2015
	4,200				52.5250	1/24/2016
	7,757				48.1900	1/23/2017
	12,686				45.3800	1/29/2018
	10,629	5,315	(1)		23.3300	1/27/2019
	4,595	9,192	(9)		33.0200	1/26/2020
	—	10,090	(10)		40.6300	1/25/2021
Paul K. Ito	1,100				52.5250	1/24/2016	6,855	(18)	279,821	—	—
	1,800				42.2400	6/20/2016
	3,232				48.1900	1/23/2017
	6,343				45.3800	1/29/2018
	—	3,189	(1)		23.3300	1/27/2019
	3,676	7,353	(11)		33.0200	1/26/2020
	—	7,567	(12)		40.6300	1/25/2021

(1)
Vesting date of unexercised options—1/28/2012.

(2)
Vesting date of unexercised options—27,574 shares each on 1/27/2012 and 1/27/2013.

(3)
Vesting date of unexercised options—11,210 shares on 1/26/2012 and 11,211 shares each on 1/26/2013 and 1/26/2014.

(4)
Vesting date of unexercised options—9,191 shares on 1/27/2012 and 9,192 shares on 1/27/2013.

(5)
Vesting date of unexercised options—7,287 shares each on 1/26/2012, 1/26/2013 and 1/26/2014.

(6)
Vesting date of unexercised options—10,322 shares on 9/1/2012 and 10,323 shares each on 9/1/2013 and 9/1/2014.

(7)
Vesting date of unexercised options—5,974 shares on 1/27/2012 and 5,975 shares on 1/27/2013.

(8)
Vesting date of unexercised options—3,643 shares each on 1/26/2012 and 1/26/2013 and 3,644 shares on 1/26/2014.

(9)
Vesting date of unexercised options—4,596 shares each on 1/27/2012 and 1/27/2013.

(10)
Vesting date of unexercised options—3,363 shares each on 1/26/2012 and 1/26/2013 and 3,364 shares on 1/26/2014.

(11)
Vesting date of unexercised options—3,776 shares on 1/27/2012 and 3,677 shares on 1/27/2013.

(12)
Vesting date of unexercised options—2,522 shares each on 1/26/2012 and 1/26/2013 and 2,523 shares on 1/26/2014.

(13)
Vesting date of unrestricted stock—4,500 shares on 1/28/2012; 4,543 shares each on 1/27/2012 and 1/27/2013; 2,461 shares each on 1/26/2012 and 1/26/2013 and 2,462 shares on 1/26/2014. Includes performance—based units earned as stock grants at 200% based on corporate performance at extraordinary for 2010: 12,114 shares each on 1/27/2012 and 1/27/2013.

(14)
Vesting date of unrestricted stock—2,375 shares on 1/28/2012; 1,514 shares on 1/27/2012 and 1,515 shares on 1/27/2013; 1,599 shares on 1/26/2012 and 1,600 shares each on 1/26/2013 and 1/26/2014. Includes performance—based units earned as stock grants at 200% based on corporate performance at extraordinary for 2010: 4,038 shares each on 1/27/2012 and 1/27/2013.

(15)
Vesting date of unrestricted stock—2,191 shares each on 9/1/2012 and 9/1/2013 and 2,192 shares on 9/1/2014.

(16)
Vesting date of unrestricted stock—1,500 shares on 1/28/2012; 984 shares on 1/27/2012 and 985 shares on 1/27/2013; 800 shares each on 1/26/2012, 1/26/2013 and 1/26/2014. Includes performance—based units earned as stock grants at 200% based on corporate performance at extraordinary for 2010: 2,624 shares on 1/27/2012 and 2,626 shares on 1/27/2013.

(17)
Vesting date of unrestricted stock—1,250 shares on 1/28/2012; 757 shares each on 1/27/2012 and 1/27/2013; 738 shares each on 1/26/2012 and 1/26/2013 and 739 shares on 1/26/2014. Includes performance—based units earned as stock grants at 200% based on corporate performance at extraordinary for 2010: 2,018 shares on 1/27/2012 and 2,020 shares on 1/27/2013.

(18)
Vesting date of unrestricted stock—750 shares on 1/28/2012; 606 shares each on 1/27/2012 and 1/27/2013; 553 shares on 1/26/2012 and 554 shares each on 1/26/2013 and 1/26/2014. Includes performance—based units earned as stock grants at 200% based on corporate performance at extraordinary for 2010: 1,616 shares each on 1/27/2012 and 1/27/2013.

Option Exercises and Stock Vested

        The following table contains information concerning option exercises and stock awards for the NEOs.

OPTION EXERCISES AND STOCK VESTED FOR 2011

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Stanley M. Kuriyama	22,000	300,665	23,115	941,644
Christopher J. Benjamin	10,000	100,450	10,845	439,670
Joel M. Wine	—	—	—	—
Matthew J. Cox	—	—	8,968	364,477
Norbert M. Buelsing	13,478	183,759	6,845	277,602
Nelson N. S. Chun	—	—	5,950	240,966
Paul K. Ito	6,377	140,166	3,337	135,766

        The value realized in column (e) was calculated based on the market value of A&B common stock on the vesting date. No amounts realized upon exercise of options or vesting of stock have been deferred. The options exercised by Mr. Kuriyama were set to expire in January 2012.

Pension Benefits

        The following table contains information concerning pension benefits for the NEOs at the end of 2011.

PENSION BENEFITS FOR 2011

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Stanley M. Kuriyama	A&B Retirement Plan for Salaried Employees	20.0	884,196	—
	A&B Excess Benefits Plan	20.0	2,723,527	—
Christopher J. Benjamin	A&B Retirement Plan for Salaried Employees	10.4	286,529	—
	A&B Excess Benefits Plan	10.4	750,376	—
Joel M. Wine	A&B Retirement Plan for Salaried Employees		—	—
Matthew J. Cox	Retirement Plan for Employees of Matson	10.6	323,075	—
	A&B Excess Benefits Plan	10.6	687,841	—
Norbert M. Buelsing	A&B Retirement Plan for Salaried Employees	21.3	1,060,444	—
	A&B Excess Benefits Plan	21.3	1,196,373	—
Nelson N. S. Chun	A&B Retirement Plan for Salaried Employees	8.2	377,635	—
	A&B Excess Benefits Plan	8.2	477,524	—
Paul K. Ito	A&B Retirement Plan for Salaried Employees	6.8	132,304	—
	A&B Excess Benefits Plan	6.8	72,424	—

        Actuarial assumptions used to determine the present values of the retirement benefits include: Discount rates for qualified and non-qualified retirement plans of 4.8 percent and 3.9 percent, respectively. 2012 Applicable Mortality Table and PPA 3-segment lump sum interest rates (with 39 percent marginal tax rate adjustment) of 1.21 percent (for first 5 years), 2.74 percent (next 15 years) and 3.54 percent (years in excess of 20) used for the Excess Benefits Plan. Age 62 (or current age, if greater) is the assumed retirement age. Qualified benefits are assumed to be paid on a life annuity basis. The Excess Benefits Plan benefits are paid as a lump sum equal to the present value of the benefit assumed to be paid on a life annuity basis.

        A&B Retirement Plan for Salaried Employees.    The A&B Retirement Plan provides retirement benefits to the Company's salaried employees who are not subject to collective bargaining agreements. In November 2011, after a review of current and evolving industry and peer practices and employee total compensation and benefit packages, the Company froze the benefits that had accumulated under the Qualified Retirement Plans for those salaried non-bargaining unit employees who joined the Company before January 1, 2008 and transitioned to the same cash balance formula applicable to employees who joined the Company after January 1, 2008.

        Previous retirement benefits were based on participants' average monthly compensation in the five highest consecutive years of their final 10 years of service. Compensation includes base salary, overtime pay and one-year bonuses. The amounts are based on an ordinary straight life annuity payable at normal retirement age. An employee vests after five years of service with the Company. The normal retirement age is 65. An employee may take early retirement at age 55 or older, if the employee has already completed at least five years of service with the Company. If an employee retires early, the same formula for normal retirement is used, although the benefit will be reduced for commencement before age 62 because the employee will receive payment early over a longer period of time. A substantially similar plan, the Retirement Plan for Employees of Matson, provides retirement benefits to the employees of Matson. Messrs. Kuriyama and Chun are eligible for early retirement.

        Effective January 1, 2012, a cash balance formula is in effect, which provides a retirement benefit equal to 5 percent of an employee's eligible cash compensation, for each year worked, plus interest that accrues over the employee's career.

        A&B Excess Benefits Plan.    The Excess Benefits Plan, which is not available to executives who joined the Company after December 31, 2007, was adopted to help the Company meet its objectives for retirement plans, including assisting employees with retirement income planning, increasing the attractiveness of employment with the Company and attracting mid-career executives. The Excess Benefits Plan works together with the Qualified Retirement Plans and Profit Sharing Retirement Plan to provide Company benefits and contributions in an amount equal to what otherwise would have been provided using the Qualified Retirement Plans' formulas except for the contribution, compensation and benefits limits imposed by tax law. Under the Profit Sharing Retirement Plan, amounts are credited to executives' accounts, to be payable after the executive's separation from service. Executives may elect to convert cash payments in their accounts to common stock-equivalent units. Benefits based on the Qualified Retirement Plans are also payable after the executive's separation from service. In November 2011, the Company also froze the benefits that had accumulated under the Excess Benefits Plan, effective January 1, 2012. In conjunction with the freeze of benefit accruals under the traditional defined benefit formula, an Excess Benefit for the cash-balance formula was implemented for eligible employees in January 2012. All NEOs participate in the Excess Benefits Plan, with the exception of Mr. Wine, who must first meet a one-year service requirement.

Non-Qualified Deferred Compensation

        The following table contains information concerning non-qualified deferred compensation for the NEOs.

2011 NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
(a)	(b)	(c)	(d)		(e)	(f)
Stanley M. Kuriyama	—	—	2,498	(2)	—	44,629
Christopher J. Benjamin	—	—	135		—	7,841
Joel M. Wine	—	—	—		—	—
Matthew J. Cox	—	—	977	(2)	—	17,446
Norbert M. Buelsing	—	—	32,396	(2)	—	626,116
Nelson N. S. Chun	—	—	272	(2)	—	4,868
Paul K. Ito	—	—	—		—	—

(1)
Contributions, if any, reflect amounts paid in 2011 based on 2010 deferrals. These amounts are reported in the Summary Compensation Table as 2010 compensation.

(2)
Includes the change in value of common stock equivalent units.

(3)
Aggregate balances as of the last fiscal year, to the extent they include common stock equivalent units, are based on the closing price of the Company's stock at December 31, 2011.

Other Potential Post-Employment Payments

        Change in Control Agreements.    A&B has Change in Control Agreements with six of the seven NEOs in order to encourage their continued employment with A&B by providing them with greater security in the event of termination of their employment following a change in control of A&B. The Company has adopted a participation policy that extends these agreements to only senior level executives whose employment would be most likely at risk upon a change in control. Each Change in Control Agreement has an initial one-year term and is automatically extended at the end of each term for a successive one-year period, unless terminated by A&B. The Change in Control Agreements provide for certain severance benefits if the executive's employment is terminated by A&B without "cause" or by the executive for "good reason" following a "Change in Control Event" of A&B, as defined by Internal Revenue Code Section 409A. Upon termination of employment, the executive will be entitled to receive a lump-sum severance payment equal to two times the sum of the executive's base salary and target bonus, plus certain awards and amounts under various A&B incentive and deferred compensation plans, and an amount equal to the spread between the exercise price of outstanding options held by the executive and the fair market value at the time of termination. In addition, A&B will maintain all (or provide similar) employee benefit plans for the executive's continued benefit for a period of two years after termination. A&B will also reimburse executives for individual outplacement counseling services. These are "double trigger" agreements where no payments are made and long-term incentives do not accelerate unless both a change in control and a qualifying termination of employment occurs. There are no tax gross-ups under these agreements.

        If there is a potential change in control of the Company, the executive agrees to remain in the employ of the Company until the earliest of (1) a date six months after the occurrence of the potential change in control, (2) the termination of the executive's employment by reason of disability or retirement, or (3) the occurrence of a change in control of the Company.

        Executive Severance Plan.    The Company also maintains the Severance Plan that covers the NEOs. The purpose of the Severance Plan is to retain key employees and to encourage such employees to use their best business judgment in managing the Company's affairs. The Severance Plan continues from year to year, subject to a periodic review by the Board of Directors. The Severance Plan provides certain severance benefits if a designated executive is involuntarily terminated without "cause" or laid off from employment as part of a job elimination/restructuring or reduction in force. Upon such termination of employment, the executive will be entitled to receive an amount equal to six months' base salary, payable in equal installments over a period of one year, and designated benefits. If the executive executes an acceptable release agreement, the executive shall receive additional benefits, including an additional six months of base salary and designated benefits, reimbursement for outplacement counseling services and a prorated share of incentive plan awards at target levels that would have been payable to the executive had he or she remained employed until the end of the applicable performance period.

        Voluntary Resignation.    If the executive voluntarily resigns from the Company, no amounts are payable under the PIIP. The executive may be entitled to receive retirement and retiree health and medical benefits to the extent those benefits have been earned or vested under the provisions of the plans. The executive may have up to three to six months after termination to exercise stock options to the degree vested at the time of termination. In addition, the executive would be entitled to any amounts voluntarily deferred (and the earnings accrued) under the deferred compensation plan and the Profit Sharing Retirement Plan. If applicable, the executive would forfeit any bonus under the Restricted Stock Bonus Plan and the original deferred shares may be repurchased by the Company at the lower of the then fair market value of the shares or the amount of the award applied to the acquisition of the restricted shares. The Restricted Stock Bonus Plan previously allowed executives receiving awards under the PIIP to receive up to 50 percent of the award in restricted stock, with the possibility of receiving a matching grant of up to 50 percent of additional shares of restricted stock or stock-equivalent units. In general, all shares paid in restricted stock and any related matching shares granted under the plan did not fully vest until the end of a three-year vesting period. This plan is no longer in effect.

        Other benefits, as described in the CD&A section of this proxy statement/prospectus, may include participation in the A&B Retirement Plan and the Excess Benefits Plan.

        The following tables show the potential value to each executive under various termination-related scenarios.

EXECUTIVE TERMINATION SCENARIOS

Components	Change in Control w/Termination ($)		Termination w/o cause ($)(1)		Termination w/cause ($)		Voluntary Resignation ($)		Retirement ($)(2)	Death ($)		Disability ($)(3)	Early Retirement ($)(4)
Stanley M. Kuriyama
Cash Severance	2,977,215		1,203,555		—		—		—	—		—	—
Retirement Benefits(5)	814,005		148,329		148,329		148,329		Not yet eligible	200,288		—	148,329
	70,503	(6)	70,503	(6)	70,503	(6)	70,503	(6)		(290,097	)(6)(7)	—	70,503	(6)
Health & Welfare Benefits	43,224		17,126		—		—		—	—		—	—
Outplacement Counseling	10,000		10,000		—		—		—	—		—	—
Long-Term Incentives(8)	3,094,124		—		—		—		Not yet eligible	2,021,892		1,250,712	1,250,712	(9)
Total (lump sum)	6,938,568		1,379,010		148,329		148,329		—	2,222,180		1,250,712	1,399,041
Total (annuity)	70,503		70,503		70,503		70,503		—	(290,097)		—	70,503
Christopher J. Benjamin
Cash Severance	1,643,880		692,160		—		—		—	—		—	—
Retirement Benefits(5)	410,251		(169,898	)(7)	(169,898	)(7)	(169,898	)(7)	Not yet eligible	(159,396	)(7)	—	Not yet eligible
	(55,811	)(6)(7)	(55,811	)(6)(7)	(55,811	)(6)(7)	(55,811	)(6)(7)	—	(185,960	)(6)(7)	—	—
Health & Welfare Benefits	30,012		13,823		—		—		—	—		—	—
Outplacement Counseling	10,000		10,000		—		—		—	—		—	—
Long-Term Incentives(8)	1,367,675		—		—		—		Not yet eligible	993,572		669,417	Not yet eligible
Total (lump sum)	3,461,818		546,085		(169,898)		(169,898)		—	834,176		669,417	—
Total (annuity)	(55,811)		(55,811)		(55,811)		(55,811)		—	(185,960)		—	—
Joel M. Wine
Cash Severance	1,634,000		688,000		—		—		—	—		—	—
Retirement Benefits(5)	—		—		—		—		Not yet eligible	—		—	—
Health & Welfare Benefits	47,699		22,491		—		—		—	—		—	—
Outplacement Counseling	10,000		10,000		—		—		—	—		—	—
Long-Term Incentives(8)	270,960		—		—		—		Not yet eligible	270,960		270,960	Not yet eligible
Total (lump sum)	1,962,658		720,491		—		—		—	270,960		270,960	—
Total (annuity)	—		—		—		—		—	—		—	—
Matthew J. Cox
Cash Severance	1,643,880		692,160		—		—		—	—		—	—
Retirement Benefits(5)	301,412		(157,248	)(7)	(157,248	)(7)	(157,248	)(7)	Not yet eligible	(147,648	)(7)	—	Not yet eligible
	(62,929	)(6)(7)	(62,929	)(6)(7)	(62,929	)(6)(7)	(62,929	)(6)(7)	—	(202,352	)(6)(7)	—	—
Health & Welfare Benefits	46,775		21,925		—		—		—	—		—	—
Outplacement Counseling	10,000		10,000		—		—		—	—		—	—
Long-Term Incentives(8)	1,367,675		—		—		—		Not yet eligible	993,572		669,417	Not yet eligible
Total (lump sum)	3,369,742		566,837		(157,248)		(157,248)		—	845,924		669,417	—
Total (annuity)	(62,929)		(62,929)		(62,929)		(62,929)		—	(202,352)		—	—
Norbert M. Buelsing
Cash Severance	1,161,686		493,319		—		—		—	—		—	—
Retirement Benefits(5)	53,632		50,145		50,145		50,145		Not yet eligible	72,698		—	50,145
	53,308	(6)	53,308	(6)	53,308	(6)	53,308	(6)		(444,906	)(6)(7)	—	53,308	(6)
Health & Welfare Benefits	31,220		12,630		—		—		—	—		—	—
Outplacement Counseling	10,000		10,000		—		—		—	—		—	—
Long-Term Incentives(8)	811,507		—		—		—		Not yet eligible	573,452		366,630	366,630	(9)
Total (lump sum)	2,068,044		566,094		50,145		50,145		—	646,150		366,630	416,775
Total (annuity)	53,308		53,308		53,308		53,308		—	(444,906)		—	53,308
Nelson N. S. Chun
Cash Severance	988,016		427,649		—		—		—	—		—	—
Retirement Benefits(5)	239,643		30,062		30,062		30,062		Not yet eligible	39,245		—	30,062
	31,061	(6)	31,061	(6)	31,061	(6)	31,061	(6)	—	(136,755	)(6)(7)	—	31,061	(6)
Health & Welfare Benefits	35,956		15,275		—		—		—	—		—	—
Outplacement Counseling	10,000		10,000		—		—		—	—		—	—
Long-Term Incentives(8)	672,417		—		—		—		Not yet eligible	486,686		320,112	320,112	(9)
Total (lump sum)	1,946,031		482,986		30,062		30,062		—	525,931		320,112	350,174
Total (annuity)	31,061		31,061		31,061		31,061		—	(136,755)		—	31,061

Components	Change in Control w/Termination ($)		Termination w/o cause ($)(1)		Termination w/cause ($)		Voluntary Resignation ($)		Retirement ($)(2)	Death ($)		Disability ($)(3)	Early Retirement ($)(4)
Paul K. Ito
Cash Severance	349,758		349,758		—		—		—	—		—	—
Retirement Benefits(5)	43,845		(16,265	)(7)	(16,265	)(7)	(16,265	)(7)	Not yet eligible	(15,249	)(7)	—	Not yet eligible
	(25,771	)(6)(7)	(25,771	)(6)(7)	(25,771	)(6)(7)	(25,771	)(6)(7)		(81,775	)(6)(7)
Health & Welfare Benefits	12,640		12,640		—		—		—	—		—	—
Outplacement Counseling	10,000		10,000		—		—		—	—		—	—
Long-Term Incentives(8)	498,076		—		—		—		Not yet eligible	350,214		235,647	233,904
Total (lump sum)	914,318		356,133		(16,265)		(16,265)		—	334,965		235,647	233,904
Total (annuity)	(25,771)		(25,771)		(25,771)		(25,771)		—	(81,775)		—	—

(1)
Assumes execution of an acceptable release agreement as provided by the Severance Plan.

(2)
An executive may retire at age 62 with unreduced retirement benefits under Qualified Retirement Plans.

(3)
If an NEO is disabled, he will continue to accrue pension benefits as long as he is continuously receiving disability benefits under A&B's sickness benefits plan or long-term disability benefit plan. Should the NEO stop receiving disability benefits, the accrual of credited vesting service and credited benefit service will cease. Upon the later of attainment of age 65 or the date at which he is no longer eligible for disability benefits, the NEO will be entitled to receive a retirement benefit based on (a) his years of credited benefit service including the period while he had been receiving disability benefits and (b) his compensation determined as if he continued to receive his rate of pay in effect just prior to his becoming disabled for the period he was receiving disability benefits.

(4)
Employees may elect "Early Retirement" upon attaining 55 years of age, with five years of service or more.

(5)
Retirement Benefits figures are incremental to the values shown in the Pension Benefits Table, which uses a different set of assumptions as described in the related narrative.

(6)
Present value of amount paid as an annuity.

(7)
The Retirement Benefits figures are incremental to the values shown in the Pension Benefits Table. Under certain termination scenarios, benefits reflected in the Pension Benefits Table under the various retirement plans are forfeited, resulting in a negative value.

(8)
Includes the gain on accelerated stock options and the value of accelerated restricted stock.

(9)
An NEO receives continued three-year vesting of stock options; see Outstanding Equity Awards at Fiscal Year-End table in this proxy statement/prospectus for vested and unvested equity awards.

        All amounts shown are lump-sum payments, unless otherwise noted. Assumptions used in the tables above include: Discount rates for qualified and non-qualified retirement plans of 4.8 percent and 3.9 percent, respectively; PPA 3-segment lump sum interest rates (with 39 percent marginal tax rate adjustment) of 1.21 percent (for first 5 years), 2.74 percent (next 15 years) and 3.54 percent (years in excess of 20) used for Excess Benefits Plan; PPA 3-segment lump sum interest rates (with applicable transition weightings and 39 percent marginal tax rate adjustment) of 1.31 percent (for first 5 years), 2.78 percent (next 15 years) and 3.40 percent (years in excess of 20) used for change in control lump sums under Excess Benefits Plan; certain mortality assumptions; and a stock price of $40.82. Qualified benefits are assumed to be paid on a life annuity basis. Excess Benefits Plan benefits are paid as a lump sum equal to the present value of the benefit assumed to be paid on a life annuity basis.

        Statements in this section that are not historical facts are "forward-looking statements" that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

        Shareholders are being asked to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs.

        A&B's compensation philosophy is to align the Company's objectives with shareholder interests through a compensation program that attracts, motivates and retains outstanding executives, and rewards outstanding performance. The CD&A section of this proxy statement/prospectus, beginning on page 55, discusses our policies and procedures that implement our compensation philosophy. Highlights of our compensation program include the following:

  •
  Executive compensation is closely aligned with performance. In 2011, between 59 and 79 percent of the NEOs' target total direct compensation was variable and performance-based, with 79 percent of the CEO's target total direct compensation variable and performance-based. The ratio of variable compensation is consistent with market practices.

  •
  The incentive compensation paid to our NEOs in 2011 reflected in the compensation tables in this proxy statement/prospectus illustrate our commitment to pay for performance. Lower performance of the overall Company, Transportation, and Real Estate business units resulted in payouts for NEOs ranging from approximately 16% to 53% of their targets, with the exception of one NEO whose performance was partially tied to the Agribusiness unit, which performed at the extraordinary level. Performance-based restricted stock units, which constituted 40% of the NEOs' 2011 long-term incentive awards, were not earned.

  •
  At the request of Mr. Kuriyama, A&B's CEO, the Compensation Committee granted him incentive awards at levels significantly below those to which he was entitled under the Company's compensation program. The CEO has expressed on numerous occasions his personal philosophy and desire for a lower ratio between CEO pay and other NEO pay compared to market practices.

  •
  The Company remains committed to responsible pay practices and, in 2011 and 2012, it continued to make improvements, including (i) adopting a clawback policy, effective January 1, 2011, that applies to all senior management; (ii) adopting a policy prohibiting hedging and other speculative transactions involving Company stock, effective February 16, 2011; and (iii) improving the clarity and analysis of the executive pay programs in the Compensation Discussion and Analysis for the benefit of shareholders.

  •
  The Company is focused on continuous improvement in executive compensation practices and policies to ensure alignment between pay and performance, as well as representation of best practices. This includes, but is not limited to, such practices as adopting a 50th percentile target compensation philosophy, using multiple performance metrics, double triggers on equity grants in the event of a change in control, reasonable change in control agreements, no employment agreements, no guaranteed bonuses, no executive perquisites (other than parking), and protocols for an annual pay risk assessment. In 2011, the average total direct compensation for NEOs was below the 50th percentile targeted.

        The following resolution is being submitted for a shareholder advisory vote at the Annual Meeting:

        "RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure."

        Although the advisory vote is non-binding, the Compensation Committee and the Board will review the results of the vote and consider them in future determinations concerning our executive compensation program.

        The Board of Directors recommends that shareholders vote "FOR" the approval of the resolution relating to executive compensation.

 AUDIT COMMITTEE REPORT

        The Audit Committee provides assistance to the Board of Directors in fulfilling its obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of A&B, including the review and approval of all related person transactions required to be disclosed in this proxy statement/prospectus. Among other things, the Audit Committee reviews and discusses with management and Deloitte & Touche LLP, A&B's independent registered public accounting firm, the results of the year-end audit of A&B, including the auditors' report and audited financial statements. In this context, the Audit Committee has reviewed and discussed A&B's audited financial statements with management, has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 114 and, with and without management present, has discussed and reviewed the results of the independent registered public accounting firm's audit of the financial statements.

        The Audit Committee has received the written communication regarding independence from Deloitte & Touche LLP required under the rules of the Public Company Accounting Oversight Board, and has discussed with Deloitte & Touche LLP its independence from A&B. The Audit Committee has determined that the provision of non-audit services rendered by Deloitte & Touche LLP to A&B is compatible with maintaining the independence of Deloitte & Touche LLP from A&B in the conduct of its auditing function.

        In compliance with applicable SEC rules, the Audit Committee has adopted policies and procedures for Audit Committee approval of audit and non-audit services. Under such policies and procedures, the Audit Committee pre-approves or has delegated to the Chairman of the Audit Committee authority to pre-approve all audit and non-prohibited, non-audit services performed by the independent registered public accounting firm in order to assure that such services do not impair the auditor's independence. Any additional proposed services or costs exceeding pre-approved cost levels require additional pre-approval as described above. The Audit Committee may delegate pre-approval authority to one or more of its members for services not to exceed a specific dollar amount per engagement. Requests for pre-approval include a description of the services to be performed, the fees to be charged and the expected dates that the services will be performed.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that A&B's audited consolidated financial statements be included in A&B's Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC. The Audit Committee also has appointed, subject to shareholder ratification, Deloitte & Touche LLP as A&B's independent registered public accounting firm.

        The foregoing report is submitted by Mr. Pasquale (Chairman), Messrs. Baird, Dods and Fargo, and Ms. Lau.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm of A&B for the ensuing year, and the Audit Committee recommends that shareholders vote in favor of ratifying such appointment. Deloitte & Touche LLP and its predecessors have served A&B as such since 1957. Although ratification of this appointment is not required by law, the Board believes that it is desirable as a matter of corporate governance. If shareholders do not ratify the appointment of Deloitte & Touche LLP, it will be considered as a recommendation to the Board and the Audit Committee to consider the retention of a different firm. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

        For the years ended December 31, 2011 and 2010, professional services were performed by Deloitte & Touche LLP (including consolidated affiliates) as follows:

        Audit Fees.    The aggregate fees billed for the audit of the Company's annual financial statements, including Sarbanes-Oxley Section 404 attestation-related work, for the fiscal years ended December 31, 2011 and 2010 and for the reviews of the interim financial statements included in the Company's Quarterly Reports on Form 10-Q were approximately $                  and $1,501,000, respectively.

        Audit-Related Fees.    The aggregate fees billed for audit-related services for the fiscal years ended December 31, 2011 and 2010 were approximately $                  and $114,000, respectively, and were related to audits of the Company's employee benefit plans.

        Tax Fees.    There were [no] fees billed for tax services for the fiscal years ended December 31, 2011 and 2010.

        All Other Fees.    There were [no] fees billed for services not included above for the fiscal years ended December 31, 2011 and 2010.

VALIDITY OF SHARES

        Cades Schutte LLP, Honolulu, Hawaii, will pass upon the validity of the shares of Holdings common stock offered by this proxy statement/prospectus.

EXPERTS

        The consolidated financial statements incorporated in this proxy statement/prospectus by reference from A&B's Current Report on Form 8-K, dated February 14, 2012, and the effectiveness of A&B's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

OTHER BUSINESS

        The Board of Directors of A&B knows of no other business to be presented for shareholder action at the Annual Meeting. However, should matters other than those included in this proxy statement/prospectus properly come before the Annual Meeting, the proxyholders named in the accompanying proxy will use their best judgment in voting upon them.

SHAREHOLDER PROPOSALS FOR 2013

        Proposals of shareholders intended to be presented pursuant to Rule 14a-8 under the Exchange Act at the Annual Meeting of A&B in the year 2013 must be received at the headquarters of A&B on or before November     , 2012 in order to be considered for inclusion in the year 2013 Proxy Statement and proxy. In order for proposals of shareholders made outside of Rule 14a-8 under the Exchange Act to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received at the headquarters of A&B not later than December     , 2012. A&B's Bylaws require that proposals of shareholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the Bylaws, not later than December     , 2012 and not earlier than November     , 2012.

 SHAREHOLDERS WITH THE SAME ADDRESS

        Individual shareholders sharing an address with one or more other shareholders may elect to "household" the mailing of the proxy statement and our annual report. This means that only one annual report and proxy statement will be sent to that address unless one or more shareholders at that address specifically elect to receive separate mailings. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not affect dividend check mailings. We will promptly send a separate annual report and proxy statement to a shareholder at a shared address on request. Shareholders with a shared address may also request us to send separate annual reports and proxy statements in the future, or to send a single copy in the future if we are currently sending multiple copies to the same address.

        Requests related to householding should be mailed to Alexander & Baldwin, Inc., P.O. Box 3440, Honolulu, HI 96801-3440, Attn: Alyson J. Nakamura, Corporate Secretary or by calling (808) 525-8450. If you are a shareholder whose shares are held by a bank, broker or other nominee, you can request information about householding from your bank, broker or other nominee.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        Holdings filed a registration statement on Form S-4 to register with the SEC the shares of Holdings common stock that A&B stockholders will receive in connection with the Merger if the Merger is completed. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Holdings and a proxy statement of A&B for its Annual Meeting.

        This proxy statement/prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC and we refer you to the omitted information. The statements this proxy statement/prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC's public reference room or through its website.

        A&B files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information about issuers who file electronically with the SEC. The address of that site is http://www.sec.gov. These reports, proxy statements and other information may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005. General information about A&B, including A&B's annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through A&B's website at http://www.alexanderbaldwin.com as soon as reasonably practicable after A&B files them with, or furnishes them to, the SEC. Information on A&B's website is not incorporated into this proxy statement/prospectus or A&B's other securities filings and is not a part of these filings.

        The SEC allows us to "incorporate by reference" into this proxy statement/prospectus information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this proxy statement/prospectus except for any information superseded by information in this proxy statement/prospectus or in any document subsequently filed with the SEC that is also incorporated by reference. This proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

  •
  A&B's Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (excluding the portions thereof that have been superseded by our Current Report on Form 8-K filed on February 14, 2012);

  •
  A&B's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011; and

  •
  A&B's Current Reports on Form 8-K filed on March 3, 2011, April 28, 2011, July 6, 2011, August 19, 2011, December 2, 2011 and February 14, 2012 (other than the portions of those documents not deemed to be filed).

        In addition, all documents filed by A&B or Holdings under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement/prospectus and prior to the date of the Annual Meeting shall also be deemed to be incorporated in this proxy statement/prospectus by reference. These documents include Annual Reports on Form 10-K, Quarterly Reports on 10-Q, Current Reports on Form 8-K, as well as proxy statements.

        Following the Merger described in this proxy statement/prospectus, Holdings will become subject to the same informational requirements as A&B is prior to the Merger, and will file annual, quarterly and current reports, proxy statements and other information with the SEC in accordance with the Exchange Act and with the NYSE pursuant to the Exchange Act and NYSE Listing Rules. A&B does not expect to be subject to such requirements following the Merger.

        You can obtain any documents incorporated by reference, at no cost, upon your written or oral request to us at the following address or telephone number:

  Alexander & Baldwin, Inc.
  822 Bishop Street
  Post Office Box 3440
  Honolulu, Hawaii 96801
  808-525-6611

        Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus.

        If you would like to request documents from us, please do so by                             , 2012 to receive them before the Annual Meeting. We will send requested documents by first-class mail within one business day after receiving the request.

        You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus is a part to vote on the proposals. No one has been authorized to provide you with information that is different from what is contained in this proxy statement/prospectus or in the incorporated documents.

By Order of the Board of Directors
/s/ ALYSON J. NAKAMURA ALYSON J. NAKAMURA Corporate Secretary
, 2012

Annex I
AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 13, 2012, is by and among Alexander & Baldwin, Inc., a Hawaii corporation ("A&B"), Alexander & Baldwin Holdings, Inc., a Hawaii corporation and a direct, wholly owned subsidiary of A&B ("Holdings"), and A&B Merger Corporation, a Hawaii corporation and a direct, wholly owned subsidiary of Holdings ("Merger Sub").

RECITALS

        WHEREAS, Holdings and Merger Sub are newly formed entities organized for the purpose of participating in the transactions contemplated by this Agreement;

        WHEREAS, as of the date hereof, (i) A&B holds all of the issued and outstanding shares of common stock of Holdings ("Holdings Common Stock") and (ii) Holdings holds all of the issued and outstanding shares of common stock of Merger Sub ("Merger Sub Common Stock");

        WHEREAS, the Board of Directors of A&B unanimously has determined that it is advisable and in the best interests of A&B's shareholders to reorganize to create a new holding company structure by merging Merger Sub with and into A&B (the "Merger"), with A&B being the surviving corporation (sometimes referred to herein as the "Surviving Corporation"), and converting each outstanding share of common stock of A&B ("A&B Common Stock") into one share of Holdings Common Stock;

        WHEREAS, the Board of Directors of A&B has determined that, among other things, the Merger will help facilitate the previously-announced plan to pursue the separation of A&B into two independent, publicly-traded companies (one company comprising A&B's real estate and agriculture businesses and the other comprising A&B's transportation business) (the "Separation");

        WHEREAS, the Boards of Directors of each of A&B, Holdings and Merger Sub have approved this Agreement and the Merger, subject to the terms and conditions set forth in this Agreement;

        WHEREAS, the Board of Directors of A&B unanimously has determined to submit this Agreement and the Merger for approval by A&B's shareholders, in accordance with the provisions of the Hawaii Business Corporation Act (the "HBCA"), at the 2012 annual meeting of A&B shareholders;

        WHEREAS, Holdings, as the sole shareholder of Merger Sub, has approved this Agreement and the Merger;

        WHEREAS, promptly following consummation of the Merger, A&B intends to convert into a Hawaii limited liability company pursuant to Section 414-271 of the HBCA (such conversion, the "LLC Conversion");

        WHEREAS, the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger, together with the LLC Conversion, to qualify as a reorganization under the provisions of Section 368(a) of the Code; and

        WHEREAS, prior to the consummation of the Merger, A&B, as the sole shareholder of Holdings, intends to amend and restate Holdings' Articles of Incorporation ("Holdings' Charter") to, among other things, provide for certain restrictions on Holdings' Common Stock (the "Maritime Restrictions") intended to help ensure continuing compliance by Holdings with the U.S. maritime and vessel documentation laws applicable to A&B (Holdings' Charter, as so amended and restated as of the Effective Time, "Holdings' Amended Charter");

Annex I-1

        NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, A&B, Holdings and Merger Sub hereby agree as follows:

ARTICLE I

THE MERGER

        Section 1.1    The Merger.    In accordance with Section 414-311 of the HBCA, and subject to the terms and conditions of this Agreement, Merger Sub shall, at the Effective Time (as defined below), be merged with and into A&B, the separate corporate existence of Merger Sub shall cease and A&B shall continue as the Surviving Corporation. At the Effective Time, the effect of the Merger shall be as provided in Section 414-316 of the HBCA.

        Section 1.2    Effective Time.    The Merger shall become effective upon the filing of Articles of Merger with the Director of Commerce and Consumer Affairs of the State of Hawaii pursuant to Section 414-315 of the HBCA or at such later date as may be specified therein (the "Effective Time").

        Section 1.3    Organizational Documents of the Surviving Corporation.    From and after the Effective Time, the Articles of Association of A&B, as in effect immediately prior to the Effective Time, shall continue in full force and effect as the Articles of Association of the Surviving Corporation until thereafter amended as provided therein or by applicable law. From and after the Effective Time, the Bylaws of A&B, as in effect immediately prior to the Effective Time, shall continue in full force and effect as the Bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

        Section 1.4    Directors and Officers of the Surviving Corporation.    The directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation and shall hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Bylaws of the Surviving Corporation or as otherwise provided by law.

        Section 1.5    Directors and Officers of Holdings.    Prior to the Effective Time, A&B, in its capacity as the sole shareholder of Holdings, shall take or cause to be taken all such actions as are necessary to cause those persons serving as the directors and officers of A&B immediately prior to the Effective Time to be elected or appointed as the directors and officers of Holdings, each such person to have the same position(s) with Holdings (and the same committee memberships in the case of directors) as he or she held with A&B immediately prior to the Effective Time, with the directors serving until the earlier of the next meeting of the Holdings shareholders at which an election of directors is held and until their successors are elected or appointed or their earlier death, disability or retirement.

        Section 1.6    Additional Actions.    Subject to the terms and conditions of this Agreement, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger and to comply with the requirements of the HBCA. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any other actions or things are necessary or desirable in connection with the Merger or to otherwise carry out this Agreement, the officers of the Surviving Corporation shall be authorized to take and do, in the name and on behalf of each of Merger Sub and A&B, all such other actions and things as may be necessary or desirable to carry out this Agreement.

Annex I-2

        Section 1.7    Effect on Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of A&B, Holdings, Merger Sub or the holders of any securities of A&B, Holdings or Merger Sub:

        (a)    Conversion of A&B Common Stock.    Each share of A&B Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 1.7(b) and other than Dissenting Shares (as defined below)) shall automatically be converted into one duly issued, fully paid and nonassessable share of Holdings Common Stock.

        (b)    Cancellation of Treasury Stock.    Each share of A&B Common Stock held in the treasury of A&B immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist.

        (c)    Conversion of Merger Sub Common Stock.    Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into one share of common stock of the Surviving Corporation.

        (d)    Cancellation of Holdings Common Stock.    Each share of Holdings Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist.

        Section 1.8    Dissenting Shares.

        (a)   Notwithstanding anything in this Agreement to the contrary, shares of A&B Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has otherwise satisfied the requirements of Section 414-352 of the HBCA (the "Dissenting Shares") shall not be converted into shares of Holdings Common Stock and holders of such Dissenting Shares will be entitled only to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 414-356 of the HBCA, unless such holder fails to perfect, withdraws or otherwise loses the right to dissent. If, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses the right to dissent, such shares shall be treated as if they had been converted as of the Effective Time into shares of Holdings Common Stock pursuant to Section 1.7, without interest.

        (b)   No later than ten (10) days after the Effective Time, the Surviving Corporation shall notify each holder of Dissenting Shares of: (i) the approval of the Merger; (ii) the Effective Time; (iii) the availability of dissenters' rights for such shares; and (iv) such additional matters as the Surviving Corporation deems appropriate and as required by Section 414-353 of the HBCA. The Surviving Corporation shall include in such notice a copy of Part XIV of the HBCA.

        Section 1.9    No Required Surrender of Stock Certificates.

        (a)   At and after the Effective Time, (i) each certificate which, immediately prior to the Effective Time, represented outstanding shares of A&B Common Stock (an "A&B Certificate") shall be deemed for all purposes to evidence ownership of, and to represent, the number of shares of Holdings Common Stock into which the shares of A&B Common Stock represented by such A&B Certificate immediately prior to the Effective Time have been converted pursuant to Section 1.7 and (ii) where no A&B Certificate has been issued in the name of a holder of shares of A&B Common Stock, a "book-entry" (i.e., a computerized or manual entry) shall be made in the shareholder records of Holdings to evidence the issuance to such holder of the number of uncertificated shares of Holdings Common Stock into which such shares of A&B Common Stock have been converted pursuant to Section 1.7

        (b)   The registered holder of any A&B Certificate outstanding immediately prior to the Effective Time, as such holder appears in the books and records of A&B, or of the transfer agent in respect of the shares of A&B Common Stock, immediately prior to the Effective Time, shall, until such

Annex I-3

A&B Certificate is surrendered for transfer or exchange, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends or other distributions on, the shares of Holdings Common Stock into which the shares of A&B Common Stock represented by any such A&B Certificate have been converted pursuant to Section 1.7, subject to the Maritime Restrictions and the HBCA.

        (c)   Within a reasonable period of time following the Effective Time (taking into consideration the Separation and the Name Change (as defined below)), Holdings shall mail, or shall cause to be mailed, to the persons who were record holders of A&B Certificates immediately prior to the Effective Time (i) a letter of transmittal, in customary form, that requires such holder to specify (A) whether such holder is a U.S. Citizen or Non-U.S. Citizen (as each term is defined in Holdings' Amended Charter) and (B) all other information as may be required by Holdings in accordance with Holdings' Amended Charter and (ii) instructions for use in effecting the surrender of such A&B Certificates in exchange for a certificate (a "Holdings Certificate"), or uncertificated shares in book-entry form, representing the number of shares of Holdings Common Stock into which the shares of A&B Common Stock represented by such A&B Certificate have been converted pursuant to Section 1.7.

        (d)   If any A&B Certificate shall have been lost, stolen or destroyed, Holdings may, in its discretion and as a condition to the issuance of any Holdings Certificate or uncertificated shares of Holdings Common Stock in book-entry form, require the owner of such lost, stolen or destroyed A&B Certificate to post a bond, in such reasonable and customary amount as Holdings may direct, as indemnity against any claim that may be made against Holdings or the Surviving Corporation with respect to such A&B Certificate.

        (e)   If any Holdings Certificate is to be issued in a name other than that in which the A&B Certificate surrendered for exchange is registered, such exchange shall be conditioned upon (i) the A&B Certificate so surrendered being properly endorsed or otherwise in proper form for transfer and (ii) the person requesting such exchange either paying any transfer or other taxes required by reason of the issuance of the Holdings Certificate in a name other than that of the registered holder of the A&B Certificate surrendered, or establishing to the satisfaction of Holdings, or the transfer agent in respect of the Holdings Common Stock, that such tax has been paid or is not applicable.

        (f)    Each Holdings Certificate shall contain the legend required by Holdings' Amended Charter (the "Maritime Restrictions Legend"). Reasonably promptly following the Effective Time, Holdings shall send, or cause to be sent, to each holder of uncertificated shares of Holdings Common Stock in book-entry form a written notice containing the information set forth in the Maritime Restrictions Legend. The Maritime Restrictions Legend shall be substantially in the form attached hereto as Annex A, with such changes thereto as the Board of Directors of Holdings shall approve prior to the Effective Time.

        (g)   A&B and Holdings expect that, in connection with the consummation of the Separation, Holdings' name will be changed to "Matson, Inc." (the "Name Change") and that, to the extent the Separation is consummated within a reasonable time following the Effective Time, the exchange of stock certificates provided for in this Section 1.9 will result in the issuance of Holdings Certificates reflecting the Name Change.

        Section 1.10    Stock Transfer Books.    At the Effective Time, the stock transfer books of A&B shall be closed and thereafter there shall be no further registration of transfers of shares of A&B Common Stock theretofore outstanding on the records of A&B.

        Section 1.11    Plan of Reorganization.    This Agreement is intended to constitute a "plan of reorganization" within the meaning of Treasury Regulations Section 1.368-2(g). Each party hereto shall use its reasonable best efforts to cause the Merger, together with the LLC Conversion, to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be

Annex I-4

expected to prevent the Merger, together with the LLC Conversion, from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

        Section 1.12    Successor Issuer.    It is the intent of the parties hereto that Holdings be deemed a "successor issuer" of A&B in accordance with Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 414 under the Securities Act of 1933, as amended (the "Securities Act"). At or after the Effective Time, Holdings shall file (i) an appropriate report on Form 8-K describing the Merger and (ii) appropriate pre-effective and/or post-effective amendments, as applicable, to any registration statements of A&B on Form S-8.

ARTICLE II

ACTIONS TO BE TAKEN IN CONNECTION WITH THE MERGER

        Section 2.1    Assumption of A&B Plans and Awards.    At the Effective Time, Holdings shall assume each of the following A&B incentive compensation plans (collectively, the "A&B Plans"), including (i) all unexercised and unexpired options to purchase shares of A&B Common Stock ("A&B Options") and all restricted stock and restricted stock unit awards covering shares of A&B Common Stock (collectively with A&B Options, "A&B Awards") that are then outstanding under the A&B Plans and (ii) the remaining unallocated reserve of shares of A&B Common Stock issuable under each such A&B Plan: the A&B 2007 Incentive Compensation Plan, as amended, the A&B 1998 Stock Option/Stock Incentive Plan, as amended, the A&B 1998 Non-Employee Director Stock Option Plan and the Restricted Stock Bonus Plan. At the Effective Time, the reserve of shares of A&B Common Stock under each A&B Plan, whether allocated to existing A&B Awards or unallocated at that time, shall be converted on a one-share-for-one-share basis into a reserve of shares of Holdings Common Stock, and each A&B Award assumed by Holdings shall continue to have, and be subject to, the same terms and conditions as set forth in the applicable A&B Plan and the agreement(s) evidencing each such award as in effect immediately prior to the Effective Time (including, without limitation, the vesting schedule and applicable issuance dates (without acceleration thereof by virtue of the Merger and the transactions contemplated hereby), the per share exercise price, the expiration date and other applicable termination provisions and the tax withholding procedures), except that each A&B Option will be exercisable (or will become exercisable in accordance with its terms) for, and each other A&B Award shall be denominated with reference to and shall be issuable as to, that number of shares of Holdings Common Stock equal to the number of shares of A&B Common Stock that were subject to each such A&B Option and other A&B Award immediately prior to the Effective Time.

        Section 2.2    Assignment and Assumption of Agreements.    Effective as of the Effective Time, A&B hereby assigns to Holdings, and Holdings hereby assumes and agrees to perform, all obligations of A&B pursuant to the A&B Plans and each stock option agreement, restricted stock agreement and restricted stock unit agreement evidencing an outstanding A&B Award under the A&B Plans. Effective as of the Effective Time, Holdings shall become the successor issuer of securities under the A&B Plans and shall, as soon as practicable following the Effective Time, file a post-effective amendment to each existing S-8 registration statement covering the A&B Plans, pursuant to which Holdings as successor to A&B shall expressly adopt such S-8 registration statements as its own in accordance with Rule 414 issued under the Securities Act.

        Section 2.3    Reservation of Shares.    On or prior to the Effective Time, Holdings shall reserve sufficient shares of Holdings Common Stock to provide for the issuance of Holdings Common Stock upon the exercise or other settlement of all A&B Awards and to cover any additional shares of Holdings Common Stock that may become issuable under future awards made with respect to the remaining share reserves under the assumed A&B Plans that are, in accordance with the foregoing provisions of this Agreement, converted into reserves of shares of Holdings Common Stock.

Annex I-5

        Section 2.4    Registration Statement; Proxy/Prospectus.    Promptly following the execution of this Agreement, A&B shall prepare and file with the Securities and Exchange Commission (the "SEC") a proxy statement in preliminary form relating to the Shareholders' Meeting (as defined below) (together with any amendments thereof or supplements thereto, the "Proxy Statement") and Holdings shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement" and the prospectus contained in the Registration Statement together with the Proxy Statement, the "Proxy/Prospectus"), in connection with the registration under the Securities Act of the shares of Holdings Common Stock to be issued to the shareholders of A&B pursuant to the Merger. Each of Holdings and A&B shall use its reasonable best efforts to cause the Registration Statement to become effective and the Proxy/Prospectus to be cleared by the SEC as promptly as practicable, and, prior to the effective date of the Registration Statement, Holdings shall take all actions reasonably required under any applicable federal securities laws or state blue sky laws in connection with the issuance of shares of Holdings Common Stock pursuant to the Merger. As promptly as reasonably practicable after the Registration Statement shall have become effective and the Proxy/Prospectus shall have been cleared by the SEC, A&B shall mail or cause to be mailed or otherwise make available in accordance with the Securities Act and the Exchange Act, the Proxy/Prospectus to its shareholders; provided, however, that the parties shall consult and cooperate with each other in determining the appropriate time for mailing or otherwise making available to A&B's shareholders the Proxy/Prospectus in light of the date set for the Shareholders' Meeting.

        Section 2.5    Meeting of A&B Shareholders; Board Recommendation.    A&B shall take all action necessary in accordance with the HBCA and its governing documents to call, hold and convene a meeting of its shareholders to consider the approval of this Agreement and the Merger (the "Shareholders' Meeting"). A&B shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the Merger. A&B may adjourn or postpone the Shareholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy/Prospectus is provided to its shareholders in advance of any vote on this Agreement and the Merger or, if as of the time for which the Shareholders' Meeting is originally scheduled (as set forth in the Proxy/Prospectus), there are insufficient shares of A&B Common Stock voting in favor of the approval of this Agreement and the Merger or represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Shareholders' Meeting.

        Section 2.6    Section 16 Matters.    Prior to the Effective Time, the Boards of Directors of A&B and Holdings or an appropriate committee of non-employee directors (as such term is defined for purposes of Rule 16b-3 promulgated under the Exchange Act) shall adopt resolutions consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of A&B or Holdings who is a covered person for purposes of Section 16(a) of the Exchange Act of shares of A&B Common Stock (or derivative securities) and the receipt of shares of Holdings Common Stock (or derivative securities) in exchange therefor by virtue of this Agreement and the Merger will be an exempt transaction for purposes of Section 16(b) of the Exchange Act.

        Section 2.7    Other Employee Benefit Plans and Arrangements    Holdings shall assume each of A&B's other employee benefit plans and arrangements and the obligations of A&B thereunder upon the same terms and conditions as set forth in such plans and arrangements as in effect at the Effective Time.

ARTICLE III

CONDITIONS OF MERGER

        Section 3.1    Conditions Precedent.    The obligations of the parties to this Agreement to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the

Annex I-6

satisfaction or waiver by the parties hereto at or prior to the Effective Time of each of the following conditions:

        (a)   The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated or, to the knowledge of Holdings or A&B, threatened by the SEC and not concluded or withdrawn. No similar proceeding with respect to the Proxy/Prospectus shall have been initiated or, to the knowledge of Holdings or A&B, threatened by the SEC and not concluded or withdrawn.

        (b)   This Agreement and the Merger shall have been approved by the requisite vote of the shareholders of A&B in accordance with the HBCA.

        (c)   The Holdings Common Stock to be issued pursuant to the Merger shall have been approved for listing by the New York Stock Exchange (the "NYSE").

        (d)   No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order that is in effect shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality that prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby.

        (e)   The Internal Revenue Service shall have issued to A&B a private letter ruling, in form and substance reasonably satisfactory to A&B, indicating that holders of A&B Common Stock will not recognize gain or loss for United States federal income tax purposes as a result of the transactions contemplated by this Agreement.

        (f)    A&B shall have received a legal opinion of Skadden, Arps, Slate, Meagher & Flom LLP in form and substance reasonably satisfactory to it indicating that holders of A&B Common Stock will not recognize gain or loss for United States federal income tax purposes as a result of the transactions contemplated by this Agreement.

        (g)   All material approvals, licenses and certifications from, and notifications and filings to, governmental entities and non-governmental third parties shall have been obtained or made, as applicable.

ARTICLE IV

COVENANTS

        Section 4.1    Listing of Holdings Common Stock.    A&B and Holdings shall use their reasonable best efforts to obtain, at or before the Effective Time, confirmation of listing on the NYSE of the Holdings Common Stock issuable pursuant to the Merger.

        Section 4.2    Insurance.    A&B and Holdings shall procure insurance or cause the execution of the insurance policies of A&B such that, upon consummation of the Merger, Holdings shall have insurance coverage that is substantially identical to the insurance coverage held by A&B immediately prior to the Merger.

        Section 4.3    Expenses.    A&B and Holdings shall pay their own expenses in connection with the transactions contemplated by this Agreement.

        Section 4.4    Activities of Holdings and Merger Sub.    Prior to the Effective Time, Holdings and Merger Sub shall not conduct any business activities and shall not conduct any other activities except as necessary to effectuate the transactions contemplated by this Agreement.

Annex I-7

ARTICLE V

TERMINATION AND AMENDMENT

        Section 5.1    Termination.    This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time by action of the Board of Directors of A&B if such Board of Directors should determine that, for any reason, the completion of the transactions provided for herein would be inadvisable or not in the best interest of A&B or its shareholders. In the event of such termination and abandonment, this Agreement shall become void and none of A&B, Holdings or Merger Sub nor their respective shareholders, members, directors or officers shall have any liability with respect to such termination and abandonment.

        Section 5.2    Amendment.    At any time prior to the Effective Time, this Agreement may, to the extent permitted by the HBCA, be supplemented, amended or modified by the mutual consent of the parties to this Agreement.

ARTICLE VI

MISCELLANEOUS PROVISIONS

        Section 6.1    Governing Law.    This Agreement shall be governed by and construed and enforced under the laws of the State of Hawaii.

        Section 6.2    Counterparts.    This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

        Section 6.3    Entire Agreement.    This Agreement constitutes the entire agreement, and supersedes all other agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

        Section 6.4    Severability.    The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

        Section 6.5    No Third-Party Beneficiaries.    Nothing contained in this Agreement is intended by the parties hereto to confer upon any person other than the parties hereto any rights or remedies hereunder.

        Section 6.6    Tax Matters.    Each of A&B and Holdings will comply with the recordkeeping and information reporting requirements of the Code that are imposed as a result of the transactions contemplated hereby, and will provide information reporting statements to holders of shares of A&B Common Stock at the time and in the manner prescribed by the Code and applicable Treasury Regulations.

[Signature page follows]

Annex I-8

        IN WITNESS WHEREOF, A&B, Holdings and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ALEXANDER & BALDWIN, INC.
By:	/s/ STANLEY M. KURIYAMA
	Name:	Stanley M. Kuriyama
	Title:	President and Chief Executive Officer
ALEXANDER & BALDWIN HOLDINGS, INC.
By:	/s/ STANLEY M. KURIYAMA
	Name:	Stanley M. Kuriyama
	Title:	President and Chief Executive Officer
A&B MERGER CORPORATION
By:	/s/ STANLEY M. KURIYAMA
	Name:	Stanley M. Kuriyama
	Title:	President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Annex I-9

Annex A to Agreement and Plan of Merger

Form of Maritime Restrictions Legend

PURSUANT TO THE TERMS AND PROVISIONS OF THE CORPORATION'S ARTICLES OF INCORPORATION, AS SUCH MAY BE AMENDED FROM TIME TO TIME, (I) THE CITIZENSHIP STATUS OF THE HOLDER OF THIS CERTIFICATE IS SUBJECT TO VERIFICATION BY THE BOARD OF DIRECTORS OF THE CORPORATION, (II) THE AMOUNT OF SHARES OF THE CORPORATION'S COMMON STOCK THAT MAY BE OWNED (AS DEFINED IN THE CORPORATION'S ARTICLES OF INCORPORATION) BY ONE OR MORE NON-U.S. CITIZENS (AS DEFINED IN THE CORPORATION'S ARTICLES OF INCORPORATION) IS RESTRICTED, (III) TRANSFERS OF SHARES OF THE CORPORATION'S COMMON STOCK TO NON-U.S. CITIZENS ARE RESTRICTED, AND (IV) THE SHARES OF COMMON STOCK REPRESENTED HEREBY OWNED BY NON-U.S. CITIZENS ARE SUBJECT TO MANDATORY SALE OR REDEMPTION. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH SHAREHOLDER WHO SO REQUESTS A COPY OF THE CORPORATION'S ARTICLES OF INCORPORATION.

Annex I-A-1

Annex II
ALEXANDER & BALDWIN HOLDINGS, INC.

FORM OF AMENDED AND RESTATED ARTICLES OF INCORPORATION
(HRS § 414 32)

[amended and restated effective as of [            ], 2012]

        The undersigned individual, for the purpose of forming a corporation under the laws of the State of Hawaii, does hereby make and execute these Articles of Incorporation:

ARTICLE I

CORPORATE NAME

        Section 1.1    The name of the Corporation is Alexander & Baldwin Holdings, Inc.

ARTICLE II

INCORPORATOR

        Section 2.1    The name and address of the incorporator is Alyson J. Nakamura, 822 Bishop Street, Honolulu, Hawaii 96813.

ARTICLE III

DURATION

        Section 3.1    The duration of the corporation is perpetual.

ARTICLE IV

INITIAL PRINCIPAL OFFICE AND REGISTERED AGENT

        Section 4.1    Initial Principal Office.    The mailing address of the initial principal office of the Corporation is 822 Bishop Street, P.O. Box 3440, Honolulu, Hawaii 96801.

        Section 4.2    Registered Agent.    The entity's individual, non-commercial registered agent in the State of Hawaii to which service of process and other notices and documents may be served on the Corporation is Alyson J. Nakamura. The street address of the place of business of the registered agent is 822 Bishop Street, Honolulu, Hawaii 96813.

ARTICLE V

DIRECTORS AND OFFICERS

        Section 5.1    Board of Directors.    The Board of Directors shall consist of such number of persons, not less than five (5), as shall be determined from time to time in accordance with the Bylaws of the Corporation.

        Section 5.2    Limitation of Liability of Directors.    The personal liability of directors of the Corporation shall be eliminated or limited to the fullest extent permitted by Hawaii law. If the Hawaii Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Hawaii Business Corporation Act as so amended. Any amendment, modification or repeal of this provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, modification or repeal.

Annex II-1

        Section 5.3    Indemnification.    The Corporation shall indemnify, and advance funds to pay for or reimburse expenses to, its directors and officers to the fullest extent permitted by law. Any amendment, modification or repeal of the foregoing sentence shall not deprive any person of rights hereunder arising out of alleged or actual occurrences, acts or failures to act occurring prior to notice to such person of such amendment, modification or repeal.

ARTICLE VI

SHARES

        Section 6.1    The Corporation is authorized to issue One Hundred Fifty Million (150,000,000) shares of common stock, without par value, all of the same class.

ARTICLE VII

MARITIME OWNERSHIP REQUIREMENTS

        Section 7.1    Definitions.    For purposes of this Article VII, the following terms shall have the following meanings:

        "Charitable Beneficiary" shall mean, with respect to a Trust, one or more Charitable Organizations designated by the Corporation from time to time by written notice to the Trustee of such Trust to be the beneficiaries of such Trust.

        "Charitable Organization" shall mean any nonprofit organization that is a U.S. Citizen and qualifies under Section 501(c)(3) of the Code; provided that any contributions to such organization are eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

        "Code" shall mean the Internal Revenue Code of 1986, as amended, any successor statute thereto, and the regulations promulgated thereunder, in each case as amended or supplemented from time to time.

        "Deemed Original Issuance" shall have the meaning ascribed to such term in Section 7.6(a).

        "Deemed Original Issuance Price" shall have the meaning ascribed to such term in Section 7.7(c)(iv).

        "Disqualified Person" shall have the meaning ascribed to such term in Section 7.6(a).

        "Disqualified Recipient" shall have the meaning ascribed to such term in Section 7.6(a).

        "Entity" means a partnership, corporation, limited liability company, organization, governmental subdivision or agency, business trust, estate, trust, joint venture or other entity.

        "Excess Shares" shall have the meaning ascribed to such term in Section 7.5(a).

        "Excess Share Date" shall have the meaning ascribed to such term in Section 7.5(a).

        "Fair Market Value" of the Common Stock as of any date shall mean the average of the closing sales prices of shares of Common Stock on the New York Stock Exchange during the fifteen (15) trading days immediately prior to the such date, except that, if such shares are not traded on the New York Stock Exchange, then Fair Market Value shall mean the average of the closing sales prices of such shares as quoted on any other national securities exchange selected by the Corporation and on which such shares of Common Stock are listed or, if not so listed, the average of the representative bid and ask prices as quoted by a generally recognized reporting system on each of such fifteen (15) trading days and, if not so quoted, as may be determined in good faith by the Board of Directors.

Annex II-2

        "Maritime Ownership Requirements" shall mean the citizenship requirements of U.S. Maritime Law applicable to U.S. Maritime Companies to be eligible to operate a vessel in the coastwise trade or to obtain a coastwise endorsement.

        "Maximum Permitted Percentage" shall mean Ownership of twenty-two percent (22%) of the total number of issued and outstanding shares of Common Stock; provided that if the Maritime Ownership Requirements are amended to change the number or percentage of shares of Common Stock that Non-U.S. Citizens may Own, the Maximum Permitted Percentage shall be deemed to be changed, without any action on the part of the Corporation or the shareholders, to a percentage that is three (3) percentage points less than the percentage that would cause the Corporation to violate the Maritime Ownership Requirements after such amendment and, promptly thereafter the Corporation shall publicly announce such change; provided further that to the extent the Corporation is subject to any United States Federal law that restricts the Ownership of shares of capital stock of the Corporation by Non-U.S. Citizens, then the Board of Directors may determine to impose such restrictions and other provisions that are substantially consistent with such applicable law on Ownership of the shares of capital stock of the Corporation (provided that such restrictions and other provisions, collectively, are no more restrictive than the restrictions and other provisions, collectively, in this Article VII then applicable), and promptly thereafter the Corporation shall publicly announce the fact of such determination and the changes.

        "Non-U.S. Citizen" shall mean any Person that is not a U.S. Citizen.

        A Person shall be deemed to be the "Owner" of, or to "Own" or to have "Ownership" of, shares of capital stock of the Corporation, if such Person holds, directly or indirectly, of record or beneficially owns (as determined under Regulation 13D (or any successor provision thereto) under the Securities Exchange Act of 1934, as amended, or any successor statute thereto) shares of capital stock of the Corporation or has the ability to exercise or to control, directly or indirectly, any interest or rights thereof, including any voting power of the shares of capital stock of the Corporation, under any contract, understanding or other means; provided that a Person shall not be deemed to be the "Owner" of, or to "Own" or to have "Ownership" of, shares of capital stock of the Corporation if the Board of Directors determines, in good faith, that such Person is not an owner of such shares in accordance with and for purposes of Sections 50501 and 50502 of Title 46 of the United States Code, as amended, or any successor statute thereto.

        "Person" shall mean any natural person or any Entity.

        "Proposed Transfer" shall have the meaning ascribed to such term in Section 7.6(a).

        "Proposed Transfer Price" shall have the meaning ascribed to such term in Section 7.7(c)(ii).

        "Proposed Transferee" shall have the meaning ascribed to such term in Section 7.6(a).

        "Redemption Date" shall have the meaning ascribed to such term in Section 7.8(c)(iii).

        "Redemption Notes" shall mean interest-bearing promissory notes of the Corporation with a maturity of not more than ten (10) years from the date of issuance and bearing interest at a fixed rate equal to the yield on the United States Treasury Note having a maturity comparable to the term of such promissory notes as published in The Wall Street Journal or comparable publication at the time of the issuance of the promissory notes.

        "Redemption Notice" shall have the meaning ascribed to such term in Section 7.8(c)(iii).

        "Redemption Price" shall have the meaning ascribed to such term in Section 7.8(c)(i).

        "Restricted Person" shall have the meaning ascribed to such term in Section 7.6(a).

        "Status Change" shall have the meaning ascribed to such term in Section 7.6(a).

Annex II-3

        "Status Change Price" shall have the meaning ascribed to such term in Section 7.7(c)(iii).

        "transfer" shall have the meaning ascribed to such term in Section 7.4(a).

        "Trust" shall have the meaning ascribed to such term in Section 7.6(a).

        "Trustee" shall have the meaning ascribed to such term in Section 7.6(a).

        "U.S. Citizen" shall mean any Person that meets the definition of a citizen of the United States under U.S. Maritime Law applicable to a U.S. Maritime Company eligible to operate a vessel in the coastwise trade, including, without limitation, (a) any natural person who is a citizen of the United States pursuant to the terms and provisions of Section 104 of Title 46 of the United States Code, as amended, or any successor statute thereto; (b) any Entity deemed to be a citizen of the United States for the purpose of being eligible to operate a vessel in the coastwise trade pursuant to the terms and provisions of Sections 50501 and 50502 of Title 46 of the United States Code, as amended, or any successor statute thereto; provided that successors and assigns of any such Entities, which would otherwise be deemed to be U.S. Citizens under Section 50502 of Title 46 of the United States Code, as amended, or any successor statute thereto, must qualify as U.S. Citizens in their own right; and (c) any Person that qualifies as a citizen of the United States for the purpose of obtaining a coastwise endorsement pursuant to Subpart C of Part 67 of Title 46 of the Code of Federal Regulations, as amended (Citizenship Requirements for Vessel Documentation), or any successor regulation thereto.

        "U.S. Maritime Company" means any Person in the maritime business that (whether directly or indirectly) conducts any activity, takes any action, or receives any benefit described in the next sentence that would be adversely affected under any provision of U.S. Maritime Law by virtue of such Person's status as a Non-U.S. Citizen or, if applicable, Ownership of such Person's outstanding equity interests by a Non-U.S. Citizen. Such activities, actions or benefits include, without limitation: (a) owning, operating or documenting vessels in the United States coastwise trade, intercoastal trade or noncontiguous domestic trade; (b) owning or operating any vessel built with construction differential subsidies from the United States government (or any agency thereof); (c) being a party to a maritime security program agreement with the United States government (or any agency thereof) on account of ships owned, chartered or operated by it; (d) owning, chartering, subchartering or leasing any vessel where the costs of construction, renovation or reconstruction have been financed, in whole or in part, by obligations insured, guaranteed or assumed under Title XI of the Merchant Marine Act of 1936, as amended (46 U.S.C. Chapter 537—Loans and Guarantees), or any successor statute thereto; (e) operating vessels under agreement with the United States government (or any agency thereof); or (f) maintaining a capital construction fund under the provisions of Section 607 of the Merchant Marine Act of 1936, as amended (46 U.S.C. Chapter 535—Capital Construction Funds), or any successor statute thereto.

        "U.S. Maritime Law" means Title 46 of the United States Code, and such other United States admiralty, maritime, shipping and vessel documentation laws, any predecessor statutes thereto (including, without limitation, the Shipping Act of 1916, the Merchant Marine Act of 1920 and the Merchant Marine Act of 1936) that remain in effect through grandfather provisions or otherwise, and any successor statutes thereto, together with the rules and regulations promulgated thereunder and the practices of the governmental agencies enforcing, administering and interpreting such laws, rules and regulations, all as the same may be amended, modified and in effect from time to time.

        Section 7.2    Maritime Laws.

        (a)   The provisions of this Article VII are intended to assure that the Corporation remains in continuous compliance with the Maritime Ownership Requirements. It is the policy of the Corporation that Non-U.S. Citizens, individually or in the aggregate, shall not Own any shares of Common Stock in excess of the Maximum Permitted Percentage for so long as the Maritime Ownership Requirements apply to the Corporation. The Board of Directors is hereby authorized to effect any and all measures

Annex II-4

necessary or desirable (consistent with these Articles of Incorporation and applicable law) to fulfill the purpose and implement the provisions of this Article VII.

        (b)   The Corporation shall have the power to determine, in the exercise of its good faith judgment, the citizenship of any Person for the purposes of this Article VII. In determining such citizenship, the Corporation may rely on the share transfer records of the Corporation and any citizenship certifications and such other documentation required under Section 7.4(b) and such other written statements and affidavits and such other proof as the Corporation may deem reasonable to fulfill the purpose or implement the provisions of this Article VII. The determination of the Corporation at any time as to the citizenship of any Person for the purposes of this Article VII shall be conclusive.

        Section 7.3    Share Certificates.    To fulfill the purpose and implement the provisions of this Article VII, the Corporation may take any of the following measures: (a) developing issuance, transfer, redemption, escrow and legend notice provisions and procedures regarding certificated and uncertificated shares of Common Stock (including, without limitation, any such provisions or procedures provided for in clause (c) of this Section 7.3); (b) establishing and maintaining a dual share certificate system under which different forms of share certificates representing outstanding shares of Common Stock are issued to U.S. Citizens and Non-U.S. Citizens; and (c) mandating that all Common Stock certificates issued by the Corporation include the following or another appropriate legend reflecting the provisions of this Article VII or, in the case of uncertificated shares, sending to the record holder thereof a written notice containing the information set forth in the applicable legend within a reasonable time after the issuance or transfer thereof in accordance with Section 414-88 of the Hawaii Business Corporation Act or any successor statute thereto:

  PURSUANT TO THE TERMS AND PROVISIONS OF ARTICLE VII OF THE CORPORATION'S ARTICLES OF INCORPORATION, AS SUCH MAY BE AMENDED FROM TIME TO TIME, (I) THE CITIZENSHIP STATUS OF THE HOLDER OF THIS CERTIFICATE IS SUBJECT TO VERIFICATION BY THE BOARD OF DIRECTORS OF THE CORPORATION, (II) THE AMOUNT OF SHARES OF THE CORPORATION'S COMMON STOCK THAT MAY BE OWNED (AS DEFINED IN THE CORPORATION'S ARTICLES OF INCORPORATION) BY ONE OR MORE NON-U.S. CITIZENS (AS DEFINED IN THE CORPORATION'S ARTICLES OF INCORPORATION) IS RESTRICTED, (III) TRANSFERS OF SHARES OF THE CORPORATION'S COMMON STOCK TO NON-U.S. CITIZENS ARE RESTRICTED, AND (IV) THE SHARES OF COMMON STOCK REPRESENTED HEREBY OWNED BY NON-U.S. CITIZENS ARE SUBJECT TO MANDATORY SALE OR REDEMPTION. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH SHAREHOLDER WHO SO REQUESTS A COPY OF THE CORPORATION'S ARTICLES OF INCORPORATION.

        Section 7.4    Restrictions on Transfers.

        (a)   Any purported transfer, including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise or otherwise by operation of law (a "transfer"), of Ownership of any shares of Common Stock (excluding, for the avoidance of doubt, the original issuance of such shares by the Corporation), the effect of which would be to cause one or more Non-U.S. Citizens in the aggregate to Own shares of Common Stock in excess of the Maximum Permitted Percentage, shall be void and ineffective, and, to the extent that the Corporation knows of any such purported transfer, neither the Corporation nor its transfer agent (if any) shall register such purported transfer on the share transfer records of the Corporation and neither the Corporation nor its transfer agent (if any) shall recognize the purported transferee thereof as a shareholder of the Corporation for any purpose whatsoever except to the extent necessary to effect any remedy available to the Corporation under this Article VII or applicable law. In no event shall any such registration or recognition make such purported transfer effective unless the Board of Directors shall have expressly

Annex II-5

and specifically authorized making the purported transfer effective notwithstanding the foregoing provisions of this Section 7.4(a).

        (b)   A citizenship certification, and any other documentation as the Corporation or its transfer agent (if any) deems advisable to fulfill the purpose or implement the provisions of this Article VII, may be required by the Corporation or its transfer agent (if any) from all transferees of shares of Common Stock (including Persons receiving any original issuance of shares of Common Stock by the Corporation) and, if such transferee is acting as a fiduciary, agent or nominee for an Owner, with respect to such Owner, and registration of any transfer shall be denied upon failure or refusal to furnish such requested certification or other documentation.

        Section 7.5    Excess Shares.

        (a)   If on any date (including, without limitation, any record date) (each, an "Excess Share Date") the number of shares of Common Stock Owned by Non-U.S. Citizens should exceed the Maximum Permitted Percentage, irrespective of the date on which such event becomes known to the Corporation (such shares of Common Stock in excess of the Maximum Permitted Percentage, the "Excess Shares"), then the shares of Common Stock that constitute Excess Shares for purposes of this Article VII shall be those shares that become Owned by Non-U.S. Citizens, starting with the most recent date of Ownership of such shares by a Non-U.S. Citizen and including, in reverse chronological order of Ownership, all other Ownership of such shares by Non-U.S. Citizens from and after the Ownership of such shares by a Non-U.S. Citizen that first caused such Maximum Permitted Percentage to be exceeded; provided that (i) the Corporation shall have the sole power to determine, in the exercise of its good faith judgment, the shares of Common Stock that constitute Excess Shares in accordance with the provisions of this Article VII; (ii) the Corporation may, in its good faith discretion, rely on any reasonable documentation provided by Non-U.S. Citizens with respect to the date on which they came to Own Excess Shares; (iii) if more than one Non-U.S. Citizen comes to Own Excess Shares on the same date, then the order in which such Ownership shall be deemed to have occurred on such date shall be determined by lot or by such other method as the Corporation may, in its good faith discretion, deem appropriate; (iv) Excess Shares that result from a determination that an Owner has ceased to be a U.S. Citizen will be deemed to have been Owned, for purposes of this Article VII, as of the date that such Owner ceased to be a U.S. Citizen; and (v) the Corporation may adjust upward to the nearest whole share the number of shares of Common Stock deemed to be Excess Shares.

        (b)   Any determination made by the Corporation pursuant to this Section 7.5 as to which shares of Common Stock constitute Excess Shares shall be conclusive and shall be deemed effective as of the applicable Excess Share Date for such shares.

        Section 7.6    Additional Remedies for Exceeding the Maximum Permitted Percentage.

        (a)   In the event that (i) Section 7.4(a) would not be effective for any reason to prevent the transfer (a "Proposed Transfer") of Ownership of any Excess Shares to a Non-U.S. Citizen (a "Proposed Transferee"), (ii) a change in the status (a "Status Change") of a U.S. Citizen to a Non-U.S. Citizen (a "Disqualified Person") causes any shares of Common Stock of which such U.S. Citizen is the Owner immediately prior to such change to constitute Excess Shares or (iii) the original issuance by the Corporation (a "Deemed Original Issuance") of any shares of Common Stock to a Non-U.S. Citizen (a "Disqualified Recipient" and, together with a Proposed Transferee and Disqualified Person, a "Restricted Person") results in such shares constituting Excess Shares, then, effective as of immediately before the consummation of such Proposed Transfer (in the case of such Proposed Transferee), such Status Change (in the case of such Disqualified Person) or such Deemed Original Issuance (in the case of such Disqualified Recipient), as the case may be, such Excess Shares shall be automatically transferred to a trust (a "Trust") for the exclusive benefit of a Charitable Beneficiary (designated by the Corporation from time to time by written notice to the Trustee of such Trust) and in respect of which a U.S. Citizen, unaffiliated with either the Corporation or any Owner of such Excess Shares, shall be

Annex II-6

appointed by the Corporation to serve as the trustee (a "Trustee"), and such Restricted Person shall neither acquire nor have any rights or interests in such Excess Shares transferred into such Trust. Subject to applicable law and compliance with the foregoing provisions of this Section 7.6, the Excess Shares of multiple Restricted Persons may, in the sole discretion of the Corporation, be transferred into, and maintained in, a single Trust.

        (b)   Notwithstanding the provisions of Section 7.6(a), if the automatic transfer of any Excess Shares into a Trust pursuant to Section 7.6(a) would not be effective, for any reason whatsoever (whether in the determination of the Corporation or otherwise), to prevent the number of shares of Common Stock that are Owned by Non-U.S. Citizens from exceeding the Maximum Permitted Percentage, then, in lieu of such automatic transfer into such Trust, such Excess Shares shall be subject to redemption by the Corporation pursuant to Section 7.8.

        Section 7.7    Excess Shares Transferred into Trusts.

        (a)   Status of Excess Shares Held by a Trustee.    All Excess Shares held by a Trustee shall retain their status as issued and outstanding shares of the Corporation.

        (b)   Voting and Dividend Rights.

            (i)  The Trustee of a Trust shall have all voting rights and rights to dividends and any other distributions (upon liquidation or otherwise) with respect to all Excess Shares held in such Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary of such Trust.

           (ii)  A Restricted Person with respect to any Excess Shares transferred into a Trust shall (A) neither be entitled to, nor possess, any rights to vote, or any other rights attributable to, such Excess Shares, (B) not profit from the Ownership or holding of such Excess Shares and (C) have no rights to any dividends or any other distributions (upon liquidation or otherwise) with respect to such Excess Shares.

          (iii)  Subject to applicable law, effective as of the date that any Excess Shares shall have been transferred into a Trust, the Trustee of such Trust shall have the authority, at its sole discretion, (A) to rescind as void any vote cast by any Restricted Person with respect to such Excess Shares and to revoke any proxy given by any Restricted Person with respect to such Excess Shares, in either case, if the automatic transfer of such Excess Shares into such Trust occurred on or before the record date for such vote, and (B) to recast such vote and to resubmit a proxy in respect of the vote of such Excess Shares, in accordance with its own determination, acting for the benefit of the Charitable Beneficiary of such Trust; provided, however, that if the Corporation has already taken any corporate action in respect of which such vote was cast, or such proxy was given, by such Restricted Person, or if applicable law shall not permit the rescission of such vote or revocation of such proxy (or such vote to be recast or such proxy to be resubmitted), then the Trustee shall not have the authority to rescind such vote or to revoke such proxy (or to recast such vote or resubmit such proxy).

          (iv)  If any dividend or other distribution (upon liquidation or otherwise) with respect to any Excess Shares held in a Trust has been received by a Restricted Person with respect to such Excess Shares and the automatic transfer of such Excess Shares into such Trust occurred on or before the record date for such dividend or distribution, such dividend or distribution shall be paid by such Restricted Person to the Trustee of such Trust upon the demand of such Trustee. If (A) any dividend or other distribution (upon liquidation or otherwise) is authorized with respect to any Excess Shares held in a Trust, (B) the automatic transfer of such Excess Shares into such Trust occurred on or before the record date for such dividend or distribution and (C) such transfer has been discovered prior to the payment of such dividend or distribution, then such dividend or distribution shall be paid, when due, to the Trustee of such Trust. Any dividend or distribution so

Annex II-7

  paid to the Trustee of such Trust shall be held in trust for distribution to the Charitable Beneficiary of such Trust in accordance with the provisions of this Section 7.7.

           (v)  Notwithstanding any of the provisions of this Article VII, the Corporation shall be entitled to rely, without limitation, on the share transfer and other shareholder records of the Corporation (and its transfer agent) for the purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of shareholders and preparing lists of shareholders entitled to receive dividends or other distributions (upon liquidation or otherwise).

        (c)   Sale of Excess Shares by Trustee.

            (i)  The Trustee of a Trust, within twenty (20) days of its receipt of written notice from the Corporation or its transfer agent (if any) that Excess Shares have been transferred into such Trust, shall sell such Excess Shares to a U.S. Citizen (including, without limitation, the Corporation) designated by the Trustee; provided, however, that any such Trustee shall not be required to effect any such sale or sales within any specific time frame if, in the Corporation's sole discretion, such sale or sales would disrupt the market for shares of Common Stock or otherwise adversely affect the value of the shares of Common Stock or the Corporation, itself. Upon any such sale of Excess Shares, the Trustee shall distribute the proceeds of such sale of such Excess Shares (net of broker's commissions and other selling expenses, applicable taxes and other costs and expenses of the Trust) to such Charitable Beneficiary, and to the one or more Restricted Persons with respect to such Excess Shares, as provided in the applicable provisions of this Section 7.7(c) and Sections 7.7(d) and 7.7(e).

           (ii)  In the event that (A) the Restricted Person with respect to any Excess Shares sold by the Trustee of a Trust pursuant to Section 7.7(c)(i) was a Proposed Transferee at the time of the transfer of such Excess Shares into the Trust and (B) such sale by the Trustee is made to a Person other than the Corporation, such Restricted Person shall receive an amount (net of broker's commissions and other selling expenses, applicable taxes and other costs and expenses of the Trust), subject to further downward adjustment pursuant to Section 7.7(e), equal to the lesser of (x) the price paid by such Restricted Person for such Excess Shares or, if such Restricted Person did not give value for the Excess Shares in connection with the Proposed Transfer of such Excess Shares to such Restricted Person (e.g., in the case of a gift, devise or other similar transaction), the Fair Market Value of such Excess Shares on the date of such Proposed Transfer (the applicable price, the "Proposed Transfer Price") and (y) the price received by the Trustee from the sale by the Trustee of such Excess Shares.

          (iii)  In the event that (A) the Restricted Person with respect to any Excess Shares sold by the Trustee of a Trust pursuant to Section 7.7(c)(i) was a Disqualified Person at the time of the transfer of such Excess Shares into the Trust and (B) such sale by the Trustee is made to a Person other than the Corporation, such Restricted Person shall receive an amount (net of broker's commissions and other selling expenses, applicable taxes and other costs and expenses of the Trust), subject to further downward adjustment pursuant to Section 7.7(e), equal to the lesser of (x) the Fair Market Value of such Excess Shares on the date of the Status Change of such Restricted Person that resulted in the transfer of such Excess Shares into the Trust (the "Status Change Price") and (y) the price received by the Trustee from the sale by the Trustee of such Excess Shares.

          (iv)  In the event that (A) the Restricted Person with respect to any Excess Shares sold by the Trustee of a Trust pursuant to Section 7.7(c)(i) was a Disqualified Recipient at the time of the transfer of such Excess Shares into the Trust and (B) such sale by the Trustee is made to a Person other than the Corporation, such Restricted Person shall receive an amount (net of broker's commissions and other selling expenses, applicable taxes and other costs and expenses of the

Annex II-8

  Trust), subject to further downward adjustment pursuant to Section 7.7(e), equal to the lesser of (x) the price paid by such Restricted Person for such Excess Shares or, if such Restricted Person did not give value for the Excess Shares in connection with the original issuance of such Excess Shares to such Restricted Person, the Fair Market Value of such Excess Shares on the date of such original issuance (the applicable price, the "Deemed Original Issuance Price") and (y) the price received by the Trustee from the sale by the Trustee of such Excess Shares.

           (v)  In the event that, prior to the discovery by the Corporation or its transfer agent (if any) that any Excess Shares should have been automatically transferred into a Trust pursuant to Section 7.6(a), any such Excess Shares are sold by the Restricted Person, then (A) such Excess Shares shall be deemed to have been sold by such Restricted Person on behalf of the Trust and (B) to the extent that such Restricted Person received consideration for the sale of such Excess Shares that exceeds the amount that such Restricted Person would have been entitled to receive pursuant to this Section 7.7(c) if such Excess Shares had been sold by the Trustee of such Trust on the date of the sale of such Excess Shares by such Restricted Person, such excess amount shall be paid to the Trustee, upon the demand of the Trustee, for distribution to the Charitable Beneficiary of such Trust.

        (d)   Corporation's Right to Purchase Shares Transferred into a Trust.    The Trustee of a Trust shall be deemed to have offered all Excess Shares that have been transferred into such Trust for sale to the Corporation at a price for such Excess Shares equal to the lesser of (i) the Fair Market Value of such Excess Shares on the date that the Corporation accepts such offer and (ii) the Proposed Transfer Price, Status Change Price or Deemed Original Issuance Price, as the case may be, of such Excess Shares. The Corporation shall have the right to accept such offer until the Trustee has sold such Excess Shares pursuant to Section 7.7(c). Upon any such sale of Excess Shares to the Corporation, the Restricted Person with respect to such Excess Shares shall receive the proceeds of such sale (net of broker's commissions and other selling expenses, applicable taxes and other costs and expenses of the Trust), subject to further downward adjustment pursuant to Section 7.7(e).

        (e)   Additional Payment-Related Provisions.

            (i)  In the event of the sale of any Excess Shares by a Trustee of a Trust pursuant to Section 7.7(c) or 7.7(d), such Trustee, in its sole discretion, may reduce the amount payable to the Restricted Person with respect to such Excess Shares pursuant to such Section by the sum of the amounts of the dividends and distributions described in Section 7.7(b)(iv) received by such Restricted Person with respect to such Excess Shares that the Restricted Person has not paid over to the Trustee.

           (ii)  In the event of the sale of any Excess Shares by a Trustee of a Trust pursuant to Section 7.7(c) or 7.7(d), such Trustee shall promptly pay to the Charitable Beneficiary of the Trust, an amount equal to (A) the remaining proceeds of such sale, net of (1) broker's commissions and other selling expenses, applicable taxes and other costs and expenses of such Trust and (2) the amount paid by the Trustee to the Restricted Person with respect to such Excess Shares pursuant to this Section 7.7 and (B) the amount of any dividends or other distributions (upon liquidation or otherwise) with respect to such Excess Shares held by the Trust, net of taxes and other costs and expenses of such Trust.

        (f)    Termination of Charitable Beneficiary's Interest.    Upon the sale of any Excess Shares by a Trustee of a Trust pursuant to Section 7.7(c) or 7.7(d) and the payment of the related amount (if any) to the Charitable Beneficiary of the Trust pursuant to Section 7.7(e)(ii), such Charitable Beneficiary's interest in such Excess Shares shall terminate.

Annex II-9

        Section 7.8    Redemption of Stock.

        (a)   If the automatic transfer of any Excess Shares into a Trust pursuant to Section 7.6(a) would not be effective, for any reason whatsoever (whether in the determination of the Corporation or otherwise), to prevent the Ownership by Non-U.S. Citizens of shares of Common Stock from exceeding the Maximum Permitted Percentage, then, in lieu of such automatic transfer into such Trust, the Corporation, by action of the Board of Directors, in its sole discretion, shall have the power (but not the obligation) to redeem, unless such redemption is not permitted under the Hawaii Business Corporation Act or other provisions of applicable law, any such Excess Shares.

        (b)   Until such time as any Excess Shares subject to redemption by the Corporation pursuant to this Section 7.8 are so redeemed by the Corporation at its option and beginning on the first Excess Share Date, (i) the Restricted Persons Owning such Excess Shares subject to redemption shall (so long as such Excess Shares exist) not be entitled to any voting rights with respect to such Excess Shares and (ii) the Corporation shall (so long as such Excess Shares exist) pay into an escrow account dividends and any other distributions (upon liquidation or otherwise) in respect of such Excess Shares. Full voting rights shall be restored to any shares of Common Stock that were previously deemed to be Excess Shares, and any dividends or other distributions (upon liquidation or otherwise) with respect thereto that have been previously paid into an escrow account shall be due and paid solely to the holders of record of such shares, promptly after such time as, and to the extent that, the Board of Directors determines that such shares have ceased to be Excess Shares (including as a result of the sale of such shares to a U.S. Citizen prior to the issuance of a Redemption Notice pursuant to Section 7.8(c)(iii)); provided that such shares have not been already redeemed by the Corporation at its option pursuant to this Section 7.8.

        (c)   The terms and conditions of redemptions by the Corporation of Excess Shares under this Section 7.8 shall be as follows:

            (i)  the redemption price (the "Redemption Price") to be paid for any Excess Shares shall be an amount equal to (A) the lesser of (x) the Fair Market Value of such Excess Shares as of the Redemption Date and (y)(1) in the case of a Proposed Transfer, the Proposed Transfer Price of such Excess Shares, (2) in the case of a Status Change, the Status Change Price of such Excess Shares or (3) in the case of a Deemed Original Issuance, the Deemed Original Issuance Price of such Excess Shares, minus (B) any dividends and distributions which were received by such Restricted Person with respect to such Excess Shares prior to and including the Redemption Date instead of being paid into an escrow account in accordance with Section 7.8(b)(ii);

           (ii)  the Redemption Price shall be paid either in cash (by bank or cashier's check) or by the issuance of Redemption Notes, as determined by the Board of Directors in its sole discretion;

          (iii)  written notice of the date of redemption (the "Redemption Date") together with a letter of transmittal to accompany certificates, if any, evidencing shares of Common Stock that are to be surrendered for redemption shall be provided by first class mail, postage prepaid, mailed not less than ten (10) days prior to the Redemption Date to each Restricted Person, at such person's last known address as the same appears on the share register of the Corporation (unless such notice is waived in writing by any such person) (the "Redemption Notice");

          (iv)  the Redemption Date (for purposes of determining right, title and interest in and to shares of Common Stock being selected for redemption) shall be the later of (A) the date specified in the Redemption Notice given to a Restricted Person (which date shall not be earlier than the date such notice is given) and (B) the date on which the funds or Redemption Notes necessary to effect the redemption have been irrevocably deposited in trust or set aside for the benefit of such Restricted Person;

Annex II-10

           (v)  each Redemption Notice shall specify (A) the Redemption Date (as determined pursuant to Section 7.8(c)(iv)), (B) the number of Excess Shares to be redeemed from such Restricted Person (and, to the extent such Excess Shares are certificated, the certificate number(s) evidencing such Excess Shares), (C) the Redemption Price and the manner of payment thereof, (D) the place where or the Person to whom certificates (if such Excess Shares are certificated) for such shares are to be surrendered for cancellation against the simultaneous payment of the Redemption Price, (E) any instructions as to the endorsement or assignment for transfer of such certificates, if any, and the completion of the accompanying letter of transmittal and (F) the fact that all right, title and interest in respect of such Excess Shares so selected for redemption (including, without limitation, voting, dividend and distribution rights) shall cease and terminate on the Redemption Date, except for the right to receive the Redemption Price, without interest;

          (vi)  from and after the Redemption Date, all right, title and interest in respect of the Excess Shares selected for redemption (including, without limitation, any voting rights or rights to receive dividends or other distributions (upon liquidation or otherwise)) shall cease and terminate, such Excess Shares shall constitute authorized but unissued shares and the Restricted Person who Owns such Excess Shares shall thereafter be entitled only to receive the Redemption Price, without interest;

         (vii)  upon surrender of the certificates, if any, for the Excess Shares so redeemed in accordance with the requirements of the Redemption Notice and accompanying letter of transmittal (and otherwise in proper form as specified in the Redemption Notice), the Restricted Person who Owned such Excess Shares shall be entitled to payment of the Redemption Price. In the event that fewer than all the Excess Shares represented by such certificate are redeemed, a new certificate (or certificates) shall be issued representing the shares of Common Stock not redeemed without cost to the Restricted Person who Owned such shares;

        (viii)  on the Redemption Date, to the extent that dividends or other distributions (upon liquidation or otherwise) with respect to the Excess Shares subject to redemption were paid into an escrow account in accordance with Section 7.8(b), then the escrow agent for such escrow account shall promptly pay to a Charitable Organization designated by the Corporation, an amount equal to the amount of such dividends or other distributions, net of any taxes and other costs and expenses of such escrow agent; and

          (ix)  such other terms and conditions as the Board of Directors may determine.

        Section 7.9    Severability.    Each provision of this Article VII is intended to be severable from every other provision of this Article VII. If any one or more of the provisions contained in this Article VII is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of any other provision of this Article VII shall not be affected, and this Article VII shall be construed as if the provision held to be invalid, illegal or unenforceable had never been contained therein.

        Section 7.10    NYSE Transactions.    Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation system for so long as shares of Common Stock are listed on the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation system if the listing conditions of such securities exchange or automated inter-dealer quotation system applicable to shares of Common Stock prohibit such preclusion. The fact that the settlement of any transaction occurs shall not negate the effect of any provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

Annex II-11

 ARTICLE VIII

AMENDMENT OF BYLAWS

        Section 8.1    Amendment of Bylaws by Board of Directors.    The Board of Directors may amend or repeal the Bylaws of the Corporation unless the shareholders in amending or repealing a particular bylaw provide expressly that the Board of Directors may not amend or repeal that bylaw.

        Section 8.2    Amendment of Bylaws by Shareholders.    The shareholders may amend or repeal the Bylaws of the Corporation even though the Bylaws of the Corporation may also be amended or repealed by the Board of Directors. Any amendment or repeal of the Bylaws of the Corporation by the shareholders shall require the affirmative vote of the holders of a majority of the shares of the Corporation outstanding and entitled to vote.

Annex II-12

Annex III
FORM OF AMENDED AND RESTATED BYLAWS
OF
ALEXANDER & BALDWIN HOLDINGS, INC.
[amended and restated effective as of [            ], 2012]

ARTICLE I

PRINCIPAL OFFICE; AGENT; SEAL

        Section 1.1    Principal and Other Offices.    The principal office of the Corporation shall be in Honolulu, Hawaii and other offices of the Corporation may be located in such places within Hawaii or elsewhere as the Board of Directors may designate or as the business of the Corporation may require.

        Section 1.2    Registered Agent.    The Corporation shall continuously maintain in the State of Hawaii a registered agent as required by law.

        Section 1.3    Seal.    The Corporation shall have a corporate seal (and one or more duplicates thereof) of such form and device as the Board of Directors shall determine.

ARTICLE II

SHAREHOLDERS

        Section 2.1    Annual Meeting of Shareholders.    The Corporation shall hold an annual meeting of shareholders for the purpose of electing directors and transacting such other business as may come before the meeting at a time as shall be fixed by the Board of Directors or the President. The failure to hold an annual meeting at the time fixed in accordance with these bylaws shall not affect the validity of any corporate action.

        Section 2.2    Special Meeting of Shareholders.

        2.2.1  A special meeting of shareholders shall be held upon the call of the Chairman of the Board, if appointed, the President or a majority of the directors then in office.

        2.2.2  Subject to the provisions of this Section 2.2.2 and all other applicable sections of these bylaws, a special meeting of the shareholders shall be called by the Secretary upon written request (a "Special Meeting Request") of one or more record holders of shares of stock of the Corporation representing not less than 10% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting (the "Requisite Percentage"). The Board of Directors shall determine in good faith whether all requirements set forth in this Section 2.2.2 have been satisfied and such determination shall be binding on the Corporation and its shareholders.

          (a)   A Special Meeting Request must be delivered by hand or by registered U.S. mail, postage prepaid, return receipt requested, or courier service, postage prepaid, to the attention of the Secretary at the principal executive offices of the Corporation. A Special Meeting Request shall be valid only if it is signed and dated by each shareholder of record submitting the Special Meeting Request and the beneficial owners, if any, on whose behalf the Special Meeting Request is being made, or such shareholder's or beneficial owner's duly authorized agent (each, a "Requesting Shareholder"), and includes (i) in the case of any director nominations proposed to be presented at the special meeting, the information required by Section 3.3.4; (ii) in the case of any matter (other than a director nomination) proposed to be conducted at the special meeting, the information required by Section 2.14.4; (iii) an agreement by the Requesting Shareholders to notify the Corporation promptly in the event of any disposition prior to the record date for the special

Annex III-1

  meeting of shares of the Corporation owned of record and an acknowledgement that any such disposition shall be deemed to be a revocation of such Special Meeting Request with respect to such disposed shares; and (iv) documentary evidence that the Requesting Shareholders own the Requisite Percentage as of the date on which the Special Meeting Request is delivered to the Secretary; provided, however, that if the Requesting Shareholders are not the beneficial owners of the shares representing the Requisite Percentage, then to be valid, the Special Meeting Request must also include documentary evidence (or, if not simultaneously provided with the Special Meeting Request, such documentary evidence must be delivered to the Secretary within ten (10) days after the date on which the Special Meeting Request is delivered to the Secretary) that the beneficial owners on whose behalf the Special Meeting Request is made beneficially own the Requisite Percentage as of the date on which such Special Meeting Request is delivered to the Secretary. In addition, the Requesting Shareholders and the beneficial owners, if any, on whose behalf the Special Meeting Request is being made shall (x) further update and supplement the information provided in the Special Meeting Request, if necessary, so that the information provided or required to be provided therein shall be true and correct as of the record date for the special meeting, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting and (y) promptly provide any other information reasonably requested by the Corporation.

          (b)   A Special Meeting Request shall not be valid, and a special meeting requested by shareholders shall not be held, if (i) the Special Meeting Request does not comply with this Section 2.2.2; (ii) the Special Meeting Request relates to an item of business that is not a proper subject for shareholder action under applicable law; (iii) the Special Meeting Request is delivered during the period commencing one hundred twenty (120) days prior to the first anniversary of the date of the immediately preceding annual meeting of shareholders and ending on the earlier of (x) the date of the next annual meeting and (y) thirty (30) days after the first anniversary of the date of the previous annual meeting; (iv) an identical or substantially similar item (as determined in good faith by the Board of Directors, a "Similar Item"), other than the election of directors, was presented at an annual or special meeting of shareholders held not more than twelve (12) months before the Special Meeting Request is delivered; (v) a Similar Item was presented at an annual or special meeting of shareholders held not more than one hundred twenty (120) days before the Special Meeting Request is delivered (and, for purposes of this clause (v), the election of directors shall be deemed to be a "Similar Item" with respect to all items of business involving the election or removal of directors, changing the size of the Board of Directors and the filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors); (vi) a Similar Item is included in the Corporation's notice of meeting as an item of business to be brought before an annual or special meeting of shareholders that has been called but not yet held or that is called for a date within one hundred twenty (120) days of the receipt by the Secretary of a Special Meeting Request; or (vii) the Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or other applicable law.

          (c)   Special meetings of shareholders called pursuant to this Section 2.2.2 shall be held on such date, and at such time as the Board of Directors shall fix; provided, however, that the special meeting shall not be held more than 120 days after receipt by the Secretary of a valid Special Meeting Request.

          (d)   The Requesting Shareholders may revoke a Special Meeting Request by written revocation delivered to the Secretary at the principal executive offices of the Corporation at any time prior to the special meeting. If, following such revocation (or deemed revocation pursuant to Section 2.2.2(a)(iii), there are unrevoked requests from Requesting Shareholders holding in the

Annex III-2

  aggregate less than the Requisite Percentage, the Board of Directors, in its discretion, may cancel the special meeting.

          (e)   If none of the Requesting Shareholders appear or send a duly authorized agent to present the business to be presented for consideration specified in the Special Meeting Request, the Corporation need not present such business for a vote at the special meeting, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

          (f)    Business transacted at any special meeting called pursuant to this Section 2.2.2 shall be limited to (i) the purpose(s) stated in the valid Special Meeting Request received from the Requisite Percentage of record holders and (ii) any additional matters that the Board of Directors determines to include in the Corporation's notice of the special meeting.

        Section 2.3    Place of Meeting of Shareholders.    An annual or special shareholders' meeting may be held at such place, in or out of the State of Hawaii, as may be fixed by the Board of Directors. If no place is fixed, the meeting shall be held at the principal office of the Corporation.

        Section 2.4    Meeting of Shareholders Held by Remote Communication.    Notwithstanding Section 2.3 of these bylaws, the Board of Directors, in its sole discretion, is authorized to determine that any annual or special meeting of shareholders shall not be held at any place, but may instead be held solely by means of remote communication; provided that the Corporation shall: (a) implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a shareholder or proxy of a shareholder; (b) implement reasonable measures to provide shareholders and proxies of shareholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the shareholders, including an opportunity to read or hear the proceedings of the meeting concurrently with the proceedings; and (c) maintain a record of voting or action by any shareholder or proxy of a shareholder that votes or takes other action at the meeting by means of remote communication. Subject to guidelines and procedures adopted by the Board of Directors, shareholders and proxies of shareholders not physically present at a meeting of shareholders by means of remote communication may participate in the meeting, and be deemed present in person and vote at the meeting whether the meeting is held at a designated place or solely by means of remote communication.

        Section 2.5    Notice of Shareholders' Meeting.    The Corporation shall notify shareholders of the date, time, and place, if any, of each annual and special shareholders' meeting no fewer than ten (10) nor more than sixty (60) days before the meeting date. Notice of an annual or special meeting shall include a description of the purpose or purposes for which the meeting is called. If a meeting is held solely by means of remote communication, the notice shall also inform shareholders of the means of remote communication by which shareholders may be deemed to be present in person and allowed to vote.

        Section 2.6    Quorum and Voting.    Except as otherwise provided by the articles of incorporation, these bylaws or law, a quorum at all meetings of shareholders shall consist of the holders of record of a majority of the shares outstanding and entitled to vote thereat, present in person or by proxy. If a quorum exists, action on a matter (other than election of directors) is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless the articles of incorporation or the Hawaii Business Corporation Act require a greater number of affirmative votes.

        Section 2.7    Record Date.    The Board of Directors may fix the record date to determine the shareholders entitled to notice of a shareholders' meeting, to demand a special meeting, to vote, or to take any other action. The record date may be a future date, but may not be more than seventy (70) days before the meeting or action requiring a determination of shareholders. A determination of shareholders entitled to notice of or to vote at a shareholders' meeting is effective for any adjournment of the meeting unless the Board of Directors fixes a new record date, which it must do if the meeting is

Annex III-3

adjourned to a date more than one hundred twenty (120) days after the date fixed for the original meeting.

        Section 2.8    Shareholders' List for Meeting.    After fixing a record date for a meeting, the Corporation shall prepare an alphabetical list of the names of all its shareholders who are entitled to notice of the shareholders' meeting showing the address of and number of shares held by each shareholder. The list shall be available for inspection by any shareholder, beginning two (2) business days after notice of the meeting for which the list was prepared is given and continuing through the meeting, at the Corporation's principal office or at a place identified in the meeting notice in the city where the meeting will be held. A shareholder, the shareholder's agent, or the shareholder's attorney, shall be entitled on written demand to inspect and to copy the list, during regular business hours and at the shareholder's expense, during the period it is available for inspection. The Corporation shall make the shareholders' list available at the meeting, and any shareholder, shareholder's agent, or shareholder's attorney, is entitled to inspect the list at any time during the meeting or any adjournment. Refusal or failure to prepare or make available the shareholders' list does not affect the validity of action taken at the meeting.

        Section 2.9    Voting of Shares.    Each outstanding share is entitled to one vote on each matter voted on at a shareholders' meeting. Only shares are entitled to vote.

        Section 2.10    Proxies.    A shareholder may vote the shareholder's shares in person or by proxy. A shareholder may appoint a proxy to vote or otherwise act for the shareholder by signing an appointment form. The appointment form shall be signed by either the shareholder personally or by the shareholder's attorney-in-fact. An appointment is valid for eleven (11) months unless a longer period is expressly provided in the appointment form. An appointment of a proxy is revocable by the shareholder unless the appointment form conspicuously states that it is irrevocable and the appointment is coupled with an interest. Appointments coupled with an interest include, but are not limited to, the appointment of (a) a pledgee, (b) a person who purchased or agreed to purchase the shares, and (c) a creditor of the Corporation who extended it credit under terms requiring the appointment. An appointment made irrevocable is revoked when the interest with which it is coupled is extinguished.

        Section 2.11    Acceptance of Votes.    If the name signed on a vote, consent, waiver, or proxy appointment corresponds to the name of a shareholder, the Corporation, acting in good faith, is entitled to accept the vote, consent, waiver, or proxy appointment and to give it effect as the act of the shareholder. Subject to any express limitation on a proxy's authority appearing on the face of the appointment form, the Corporation is entitled to accept the proxy's vote or other action as that of the shareholder making the appointment. The Corporation is entitled to reject a vote, consent, waiver, or proxy appointment if the Secretary or other officer or agent authorized to tabulate votes, acting in good faith, has reasonable basis to doubt the validity of the signature on the vote, consent, waiver, or proxy appointment or the signatory's authority to sign for the shareholder. The Corporation and its officer or agent who accepts or rejects a vote, consent, waiver, or proxy appointment in good faith and in accordance with the standards of this Section 2.11 are not liable in damages to the shareholder for the consequences of the acceptance or rejection. Corporate action based on the acceptance or rejection of a vote, consent, waiver, or proxy appointment under this Section 2.11 is valid unless a court of competent jurisdiction determines otherwise.

        Section 2.12    Election of Directors.    Directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. There shall be no cumulative voting in the election of directors.

        Section 2.13    Conduct of Meetings.    The Board of Directors may adopt by resolution such rules and regulations for the conduct of any meeting of shareholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the

Annex III-4

chairman of any meeting of shareholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (c) rules and procedures for maintaining order at the meeting and the safety of those present; (d) limitations on attendance at or participation in the meeting to shareholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (e) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (f) limitations on the time allotted to questions or comments by participants.

        Section 2.14    Nature of Business at Meetings of Shareholders.

        2.14.1  Only such business (other than nominations for election to the Board of Directors, which must comply with the provisions of Section 3.3) may be transacted at an annual meeting of shareholders as is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof), or (c) otherwise properly brought before the annual meeting by any shareholder of the Corporation (i) who is a shareholder of record on the date of the giving of the notice provided for in this Section 2.14 and on the record date for the determination of shareholders entitled to notice of and to vote at such annual meeting and (ii) who complies with the notice procedures set forth in this Section 2.14.

        2.14.2  In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

        2.14.3  To be timely, a shareholder's notice to the Secretary must be delivered to or be mailed and received at the principal executive offices of the Corporation not less than one hundred twenty (120) days nor more than one hundred fifty (150) days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within twenty-five (25) days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an annual meeting, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a shareholder's notice as described above.

        2.14.4  To be in proper written form, a shareholder's notice to the Secretary must set forth the following information: (a) as to each matter such shareholder proposes to bring before the annual meeting, a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (b) as to the shareholder giving notice and the beneficial owner, if any, on whose behalf the proposal is being made, (i) the name and address of such person, (ii) (A) the class or series and number of all shares of stock of the Corporation which are owned beneficially or of record by such person and any affiliates or associates of such person, (B) the name of each nominee holder of shares of all stock of the Corporation owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares of stock of the Corporation held by each such nominee holder, (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other

Annex III-5

transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to stock of the Corporation and (D) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the Corporation) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to stock of the Corporation, (iii) a description of all agreements, arrangements, or understandings (whether written or oral) between or among such person, or any affiliates or associates of such person, and any other person or persons (including their names) in connection with the proposal of such business and any material interest of such person or any affiliates or associates of such person, in such business, including any anticipated benefit therefrom to such person, or any affiliates or associates of such person, (iv) a representation that the shareholder giving notice intends to appear in person or by proxy at the annual meeting to bring such business before the meeting, and (v) any other information relating to such person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies by such person with respect to the proposed business to be brought by such person before the annual meeting pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

        2.14.5  A shareholder providing notice of business proposed to be brought before an annual meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.14 shall be true and correct as of the record date for determining the shareholders entitled to receive notice of the annual meeting and such update and supplement shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for determining the shareholders entitled to receive notice of the annual meeting.

        2.14.6  No business shall be conducted at the annual meeting of shareholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.14; provided, however, that, once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.14 shall be deemed to preclude discussion by any shareholder of any such business. If the chairman of an annual meeting determines that business was not properly brought before the annual meeting in accordance with the foregoing procedures, the chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

        2.14.7  Nothing contained in this Section 2.14 shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act (or any successor provision of law).

        Section 2.15    Action Without Meeting.    Action required or permitted to be taken at a shareholders' meeting may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action. The action shall be evidenced by one or more written consents describing the action taken, signed before or after the intended effective date of the action by all the shareholders entitled to vote on the action, and delivered to the Corporation for inclusion in the minutes or filing with the corporate records, and such consent shall have the effect of a meeting vote and may be described as such in any document. Any copy, facsimile, or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used; provided that the copy, facsimile, or other reproduction shall be a complete reproduction of the entire original writing.

Annex III-6

        Section 2.16    Adjournment.    Any meeting of shareholders, whether annual or special, and whether a quorum be present or not, may be adjourned from time to time by the chairman thereof, with the consent of the holders of a majority of all of the shares of stock present or represented at such meeting, and entitled to vote thereat. If an annual or special shareholders' meeting is adjourned to a different date, time, or place, notice need not be given of the new date, time, or place if the new date, time, or place is announced at the meeting before adjournment. In addition, if the annual or special shareholders' meeting was held solely by means of remote communication, and the adjourned meeting will be held by a means of remote communication by which shareholders may be deemed to be present in person and vote, notice need not be given of the new means of remote communication if the new means of remote communication is announced at the meeting before adjournment. If a new record date for an adjourned meeting is or must be fixed under Section 2.7, notice of the adjourned meeting shall be given to shareholders who are entitled to notice of the new record date.

ARTICLE III

BOARD OF DIRECTORS

        Section 3.1    Duties of the Board of Directors.    All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation managed under the direction of, its Board of Directors, subject to any limitation set forth in an agreement approved or signed by all shareholders and otherwise authorized under the Hawaii Business Corporation Act.

        Section 3.2    Number, Election, Terms and Qualifications of Directors.

        3.2.1  The Board of Directors shall consist of not less than five (5) individuals, the exact number to be determined from time to time by the Board of Directors. Directors shall hold office until the next annual shareholders' meeting following their election and until their respective successors are elected and qualified.

        3.2.2  No person shall be elected as a director at any annual meeting or special meeting who has achieved the age of seventy-two (72) years prior to such annual or special meeting.

        3.2.3  Not more than a minority of the directors comprising the minimum number of members of the Board of Directors necessary to constitute a quorum of the Board of Directors (or such other portion thereof as the Board of Directors may determine to be necessary under U.S. Maritime Law (as defined in the articles of incorporation) in order for the Corporation to continue as a U.S. Maritime Corporation (as defined in the articles of incorporation)) shall be Non-U.S. Citizens (as defined in the articles of incorporation), such minority being equal to the greatest whole number that is less than half of the minimum number of directors necessary to constitute a quorum of the Board of Directors.

        Section 3.3    Nomination of Directors.

        3.3.1  Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board of Directors may be made at any annual meeting of shareholders, or at any special meeting of shareholders called for the purpose of electing directors, (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (b) by any shareholder of the Corporation (i) who is a shareholder of record on the date of the giving of the notice provided for in this Section 3.3 and on the record date for the determination of shareholders entitled to notice of and to vote at such annual meeting or special meeting and (ii) who complies with the notice procedures set forth in this Section 3.3.

        3.3.2  In addition to any other applicable requirements, for a nomination to be made by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

Annex III-7

        3.3.3  To be timely, a shareholder's notice to the Secretary must be delivered to or be mailed and received at the principal executive offices of the Corporation (a) in the case of an annual meeting, not less than one hundred twenty (120) days nor more than one hundred fifty (150) days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within twenty-five (25) days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs and (b) in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an annual meeting or a special meeting called for the purpose of electing directors, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a shareholder's notice as described above.

        3.3.4  To be in proper written form, a shareholder's notice to the Secretary must set forth the following information: (a) as to each person whom the shareholder proposes to nominate for election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) (A) the class or series and number of all shares of stock of the Corporation which are owned beneficially or of record by such person and any affiliates or associates of such person, (B) the name of each nominee holder of shares of all stock of the Corporation owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares of stock of the Corporation held by each such nominee holder, (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to stock of the Corporation and (D) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the Corporation) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to stock of the Corporation and (iv) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (b) as to the shareholder giving the notice, and the beneficial owner, if any, on whose behalf the nomination is being made, (i) the name and record address of the shareholder giving the notice and the name and principal place of business of such beneficial owner; (ii) (A) the class or series and number of all shares of stock of the Corporation which are owned beneficially or of record by such person and any affiliates or associates of such person, (B) the name of each nominee holder of shares of the Corporation owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of shares of stock of the Corporation held by each such nominee holder, (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to stock of the Corporation and (D) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the Corporation) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates

Annex III-8

of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to stock of the Corporation; (iii) a description of all agreements, arrangements, or understandings (whether written or oral) between such person, or any affiliates or associates of such person, and any proposed nominee or any other person or persons (including their names) pursuant to which the nomination(s) are being made by such person, and any material interest of such person, or any affiliates or associates of such person, in such nomination, including any anticipated benefit therefrom to such person, or any affiliates or associates of such person; (iv) a representation that the shareholder giving notice intends to appear in person or by proxy at the annual meeting or special meeting to nominate the persons named in its notice; and (v) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

        3.3.5  A shareholder providing notice of any nomination proposed to be made at an annual meeting or special meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 3.3 shall be true and correct as of the record date for determining the shareholders entitled to receive notice of the annual meeting or special meeting, and such update and supplement shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for determining the shareholders entitled to receive notice of such annual meeting or special meeting.

        3.3.6  No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 3.3. If the chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

        Section 3.4    Resignation of Directors.    A director may resign at any time by delivering notice given in writing or by electronic transmission to the Chairman of the Board, if appointed, or the President. A resignation is effective when the notice is delivered unless the notice specifies a later effective date.

        Section 3.5    Removal of Directors.    The shareholders may remove one or more directors with or without cause. A director may be removed by shareholders only at a meeting called for the purpose of removing the director and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director.

        Section 3.6    Vacancy on Board.    If a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of directors, the vacancy may be filled by: (a) the shareholders; (b) the Board of Directors; or (c) the affirmative vote of a majority of all the directors remaining in office if the directors remaining in office constitute fewer than a quorum of the Board of Directors. A vacancy that will occur at a specific later date may be filled before the vacancy occurs but the new director may not take office until the vacancy occurs.

        Section 3.7    Meetings of the Board of Directors.    A regular meeting of the Board of Directors shall be held without notice other than this bylaw for the purpose of appointing officers and transacting such other business as may come before the meeting immediately after, and at the same place as, the annual meeting of the shareholders. The Board of Directors may hold other regular meetings or special meetings in or out of the State of Hawaii. The Board of Directors may permit any or all directors to participate in a regular or special meeting by, or conduct the meeting through the use of, any means of communication by which all directors participating may simultaneously hear each other during the

Annex III-9

meeting. A director participating in a meeting by this means is deemed to be present in person at the meeting.

        Section 3.8    Notice of Meeting.    Regular meetings of the Board of Directors may be held without notice of the date, time, place, or purpose of the meeting. Special meetings of the Board of Directors must be preceded by at least twenty-four hours' notice of the date, time, and place of the meeting. The notice need not describe the purpose of the special meeting. A director may waive any required notice before or after the date and time stated in the notice. The waiver shall be in writing, signed by the director entitled to the notice or by electronic transmission by the director entitled to notice, and filed with the minutes or corporate records; except that a director's attendance at or participation in a meeting waives any required notice to the director of the meeting unless the director at the beginning of the meeting (or promptly upon the director's arrival) objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

        Section 3.9    Action Without Meeting.    Action required or permitted to be taken at a Board of Directors' meeting may be taken without a meeting if the action is taken by all members of the Board of Directors. The action shall be evidenced by one or more consents describing the action taken, given either in writing and signed before or after the intended effective date of the action by each director, or by electronic transmission, and included in the minutes or filed with the corporate records reflecting the action taken. In the case of a consent by electronic transmission, the electronic transmission shall set forth or be submitted with information from which it may be determined that the electronic transmission was authorized by the director who sent the electronic transmission. A consent signed or given by electronic transmission under this Section 3.9 has the effect of a meeting vote and may be described as such in any document.

        Section 3.10    Quorum and Voting.    A quorum of the Board of Directors consists of a majority of the number of directors prescribed, or, if no number is prescribed, the number in office immediately before the meeting begins. If a quorum is present when a vote is taken, the affirmative vote of a majority of directors present is the act of the Board of Directors. A director who is present at a meeting of the Board of Directors or a committee of the Board of Directors when corporate action is taken is deemed to have assented to the action taken unless: (a) the director objects at the beginning of the meeting (or promptly upon the director's arrival) to holding it or transacting business at the meeting, (b) the director's dissent or abstention from the action taken is entered in the minutes of the meeting, or (c) the director delivers written notice of the director's dissent or abstention to the presiding officer of the meeting before its adjournment or to the Corporation immediately after adjournment of the meeting. The right of dissent or abstention is not available to a director who votes in favor of the action taken.

        Section 3.11    Expenses and Fees.    By resolution of the Board of Directors, such compensation, fees and expenses as the Board of Directors may from time to time determine shall be allowed and paid to directors for services on the board of any committee created by the Board of Directors, provided that nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

        Section 3.12    Committees.

        3.12.1  The Board of Directors may create one or more committees and appoint members of the Board of Directors to serve on them. Each committee must have two or more members, who serve at the pleasure of the Board of Directors. The creation of a committee and appointment of members to it must be approved by the greater of: (a) a majority of all the directors in office when the action is taken, or (b) the number of directors required to take action under Section 3.10 of these bylaws. Section 3.7 to Section 3.10 of these bylaws which govern meetings, action without meetings, notice and waiver of notice, and quorum and voting requirements of the Board of Directors, apply to committees and their members as well. Notwithstanding the foregoing, not more than a minority of the directors

Annex III-10

comprising the minimum number of members of any committee of the Board of Directors necessary to constitute a quorum of any such committee (or such other portion thereof as the Board of Directors may determine to be necessary under U.S. Maritime Law (as defined in the articles of incorporation) in order for the Corporation to continue as a U.S. Maritime Corporation (as defined in the articles of incorporation)) shall be Non-U.S. Citizens (as defined in the articles of incorporation), such minority being equal to the greatest whole number that is less than half of the minimum number of directors necessary to constitute a quorum of such committee.

        3.12.2  To the extent specified by the Board of Directors, each committee may exercise the authority of the Board of Directors, subject to the limitation set forth in Section 414-216(e) of the Hawaii Business Corporation Act.

        Section 3.13    Directors' Conflicting Interest Transactions.    A director's conflicting interest transaction may not be enjoined, set aside, or give rise to an award of damages or other sanctions, in a proceeding by a shareholder or by or in the right of the Corporation, because the director, or any person with whom or which the director has a personal, economic, or other association, has an interest in the transaction, if: (a) directors' action respecting the transaction was at any time taken in compliance with law; (b) shareholders' action respecting the transaction was at any time taken in compliance with law; or (c) the transaction, judged according to the circumstances at the time of commitment, is established to have been fair to the Corporation.

ARTICLE IV

OFFICERS

        Section 4.1    Required Officers.    The Corporation shall have the officers and assistant officers as shall be appointed from time to time by the Board of Directors or by a duly appointed officer authorized by the Board of Directors to appoint one or more officers or assistant officers. The same individual may simultaneously hold more than one office in the Corporation. One of the officers shall have responsibility for preparation and custody of minutes of the directors' and shareholders' meetings and for authenticating records of the Corporation. Each officer shall have the authority and shall perform the duties prescribed by the Board of Directors or by direction of an officer authorized by the Board of Directors to prescribe the duties of other officers. The officers may include one or more of the following:

        4.1.1    Chairman of the Board.    The Chairman of the Board, if appointed, shall preside at all meetings of the shareholders and the Board of Directors unless otherwise prescribed by the Board of Directors. The Chairman of the Board, if appointed, shall also exercise such powers and perform such other duties as may be assigned by these bylaws or by resolution of the Board of Directors.

        4.1.2    President.    The President (in the absence of the Chairman of the Board, if appointed) shall preside at all meetings of the shareholders and the Board of Directors. Unless the Board of Directors shall decide otherwise, the President shall be the chief executive officer of the Corporation and shall have general charge and supervision of the business of the Corporation. The President shall perform other duties as are incident to the President's office or are required of the President by the Board of Directors.

        4.1.3    Vice Presidents.    In the absence of the Chairman of the Board, if appointed, and the President, the vice president or vice presidents shall, in order designated by the President or the Board of Directors, perform all of the duties of the President. When so acting a vice president shall have all the powers of and be subject to all the restrictions upon the President. The vice president or vice presidents shall have powers and perform other duties as may be prescribed by the President, the Board of Directors or these bylaws.

Annex III-11

        4.1.4    Secretary.    The Secretary shall keep the minutes of all meetings of shareholders, the Board of Directors and committees of the Board of Directors (if any). The Secretary shall give notice in conformity with these bylaws of all meetings of the shareholders and the Board of Directors. In the absence of the President and any vice president, the Secretary shall have the power to call meetings of the shareholders, the Board of Directors and committees of the Board of Directors. The Secretary shall also perform all other duties assigned to the Secretary by the President or the Board of Directors. The assistant secretary or assistant secretaries shall, in the order prescribed by the Board of Directors or the President, perform all the duties and exercise all the powers of the Secretary during the Secretary's absence or disability or whenever the office is vacant. An assistant secretary shall perform all the duties assigned to the assistant secretary or assistant secretaries by the President or the Board of Directors.

        4.1.5    Treasurer.    The Treasurer shall be the chief financial and accounting officer of the Corporation. The Treasurer shall exercise general supervision over the receipt, custody and disbursement of corporate funds and the keeping of corporate financial records. The Treasurer shall perform all other duties assigned to the Treasurer by the President or the Board of Directors. The assistant treasurer or assistant treasurers, shall, in the order prescribed by the Board of Directors or the President, perform all the duties and exercise all the powers of the Treasurer during the Treasurer's absence or disability or whenever the office is vacant. An assistant treasurer shall perform all the duties assigned to the assistant treasurer or assistant treasurers by the President or the Board of Directors.

        Section 4.2    Assistant Secretary and Assistant Treasurer.    The Assistant Secretary or assistant secretaries and the Assistant Treasurer or assistant treasurers, if appointed, shall, in such order as the Board of Directors may determine, perform all of the duties and exercise all of the powers of the Secretary and Treasurer, respectively, during the absence or disability of, and in the event of a vacancy in the office of, the Secretary or Treasurer, respectively, and shall perform all of the duties assigned to him or them by the President, the Secretary in the case of assistant secretaries, the Treasurer in the case of the assistant treasurers, or the Board of Directors.

        Section 4.3    Controller.    The Controller shall have custody of and supervise and control the keeping of the accounts and books of the Corporation, and shall develop records and procedures for control of costs; maintain proper tax records and supervise the preparation of tax returns, develop procedures for internal auditing and maintain proper relationships with the external auditors designated by the shareholders; administer programs relating to capital expenditure and operating budgets, prepare the financial statements of the Company, and perform such other duties as the President may from time to time determine.

        Section 4.4    Resignation of Officers.    An officer may resign at any time by delivering notice to the Corporation. A resignation is effective when the notice is delivered unless the notice specifies a later effective date. If a resignation is made effective at a later date and the Corporation accepts the future effective date, the Board of Directors may fill the pending vacancy before the effective date if the Board of Directors provides that the successor does not take office until the effective date.

        Section 4.5    Removal of Officers.    Any officer may be removed by the Board of Directors whenever, in its judgment, the best interests of the Corporation will be served thereby, but the removal shall be without prejudice to the contract rights, if any, of the person so removed.

        Section 4.6    Citizenship Requirements.    The Chairman of the Board, if appointed, and the Chief Executive Officer of the Corporation, by whatever title, shall each be a U.S. Citizen (as defined in the articles of incorporation).

Annex III-12

 ARTICLE V

VOTING OF STOCK BY THE CORPORATION

        Section 5.1    In all cases where the Corporation owns, holds, or represents under power of attorney or by proxy or in any other representative capacity shares of capital stock of any corporation or shares or interests in business trusts, co-partnerships, or other associations, such shares or interest shall be represented or voted in person or by proxy by the Chairman of the Board (if also Chief Executive Officer) or in the absence of the Chairman of the Board (or if such person is not also Chief Executive Officer) by the President, or in his absence by the Vice President, or if there be more than one vice president present, then by such vice president as the Board of Directors shall have designated as Executive Vice President, or failing any such designation, by any vice president, or in the absence of any vice president, by the Treasurer, or in his absence, by the Secretary; provided, however, that any person specifically appointed by the Board of Directors for the purpose shall have the right and authority to represent and vote such shares or interests with precedence over all of the above-named.

ARTICLE VI

CAPITAL STOCK

        Section 6.1    Form and Content of Certificates.

        6.1.1  The certificates of any class of stock of the Corporation shall be in such form and of such device as the Board of Directors may, from time to time, determine, including uncertificated shares. The rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificated shares of the same class and series shall be identical. Every share certificate shall be signed by the Chairman of the Board, if appointed, or the President or a vice president and by the Treasurer or the Secretary or an assistant treasurer or assistant secretary and shall bear the corporate seal, provided, however, that the Board of Directors in its discretion may provide that any certificate which shall be signed by a transfer agent or by a registrar may be sealed with only the facsimile seal of the Corporation and may be signed with only the facsimile signatures of the officers above designated. In case any officer who has signed or whose facsimile signature has been placed upon any certificate shall have ceased to be such officer before such certificate is issued, such certificate may, nevertheless, be issued with the same effect as if such officer had not ceased to be such at the date of its issue. Certificates shall not be issued for nor shall there be registered any transfer of any fraction of a share. In the event that fractional parts of or interests in any share shall result in any manner from any action by the stockholders or directors of the Corporation, the Treasurer may sell the aggregate of such fractional interests under such reasonable terms and conditions as the Treasurer shall determine subject, however, to the control of the Board of Directors, and distribute the proceeds thereof to the person or persons entitled thereto.

        6.1.2  At a minimum any share certificate shall include the legend set forth in Section 7.3 of the articles of incorporation and shall state on its face: (a) the name of the Corporation and that it is organized under the law of the State of Hawaii; (b) the name of the person to whom issued; and (c) the number and class of shares the certificate represents. The Corporation shall send a notice, which shall include the legend set forth in Section 7.3 of the articles of incorporation, to each holder of uncertificated shares.

        Section 6.2    Holder of Record.    The Corporation shall be entitled to treat the person whose name appears on the stock books of the Corporation as the owner of any share, as the absolute owner thereof for all purposes, and shall not be under any obligation to recognize any trust or equity or equitable claim to or interest in such share, whether or not the Corporation shall have actual or other notice thereof.

Annex III-13

        Section 6.3    Transfer of Stock.    Transfer of stock may be made in any manner permitted by law, but no transfer shall be valid (except between the parties thereto) until the transfer shall have been duly recorded in the stock books of the Corporation and a new certificate or evidence of uncertificated shares are issued. No transfer shall be entered in the stock books of the Corporation, nor shall any new certificate be issued until the old certificate, properly endorsed, shall be surrendered and canceled or proper transfer instructions are received from the holder of uncertificated shares.

        Section 6.4    Closing of Transfer Books.    The Board of Directors shall have power for any corporate purpose from time to time to close the stock transfer books of the Corporation for a period not exceeding thirty (30) consecutive business days, provided, however, that in lieu of closing the stock transfer books as aforesaid, the Board of Directors may fix a record date for the payment of any dividend or for the allotment of rights or for the effective date of any change, conversion or exchange of capital stock or in connection with obtaining the consent of stockholders in any matter requiring their consent or for the determination of the stockholders entitled to notice of or to vote at any meeting of stockholders, and in any such case, only such stockholders as shall be stockholders of record on the record date so fixed shall be entitled to the rights, benefits and privileges incident to ownership of the shares of stock for which such record date has been fixed, notwithstanding any transfer of stock on the books of the corporation after such record date.

        Section 6.5    Lost Certificates.    The Board of Directors may adopt rules and regulations respecting replacement of lost, destroyed or mutilated certificates. Subject to those rules or otherwise if no rules are adopted, the Board of Directors may order a new share certificate to be issued in the place of any share certificate alleged to have been lost, destroyed, or mutilated. In every such case, the owner of the lost, destroyed, or mutilated certificate shall be required to file with the Board of Directors sworn evidence showing the facts connected with the loss or destruction. Unless the Board of Directors shall otherwise direct, the owner of the lost or destroyed certificate shall be required to give to the Corporation a bond or undertaking in such sum, in such form, and with such surety or sureties as the Board of Directors may approve, to indemnify the Corporation against any loss, damage or liability that the Corporation may incur by reason of the issuance of a new certificate. Any new certificate issued in the place of any lost, destroyed, or mutilated certificate shall bear the notation "Issued for Lost Certificate No.            ." Nothing in this Section contained shall impair the right of the Board of Directors, in its discretion, to refuse to replace any allegedly lost or destroyed certificate, save upon the order of the court having jurisdiction in the matter.

        Section 6.6    Stock Rights and Options.    The Corporation may create and issue, whether or not in connection with the issuance and sale of any of its shares or other securities, rights or options entitling the holders thereof to purchase from the Corporation shares of any class or classes. Such rights or options shall be evidenced in such manner as the Board shall approve and, subject to the provisions of the articles of incorporation, shall set forth the terms upon which, the time or times within which, and the price or prices at which, such shares may be purchased from the Corporation upon the exercise of any right or option. The documents evidencing such rights or options may include conditions on the exercise of such rights or options, including conditions that preclude the holder or holders, including any subsequent transferees, of at least a specified percentage of the common stock of the Corporation from exercising such rights or options. No approval by the shareholders of the Corporation shall be required for the issuance of such rights or options to directors, officers or employees of the Corporation or any subsidiary, or to the stockholders.

        Section 6.7    Dividend Record Date.    In order that the Corporation may determine the shareholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the shareholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record

Annex III-14

date is fixed, the record date for determining shareholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

ARTICLE VII

MISCELLANEOUS PROVISIONS

        Section 7.1    Proper Officers.    Except as hereinafter provided, or as required by law, all checks, notes, bonds, acceptances or other financial instruments, deeds, leases, contracts, licenses, endorsements, stock powers, powers of attorney, proxies, waivers, consents, returns, reports, applications, notices, mortgages and other instruments or writings of any nature which require execution on behalf of the Corporation may be signed by any one officer. However, the Board of Directors may authorize any documents, instruments or writings to be signed by any agents or employees of the Corporation or any one of them in such manner as the Board of Directors may determine from time to time.

        Section 7.2    Facsimile Signatures.    The Board of Directors may by resolution provide for the execution of checks, warrants, drafts and other orders for the payment of money by a mechanical device or machine or by the use of facsimile signatures under such terms and conditions as shall be set forth in the resolution.

        Section 7.3    Notice by Electronic Transmission.

        7.3.1  Without limiting the manner by which notice otherwise may be given to shareholders, notice to shareholders given by the Corporation shall be effective if provided by electronic transmission consented to by the shareholder to whom the notice is given. Any consent shall be revocable by the shareholder by written notice to the Corporation. Any consent shall be deemed revoked if: (a) the Corporation is unable to deliver by electronic transmission two (2) consecutive notices given by the Corporation in accordance with such consent; and (b) the inability to deliver becomes known to the Secretary or an assistant secretary of the Corporation, to the transfer agent, or other person responsible for giving notice; provided that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

        7.3.2  Notice given pursuant to Section 7.3.1 of these bylaws shall be deemed given: (a) if by facsimile telecommunication, when directed to a number at which the shareholder has consented to receive notice; (b) if by electronic mail, when directed to an electronic mail address at which the shareholder has consented to receive notice; (c) if by a posting on an electronic network together with separate notice to the shareholder of such specific posting, upon the later of the posting and the giving of such separate notice; and (d) if by any other form of electronic transmission, when directed to the shareholder.

        Section 7.4    Shareholder Registration Book.    The Corporation shall keep a book for registering the names of all shareholders, showing the number of shares of stock held by them, and the time when they became the owners of the shares. The book shall be open at all reasonable times for the inspection of the shareholders. The Secretary of the Corporation or the person having the charge of the book shall give a certified transcript of anything therein contained to any shareholder applying therefore; provided that the shareholder pays a reasonable charge for the preparation of the certified transcript.

ARTICLE VIII

AMENDMENTS OF BYLAWS

        Section 8.1    These bylaws may be amended or repealed in accordance with Article VIII of the articles of incorporation.

Annex III-15

Annex IV
Part XIV of the Hawaii Business Corporation Act

A.    Right to Dissent and Obtain Payment for Shares.

  [§ 414-341.] Definitions.

        As used in this part:

    "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

    "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

    "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 414-342 and who exercises that right when and in the manner required by sections 414-351 to 414-359.

    "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

    "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

    "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

    "Shareholder" means the record shareholder or the beneficial shareholder.

  § 414-342. Right to dissent.

  (a)
  A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

  (1)
  Consummation of a plan of merger to which the corporation is a party:

  (A)
  If shareholder approval is required for the merger by section 414-313 or the articles of incorporation; provided that the shareholder is entitled to vote on the merger; or

  (B)
  If the corporation is a subsidiary that is merged with its parent under section 414-314;

  (2)
  Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

  (3)
  Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

Annex IV-1

    (4)
    An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

    (A)
    Alters or abolishes a preferential right of the shares;

    (B)
    Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

    (C)
    Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

    (D)
    Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

    (E)
    Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 414-74;

    (5)
    Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or

    (6)
    Consummation of a plan of conversion to which the corporation is the converting entity, if the shareholder is entitled to vote on the plan.

  (b)
  A shareholder entitled to dissent and obtain payment for the shareholder's shares under this part may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

  [§ 414-343.] Dissent by nominees and beneficial owners.

  (a)
  A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and the partial dissenter's other shares were registered in the names of different shareholders.

  (b)
  A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

  (1)
  The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

  (2)
  The beneficial shareholder does so with respect to all shares of which the beneficial shareholder is the beneficial shareholder or over which the beneficial shareholder has power to direct the vote.

B.    Procedure for Exercise of Dissenters' Rights.

  [§ 414-351.] Notice of dissenters' rights.

  (a)
  If proposed corporate action creating dissenters' rights under section 414-342 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this part and be accompanied by a copy of this part.

Annex IV-2

  (b)
  If corporate action creating dissenters' rights under section 414-342 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 414-353.

  [§ 414-352.] Notice of intent to demand payment.

  (a)
  If proposed corporate action creating dissenters' rights under section 414-342 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

  (1)
  Must deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

  (2)
  Must not vote the shareholder's shares in favor of the proposed action.

  (b)
  A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder's shares under this part.

  [§ 414-353.] Dissenters' notice.

  (a)
  If proposed corporate action creating dissenters' rights under section 414-342 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 414-352.

  (b)
  The dissenters' notice must be sent no later than ten days after the corporate action was taken, and must:

  (1)
  State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

  (2)
  Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

  (3)
  Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

  (4)
  Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered; and

  (5)
  Be accompanied by a copy of this part.

  [§ 414-354.] Duty to demand payment.

  (a)
  A shareholder sent a dissenters' notice described in section 414-353 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to section 414-353(b)(3), and deposit the shareholder's certificates in accordance with the terms of the notice.

  (b)
  The shareholder who demands payment and deposits the shareholder's share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

Annex IV-3

  (c)
  A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this part.

  [§ 414-355.] Share restrictions.

  (a)
  The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 414-357.

  (b)
  The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

  [§ 414-356.] Payment.

  (a)
  Except as provided in section 414-358, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 414-354 the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

  (b)
  The payment must be accompanied by:

  (1)
  The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

  (2)
  A statement of the corporation's estimate of the fair value of the shares;

  (3)
  An explanation of how the interest was calculated;

  (4)
  A statement of the dissenter's right to demand payment under section 414-359; and

  (5)
  A copy of this part.

  [§ 414-357.] Failure to take action.

  (a)
  If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

  (b)
  If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 414-353 and repeat the payment demand procedure.

  [§ 414-358.] After-acquired shares.

  (a)
  A corporation may elect to withhold payment required by section 414-356 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

  (b)
  To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the

Annex IV-4

    fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under section 414-359.

  [§ 414-359.] Procedure if shareholder dissatisfied with payment or offer.

  (a)
  A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate (less any payment under section 414-356), or reject the corporation's offer under section 414-358 and demand payment of the fair value of the dissenter's shares and interest due, if:

  (1)
  The dissenter believes that the amount paid under section 414-356 or offered under section 414-358 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

  (2)
  The corporation fails to make payment under section 414-356 within sixty days after the date set for demanding payment; or

  (3)
  The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

  (b)
  A dissenter waives the dissenter's right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within thirty days after the corporation made or offered payment for the dissenter's shares.

C.    Judicial Appraisal of Shares.

  § 414-371. Court action.

  (a)
  If a demand for payment under section 414-359 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

  (b)
  The corporation shall commence the proceeding in the circuit court. If the corporation is a foreign corporation, it shall commence the proceeding in the county in this State where the principal office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located or, if the domestic corporation did not have its principal office in this State at the time of the transaction, then in the city and county of Honolulu.

  (c)
  The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

  (d)
  The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

  (e)
  Each dissenter made a party to the proceeding is entitled to judgment:

  (1)
  For the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation; or

Annex IV-5

    (2)
    For the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under section 414-358.

  [§ 414-372.] Court costs and counsel fees.

  (a)
  The court in an appraisal proceeding commenced under section 414-371 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 414-359.

  (b)
  The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

  (1)
  Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 414-351 to 414-359; or

  (2)
  Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this part.

  (c)
  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

Annex IV-6

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

  Indemnification

        The indemnity provisions of Holdings' Charter require Holdings to indemnify its directors and officers to the fullest extent permitted by law. Section 414-242 of the HBCA provides that a corporation may indemnify a director, who is a party to a proceeding because the officer is a director of the corporation, against liability incurred in the proceeding if:

  •
  the individual conducted himself or herself in good faith and the individual reasonably believed (i) in the case of conduct in the individual's official capacity, that the individual's conduct was in the best interests of the corporation, and (ii) in all other cases, that the individual's conduct was at least not opposed to the best interests of the corporation; and

  •
  in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful; or

  •
  the individual engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation.

        To the extent that a director is wholly successful in the defense of any proceeding to which the director was a party in his/her capacity as director of the corporation, the corporation is required by Section 414-243 of the HBCA to indemnify such director for reasonable expenses incurred thereby.

        Under Section 414-244 of the HBCA, a corporation, before final disposition of a proceeding, may advance funds to pay for or reimburse the reasonable expenses incurred by a director, who is a party to a proceeding in his/her capacity as a director of the corporation, if the director delivers certain written affirmations and certain undertakings. Under certain circumstances, under Section 414-245 of the HBCA a director may apply for and obtain indemnification or an advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction.

        Furthermore, under Section 414-246 of the HBCA, indemnification may be made only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because a director has met the applicable standard, with such determination to be made:

  •
  by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding or who do not have a familial, financial, professional or employment relationship with the director whose indemnification is the subject of the decision being made, which relationship would reasonably be expected to influence the director's judgment when voting on the decision being made;

  •
  by special legal counsel; or

  •
  by a majority vote of the shareholders.

        Under Section 414-247 of the HBCA, a corporation may indemnify and advance expenses to an officer, who is a party to a proceeding because the officer is an officer of the corporation:

  •
  to the same extent as a director; and

  •
  if the person is an officer, but not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding, or liability arising out of conduct that constitutes (i) receipt by the officer of a financial benefit to which the officer is not entitled; (ii) an intentional infliction of harm on the corporation or the shareholders; or (iii) an intentional violation of criminal law.

        The above-described provision applies to an officer who is also a director if the basis on which the officer is made a party to the proceeding is an act or omission solely as an officer. Furthermore, an officer of a corporation who is not a director is entitled to mandatory indemnification under Section 414-243 of the HBCA and may apply to a court under Section 414-245 of the HBCA for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance for expenses.

  Limitations on Directors' Liability

        Holdings' Charter limits the liability of Holdings' directors in any action brought by shareholders for monetary damages to the fullest extent permitted by the HBCA, which permits a corporation to eliminate directors' liability in such actions except for:

  •
  the amount of a financial benefit received by a director to which the director is not entitled;

  •
  an intentional infliction of harm on the corporation or the shareholders;

  •
  payment of a dividend or other distribution in violation of Section 414-223 of the HBCA; or

  •
  an intentional violation of criminal law.

Item 21.    Exhibits

        The following exhibits are filed herewith or incorporated by reference.

Exhibit Number		Document
2.1	*	Agreement and Plan of Merger, dated as of February 13, 2012, by and among Alexander & Baldwin, Inc., Alexander & Baldwin Holdings, Inc. and A&B Merger Corporation (included as Annex I to the proxy statement/prospectus that is part of this Registration Statement)
3.1	*	Form of Amended and Restated Articles of Incorporation of Alexander & Baldwin Holdings, Inc. (included as Annex II to the proxy statement/prospectus that is part of this Registration Statement)
3.2	*	Form of Amended and Restated Bylaws of Alexander & Baldwin Holdings, Inc. (included as Annex III to the proxy statement/prospectus that is part of this Registration Statement)
5.1		Form of Opinion of Cades Schutte LLP as to legality of the securities being issued
8.1		Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain U.S. federal income tax matters
23.1	*	Consent of Deloitte & Touche LLP
23.2		Consent of Cades Schutte LLP (included in Exhibit 5.1)
23.3		Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)
99.1		Form of Proxy Card

*
Filed herewith. All other exhibits which are not incorporated by reference are to be filed by amendment.

Item 22.    Undertakings

        The undersigned Registrant hereby undertakes:

          (a)   That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (b)   To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          (c)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (d)   That every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (e)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (f)    To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          (g)   Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Honolulu, State of Hawaii, on February 15, 2012.

ALEXANDER & BALDWIN HOLDINGS, INC.
By:	/s/ STANLEY M. KURIYAMA Stanley M. Kuriyama President and CEO

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons on behalf of the registrant in the capacities on the dates indicated.

Signature	Title	Date

/s/ STANLEY M. KURIYAMA Stanley M. Kuriyama	President, Director and CEO	February 15, 2012
/s/ JOEL M. WINE Joel M. Wine	Senior Vice President, CFO and Treasurer	February 15, 2012
/s/ PAUL K. ITO Paul K. Ito	Vice President, Controller and Assistant Treasurer	February 15, 2012

Index to Exhibits

Exhibit Number		Document
2.1	*	Agreement and Plan of Merger, dated as of February 13, 2012, by and among Alexander & Baldwin, Inc., Alexander & Baldwin Holdings, Inc. and A&B Merger Corporation (included as Annex I to the proxy statement/prospectus that is part of this Registration Statement)
3.1	*	Form of Amended and Restated Articles of Incorporation of Alexander & Baldwin Holdings, Inc. (included as Annex II to the proxy statement/prospectus that is part of this Registration Statement)
3.2	*	Form of Amended and Restated Bylaws of Alexander & Baldwin Holdings, Inc. (included as Annex III to the proxy statement/prospectus that is part of this Registration Statement)
5.1		Form of Opinion of Cades Schutte LLP as to legality of the securities being issued
8.1		Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain U.S. federal income tax matters
23.1	*	Consent of Deloitte & Touche LLP
23.2		Consent of Cades Schutte LLP (included in Exhibit 5.1)
23.3		Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)
99.1		Form of Proxy Card

*
Filed herewith. All other exhibits which are not incorporated by reference are to be filed by amendment.